As filed with the Securities and Exchange Commission on November 4, 2005
                                                     Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                                 MEDIABAY, INC.
             (Exact name of registrant as specified in its charter)

     Florida                         5961                          65-0429858
 (State or other         (Primary Standard Industrial             (IRS employer
 jurisdiction of          Classification Code Number)            identification
incorporation or                                                     number)
  organization)

                                 ---------------

                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07927
                                 (973) 539-9528
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                                 Jeffrey Dittus
                             Chief Executive Officer
                                 MediaBay, Inc.
                         2 Ridgedale Avenue - Suite 300
                         Cedar Knolls, New Jersey 07927
                                 (973) 539-9528

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------
                                    Copy to:
                             Robert J. Mittman, Esq.
                             Brad L. Shiffman, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5000
                            Facsimile: (212) 885-5001

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
                                                              Proposed
                                                               Maximum
Title of each                                Amount           Offering            Proposed            Amount of
Class of Securities                          To be            Price Per       Maximum Aggregate     Registration
to be Registered                         Registered(1)       Security(2)      Offering Price(2)          Fee
--------------------------------------------------------------------------------------------------------------------
Common stock, no par value per share      2,130,682(3)          $1.56           $3,323,864.00        $391.00
--------------------------------------------------------------------------------------------------------------------

(1) Includes 2,130,682 shares of common stock issuable upon conversion of preferred stock and payment of dividends on outstanding preferred stock and exercise of outstanding warrants. All of the shares of common stock being registered hereby are being offered for the accounts of selling shareholders who acquired such preferred stock or warrants to acquire shares in private transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on November 1, 2005.

(3) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered hereunder additional shares of common stock as may be issued to the selling shareholders because of any future stock dividends, stock distributions, stock splits, similar capital readjustments or other anti-dilution adjustments.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION
                             DATED NOVEMBER 4, 2005

                                 MEDIABAY, INC.

                        2,130,682 Shares of Common Stock

      This prospectus  relates to up to 2,130,682  shares of the common stock of
MediaBay,   Inc.,  which  have  been  registered  for  resale  by  some  of  our securityholders pursuant to this prospectus.

      The common stock may be offered from time to time by the selling securityholder through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution." The shares of common stock are issuable upon conversion of preferred stock, payment of dividends on preferred stock and exercise of warrants. MediaBay will not receive any of the proceeds from any sale of common stock by the selling securityholders. MediaBay will receive proceeds from any exercise for cash of warrants made before any sale of any of the shares of common stock being offered under this prospectus that are underlying warrants.

      The common stock was quoted on the Nasdaq National Market under the symbol "MBAY" from November 15, 1999 until October 24, 2005. Beginning October 25, 2005, the common stock began to temporarily trade under the symbol "MBAYD" as a result of a one for six reverse stock split. Beginning on or about November 25, 2005, the common stock will resume trading under the symbol "MBAY". On November 1, 2005, the closing sale price of the common stock as reported by the Nasdaq National Market was $1.52.

      An investment in the common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on Page 2.

      All references thereto to the number of shares outstanding, per share amounts, and stock option, warrant and convertible security data relating to the Company's common shares have been restated to reflect the effect of the stock split effected on October 25, 2005 for all periods presented.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this prospectus is        ,2005.

                               PROSPECTUS SUMMARY

      All references thereto to the number of shares outstanding, per share amounts, and stock option, warrant and convertible security data relating to the Company's common shares have been restated to reflect the effect of the stock split effected on October 25, 2005 for all periods presented.

OUR COMPANY

      MediaBay is a digital media and publishing company specializing in spoken audio entertainment. We have over 75,000 hours of audio content, which we distribute via mail order, our websites, some of the nation's largest retailers, and a la carte, digital downloads and subscription services.

      Today we have two principal content libraries; (1) audiobooks which we sell via digital download and on CD and cassette, through Soundsgood.com, the Audio Book Club and third-party websites; and (2) an archive of the history of American radio which we produce and sell on CD and cassettes through our catalog, a mail order based continuity program, retail outlets, and our on-line download subscription service and third-party websites. We broadcast our radio programs through a syndicated radio show on 200 commercial stations across the United States, as well as its 24-hour Radio Classics channels on Sirius and XM Satellite Radio.

      We are transitioning our business from selling hard goods primarily via mail order to digital distribution via wireless and Internet downloads. Our distribution strategy is two pronged: (1) to wholesale our audio content to the leading music services, broadband portals, cell phone and satellite radio companies, both domestically and internationally; and (2) to operate our own downloadable content stores and subscription services which are co-branded via partnerships with celebrities and corporate affiliates, each chosen specifically to reach the targeted demographics known to be interested in its content. In addition to our growing list of marketing partners, we intend to use various means to market our downloadable content stores, including marketing to our existing customer list of approximately 2.5 million audiobook buyers that participated in the AudioBookClub or have purchased from Radio Spirits, as well as working with manufacturers of digital music players, smart phones, and PDAs to include samples of our audio content for consumers to preview when they purchase these new devices, with the hope that these samples will attract consumers to our content stores.

      In October 2005, we launched our new digital storefront and technology platform, www.Soundsgood.com. Soundsgood.com is a fully enabled digital download service that offers thousands of digital audiobooks, classic radio shows and other spoken word audio content on an ala carte basis or as part of a monthly subscription. The service offers users audio content that can be downloaded directly to the users personal computer, burned to CD or transferred to any Window's Media compatible device that plays secured WMA (Windows Media Audio) files. There over 70 digital devices on the market today that are
"PlaysforSure"(TM) compliant and we are working closely with Microsoft Corporation to ensure that our content works seamlessly on these devices and the many new smart celluar phones that will run the new Windows Mobile 5.0 operating system.

      We recently have executed several agreements to expand the digital distribution of our audio content: an exclusive distribution agreement with Microsoft's MSN Music to provide our spoken word content to the MSN audience, which has 350 million unique monthly visitors. A content distribution agreement with Real Networks, which operates Rhapsody, the largest music subscription service in the United States, and Loudeye to act as our digital sales agent in distributing our catalog of products to potentially 70 music services for which they host and source content. In addition, we have executed a promotional agreement with WFAN and the Imus in the Morning Show to promote Soundsgood.com nationally on close to 100 radio stations across the country and simulcast on MSNBC television five days a week. Imus program listeners will be directed to SoundsGood.com following interviews with authors who appear on the show. SoundsGood.com will be branded as the show's exclusive bookseller, and listeners will be informed how they can access audiobooks and programs, via digital downloads or on traditional media such as CDs and cassette tapes. We have also executed distribution agreements for our growing library of classic radio ring tones which will soon be, or are available on Nextel, Verizon, Alltell, T-Mobile Alltel, nTelos, Midwest Wireless, Verizon Wireless and Verizon Wireless Puerto Rico services.

      We have acquired the rights to distribute digital audiobooks from substantially all of the major publishing houses in the United States and have a growing number of titles with various international rights of distribution. Our content library consists of all genres of audiobooks, classic American radio shows, educational courses, university lectures, theatre plays, self improvement courses, television soundtracks, stand-up comedy, children's storytelling, parenting advice and study guides.

      We were incorporated in Florida in August 1993 under the name Audio Book Club, Inc. In October 1999, we changed our name to MediaBay, Inc. Our principal executive offices are located at 2 Ridgedale Avenue - Suite 300, Cedar Knolls, New Jersey 07927. Our telephone number is (973) 539-9528. Our principal internet addresses are MediaBay.com, Soundsgood.com, RadioSpirits.com and Audiobookclub.com. Information contained on these web sites and our other web sites is not deemed part of this prospectus.

RECENT DEVELOPMENTS

FINANCING

      All of our securities being offered hereby are being offered for resale by the selling securityholder listed in the "Selling SecurityHolder" section of this prospectus. This prospectus also relates to the initial sale by us of the shares of common stock issuable upon conversion of preferred stock, payment of dividends on preferred stock and exercise of warrants. We will not receive any of the proceeds from the sale of the offered shares by the selling securityholders, but we will receive proceeds from any cash exercises of the warrants. See "Use of Proceeds."

STOCK SPLIT

      On October 25, 2005, we effected a one for six reverse stock split of our common stock.

                                  RISK FACTORS

      Prospective investors should consider carefully the following risk factors before purchasing any shares of the common stock offered hereby by the selling securityholders.

      WE HAVE A HISTORY OF LOSSES, ARE NOT CURRENTLY PROFITABLE, AND EXPECT TO INCUR LOSSES IN THE FUTURE.

      Since our inception, we have incurred significant losses. As of June 30, 2005, we had incurred an accumulated deficit of approximately $154.9 million. Losses are continuing and are expected to continue. We may not be able to achieve and sustain profitable operations.

      OUR REVENUES HAVE DECLINED SIGNIFICANTLY AND WILL CONTINUE TO DECLINE. WE DO NOT INTEND TO DEVOTE SUFFICIENT FUNDS TO MARKET TO ATTRACT NEW AUDIO BOOK CLUB MEMBERS AND OUR REVENUE BASES WILL CONTINUE TO ERODE.

      Because we significantly reduced our marketing expenditures for new members, our club membership and revenues declined significantly. Sales for the year ended December 31, 2004 and six months ended June 30, 2005 decreased 49% and 46% as compared to the year ended December 31, 2003 and six months ended June 30, 2004, respectively. Audio Book Club sales for the year ended December 31, 2004 and six months ended June 30, 2005 decreased 53% and 50% compared to the year ended December 31, 2003 and six months ended June 30, 2004, respectively, as a result of a reduction in our advertising expenditures for new members. We do not anticipate conducting any significant new member acquisition marketing of Audio Book Club as we have moved to a new strategy to grow our business, as a result, our revenues will continue to decline until such time, if ever, as we successfully implement our new strategies.

      OUR PRODUCTS ARE SOLD IN A NICHE MARKET THAT MAY HAVE LIMITED FUTURE GROWTH POTENTIAL.

      Consumer interest in audiobooks and old-time radio may decline in the future, and growth trends in these markets may stagnate or decline. A decline in the popularity of audiobooks and old-time radio would limit our future growth potential and negatively impact our future operating results.

      WE MAY BE UNABLE TO ANTICIPATE CHANGES IN CONSUMER PREFERENCE FOR OUR PRODUCTS AND MAY LOSE SALES OPPORTUNITIES.

      Our success depends largely on our ability to anticipate and respond to a variety of changes in the audiobook and old-time radio industries. These changes include economic factors affecting discretionary consumer spending, modifications in consumer demographics and the availability of other forms of entertainment. The audiobook and old-time radio markets are characterized by changing consumer preferences, which could affect our ability to:

      o     plan for product offerings;

      o     introduce new titles;

      o     anticipate order lead time;

      o     accurately assess inventory requirements; and

      o     develop new product delivery methods.

      WE MAY NOT BE ABLE TO LICENSE OR PRODUCE DESIRABLE SPOKEN WORD CONTENT, WHICH COULD REDUCE OUR REVENUES.

      We could lose sales opportunities if we are unable to continue to obtain the rights to additional premium spoken word content. We rely on third-party content providers to offer downloads of premium spoken word content. These third party providers include publishers. In some cases, we may be required to pay substantial fees to obtain this third party content. In order to provide a compelling service, we must license a wide variety of spoken word content to our customers with attractive usage rules such as CD recording, output to digital audio devices, portable subscription rights and other rights. In addition, if we do not have sufficient breadth and depth of the titles necessary to satisfy increased demand arising from growth in our customer base, our customer satisfaction may be affected adversely. We cannot guarantee that we will be able to secure licenses to spoken word content or that such licenses will be available on commercially reasonable terms. Some of our license agreements expire over the several months unless they are renewed.

      IF OUR THIRD-PARTY PROVIDERS FAIL TO PERFORM THEIR SERVICES PROPERLY, OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

      Third-party providers conduct all of our Audio Book Club and a majority of our Radio Spirits customer service operations, process orders and collect payments for us. If these providers fail to perform their services properly, Audio Book Club members and Radio Spirits' customers could develop negative perceptions of our business, collections of receivables could be delayed, our operations might not function efficiently, our expenses may increase and our revenue may decline.

      IF OUR MARKETING STRATEGIES TO ACQUIRE NEW CUSTOMERS ARE NOT SUCCESSFUL OUR SALES WILL DECLINE AND OUR COSTS COULD INCREASE.

      If our direct mail, internet and other marketing strategies are not successful, our per customer acquisition costs may increase and we may acquire fewer new customers than anticipated or the customers we do acquire may not purchase as many products as we anticipate, return products at a higher rate than we expect or fail to pay for their purchases. As a result, our operating results would be negatively impacted and our sales growth would be inhibited.

      THE PUBLIC MAY BECOME LESS RECEPTIVE TO UNSOLICITED DIRECT MAIL AND INTERNET CAMPAIGNS.

      The success of our direct mail and internet market campaigns is dependent on many factors including the public's acceptance of direct mail solicitations. Negative public reception of direct mail solicitations will result in lower customer acquisitions rates and higher customer acquisition costs and will negatively impact operating results and sales growth.

      NEW LAWS ADDRESSING THE SENDING OF E-MAILS MAY LIMIT OUR ABILITY TO MARKET OR SUBJECT US TO PENALTIES.

      New laws recently enacted to limit "spam" e-mails may impact our ability to conduct e-mail campaigns. While we attempt to only use "opt-in" e-mail addresses and to work with third parties whose lists consist of "opt-in" e-mails, the law may limit the number of third parties whose lists we can use or significantly reduce the number of e-mails within these lists. Limitations on our ability to continue the use of e-mail marketing campaigns could adversely affect our ability to attract new customers and increase our cost to acquire new customers.

      THE CLOSING OF RETAIL STORES, WHICH CARRY OUR PRODUCTS COULD NEGATIVELY IMPACT OUR WHOLESALE SALES OF THESE PRODUCTS.

      Bankruptcy filings by major retailers may limit the number of outlets for our old-time radio products. With fewer chains and stores available as distribution outlets, competition for shelf space will increase and our ability to sell our products could be impacted negatively. Moreover, our wholesale sales could be negatively impacted if any of our significant retail customers were to close a significant number of their locations or otherwise discontinue selling our products.

      IF THIRD PARTIES OBTAIN UNAUTHORIZED ACCESS TO OUR CUSTOMER DATABASES AND OTHER PROPRIETARY INFORMATION, WE WOULD LOSE THE COMPETITIVE ADVANTAGE THEY PROVIDE.

      We believe that our customer lists are valuable proprietary resources, and we have expended significant amounts of capital in acquiring these names. Our customer lists, trade secrets, trademarks and other proprietary information have limited protection. Third parties may copy or obtain unauthorized access to our customer databases and other proprietary know-how, trade secrets, ideas and concepts.

      Competitors could also independently develop or otherwise obtain access to our proprietary information. In addition, we rent our lists for one-time use only to third parties that do not compete with us. This practice subjects us to the risk that these third parties may use our lists for unauthorized purposes, including selling them to our competitors. Our confidentiality agreements with our executive officers, employees, list managers and appropriate consultants and service suppliers may not adequately protect our trade secrets. If our lists or other proprietary information were to become generally available, we would lose a significant competitive advantage.

      IF WE ARE UNABLE TO COLLECT OUR RECEIVABLES IN A TIMELY MANNER, IT MAY NEGATIVELY IMPACT OUR CASH FLOW AND OUR OPERATING RESULTS.

      We experienced bad debt rates of approximately 4.4% and 10.8% during the year ended December 31, 2004 and 2003, respectively. We are subject to the risks associated with selling products on credit, including delays in collection or uncollectibility of accounts receivable. If we experience significant delays in collection or uncollectibility of accounts receivable, our liquidity and working capital position could suffer and we could be required to increase our allowance for doubtful accounts, which would increase our expenses and reduce our assets.

      INCREASES  IN COSTS OF  POSTAGE  COULD  NEGATIVELY  IMPACT  OUR  OPERATING
RESULTS.

      We market through direct mailings to both our customers and prospective customers, and postage is a significant expense in the operation of our business. We do not pass on the costs of member mailings and member solicitation packages. Even small increases in the cost of postage, multiplied by the millions of mailings we conduct, would result in increased expenses and would negatively impact our operating results.

      WE FACE SIGNIFICANT COMPETITION FROM A WIDE VARIETY OF SOURCES FOR THE SALE OF OUR PRODUCTS.

      We may not be able to compete effectively because of the significant competition in our markets from many competitors, many of whom are better financed and have greater resources and from other competing products, which provide similar entertainment value. We compete with other web sites, retail outlets and catalogs, which offer similar entertainment products or content, including digital download of spoken word content. New competitors, including large companies, may elect to enter the markets for audiobooks and spoken word content. We also compete for discretionary consumer spending with mail order clubs and catalogs, other direct marketers and retailers that offer products with similar entertainment value as audiobooks and old-time radio and classic video programs, such as music on cassettes and compact discs, printed books, videos, and DVDs. Many of these competitors are well-established companies, which have greater financial resources that enable them to better withstand substantial price competition or downturns in the market for spoken word content.

      A DECLINE IN CURRENT LEVELS OF CONSUMER SPENDING COULD REDUCE OUR SALES.

      The level of consumer spending directly affects our business. One of the primary factors that affect consumer spending is the general state of the local economies in which we operate. Lower levels of consumer spending in regions in which we have significant operations could have a negative impact on our business, financial condition or results of operations.

      WE HAVE NOT FULLY COMPLIED WITH THE TERMS OF ALL OF OUR LICENSE AGREEMENTS AND FAILURE TO DO SO MAY IMPAIR OUR ABILITY TO LICENSE PRODUCTS FROM SOME RIGHTSHOLDERS.

      As of the June 30, 2005, certain royalty payments have not been made and there have been no requests for royalty statements or payments in connection therewith. The publishers and other rightsholders have not requested royalty statements or payments. These amounts are accrued for and reflected in our financial statements.

      THE EFFECTIVENESS OF OUR DISCLOSURE AND INTERNAL CONTROLS MAY BE LIMITED.

      Our disclosure controls and procedures and internal controls over financial reporting may not prevent all errors and intentional misrepresentations. Any system of internal control can only provide reasonable assurance that all control objectives are met. Some of the potential risks involved could include but are not limited to management judgments, simple errors or mistakes, willful misconduct regarding controls or misinterpretation. There is no guarantee that existing controls will prevent or detect all material issues or be effective in future conditions, which could materially and adversely impact our financial results in the future.

      ADDITIONAL RISKS RELATING TO OUR CHANGE IN STRATEGY AND OUR DOWNLOADABLE SPOKEN WORD CONTENT OFFERINGS AND ONLINE INITIATIVES.

      We are pursuing a new strategy of pursuing the opportunities to sell downloadable spoken word content and selling hard good format content online. We have limited experience in the emerging and competitive downloadable content distribution business and cannot assure you that we will be successful in transitioning, operating and growing our business. In the event that we are unable to successfully implement our new strategy, we will be required to pursue alternative business strategies and if we are unable to do so, discontinue operations.

      OUR NEW STRATEGY TO FOCUS ON DOWNLOADABLE SPOKEN WORD CONTENT AND OUR ONLINE INITIATIVES IS SUBJECT TO MANY UNCERTAINTIES AND COULD RESULT IN
CONTINUING LOSSES AND DECLINING REVENUES UNTIL SUCH TIME, IF EVER, IT IS SUCCESSFULLY IMPLEMENTED.

      Historically, we have sold audiobooks through a membership club format and other spoken word content, substantially all in hard goods format (audio cassettes and CDs). Over the past two years, we significantly reduced our new member and customer marketing activities.

      Because we are pursuing a new strategy, which focuses on downloadable spoken word content, we have transitioned the Audio Book Club to a positive option drop ship business and will not devote the funds necessary to acquire new Audio Book Club members to offset member attrition. As a result, our revenue will continue to decline, which will continue to negatively impact our performance. We expect this trend to continue until such time, if ever, as we generate significant revenue from the sale of downloadable spoken word content and attract and establish a meaningful customer base for our online websites or other websites we may develop. There can be no assurance that we will meet these launch dates, or be able to successfully implement our new strategies or that implementation will result in increased revenues or profitable operations.

      THE DOWNLOAD SPOKEN WORD DISTRIBUTION BUSINESS IS NEW AND RAPIDLY EVOLVING AND MAY NOT PROVE TO BE A PROFITABLE OR EVEN VIABLE BUSINESS MODEL.

      Download spoken word distribution services are a relatively new business model for delivering digital media over the Internet. It is too early to predict whether consumers will accept, in significant numbers, online spoken word content services and accordingly whether the services will be financially viable. If download spoken word distribution services do not prove to be popular with consumers, or if these services cannot sustain any such popularity, our business and prospects would be harmed.

      THE MARKET FOR OUR SERVICE IS UNCERTAIN AND CONSUMERS MAY NOT BE WILLING TO USE THE INTERNET TO PURCHASE SPOKEN AUDIO CONTENT, WHICH COULD HARM OUR BUSINESS.

      Downloading audio content from the Internet is a relatively new method of distribution and its growth and market acceptance is highly uncertain. Our success will depend in large part on more widespread consumer willingness to purchase and download spoken audio content over the Internet. Purchasing this content over the Internet involves changing purchasing habits, and if consumers are not willing to purchase and download this content over the Internet, our revenue will be limited, and our business will be materially and adversely affected. We believe that acceptance of this method of distribution may be subject to network capacity constraints, hardware limitations, company computer security policies, the ability to change user habits, and the quality of the audio content delivered.

      MANUFACTURERS OF ELECTRONIC DEVICES MAY NOT MANUFACTURE, MAKE AVAILABLE, OR SELL A SUFFICIENT NUMBER OF PRODUCTS SUITABLE FOR OUR SERVICE, WHICH WOULD LIMIT OUR REVENUE GROWTH.

      If manufacturers of electronic devices do not manufacture, make available, or sell a sufficient number of electronic devices enabled with the Windows Media Platform for downloadable spoken word content or if these players do not achieve sufficient market acceptance our sales could be adversely affected and our business will be materially and adversely affected. Microsoft competes with others for relationships with manufacturers of electronic devices with audio playback capabilities. Manufacturers of electronic devices have experienced delays in their delivery schedule of their digital players due to parts shortages and other factors. Although the content we intend to provide can be played on personal computers and burned to CDs for later listening, we believe that a key to our future success is the ability to playback this content on hand-held electronic devices that have digital audio capabilities.

      WE MUST PROVIDE DIGITAL RIGHTS MANAGEMENT SOLUTIONS THAT ARE ACCEPTABLE TO BOTH CONTENT PROVIDERS AND CONSUMERS.

      We must provide digital rights management solutions and other security mechanisms in our download spoken word distribution services in order to address concerns of content providers and authors, and we cannot be certain that content licensors or consumers will accept them. Content providers may be unwilling to continue to support portable subscription services. Consumers may be unwilling to accept the use of digital rights management technologies that limit their use of content, especially with large amounts of free content readily available.

      Third-party providers of digital rights management software, such as Microsoft, may be unwilling to continue to provide such software to us upon reasonable or any terms. If we are unable to acquire these solutions on reasonable or any terms, or if customers are unwilling to accept these solutions, our business and prospects could be harmed.

      CAPACITY CONSTRAINTS AND FAILURES, DELAYS, OR OVERLOADS COULD INTERRUPT OUR SERVICE AND REDUCE THE ATTRACTIVENESS OF DOWNLOADING SPOKEN WORD TO POTENTIAL CUSTOMERS.

      Any capacity constraints or sustained failure or delay in downloading spoken word could reduce the attractiveness of downloading spoken word products which could materially and adversely affect our ability to implement our new strategy. The success of our new strategy depends on our ability to electronically, efficiently, and with few interruptions or delays distribute spoken audio content to potential customers. Accordingly, the performance, reliability, and availability of our Website, our transaction processing systems and our network infrastructure are critical to our operating results. We believe the potential instability of the Internet could mean that periodic interruptions to our new service could occur. These interruptions might make it difficult to download audio content from our Website in a timely manner and jeopardize prospective customer relationships.

      WE DO NOT HAVE A COMPREHENSIVE DISASTER RECOVERY PLAN AND WE HAVE LIMITED BACK-UP SYSTEMS, AND A DISASTER COULD SEVERELY DAMAGE OUR OPERATIONS AND COULD RESULT IN LOSS OF CUSTOMERS.

      If our computer systems are damaged or interrupted by a disaster for an extended period of time, our business, results of operations, and financial condition would be materially and adversely affected. We do not have a comprehensive disaster recovery plan in effect. Our operations depend upon our ability to maintain and protect our computer systems - all of which are located in our headquarters and at a third party offsite hosting facility. Although we maintain insurance against general business interruptions, we cannot assure you that the amount of coverage will be adequate to compensate us for our losses.

      PROBLEMS   ASSOCIATED   WITH  THE  INTERNET   COULD   DISCOURAGE   USE  OF
INTERNET-BASED SERVICES AND ADVERSELY AFFECT OUR BUSINESS.

      If the Internet fails to develop or develops more slowly than we expect as a commercial medium, our business may also grow more slowly than we anticipate or fail to grow. Our success will depend in large part on increasing use of the Internet. There are critical issues concerning the commercial use of the
Internet which we expect to affect the development of the market for downloadable spoken word, including:

      o Secure transmission of customer credit card numbers and other confidential information;

      o     Reliability and availability of Internet service providers;

      o     Cost of access to the Internet;

      o     Availability of sufficient network capacity; and

      o Ability to download audio content consistent with computer security measures employed by businesses.

      MORE CONSUMERS ARE UTILIZING NON-PC DEVICES TO ACCESS DIGITAL CONTENT, AND WE MAY NOT BE SUCCESSFUL IN GAINING WIDESPREAD ADOPTION BY USERS OF SUCH DEVICES.

      In the coming years, the number of individuals who access digital content through devices other than a personal computer, such as personal digital assistants, cellular telephones, television set-top devices, game consoles and Internet appliances, is expected to increase dramatically. Manufacturers of these types of products are increasingly investing in media-related applications, but development of these devices is still in an experimental stage and business models are new and unproven. If we are unable to offer downloads of spoken word content on these alternative non-PC devices, we may fail to capture a sufficient share of an increasingly important portion of the market for digital media services or our costs may increase significantly.

      WE COULD BE SUED FOR CONTENT THAT WE DISTRIBUTE OVER THE INTERNET, WHICH COULD SUBJECT US TO SUBSTANTIAL DAMAGES.

      A lawsuit based on the spoken word content we intend to distribute could be expensive and damaging to our business. As a distributor and publisher of content over the Internet, we may be liable for copyright, trademark infringement, unlawful duplication, negligence, defamation, indecency, and other claims based on the nature and content of the materials that we publish or distribute to customers. Our liability insurance may not cover claims of these types or may not be adequate to protect us from the full amount of the liability. If we are found liable in excess of the amount of our insurance coverage, we could be liable for substantial damages. Our reputation and business may suffer even if we are not liable for significant financial damages.

      FUTURE GOVERNMENT REGULATIONS MAY INCREASE OUR COST OF DOING BUSINESS ON THE INTERNET, WHICH COULD ADVERSELY AFFECT OUR COST STRUCTURE.

      Laws and regulations applicable to the Internet, covering issues such as user privacy, pricing, and copyrights are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could force us to modify our services in ways that could adversely affect our business.

      WE MAY BECOME SUBJECT TO SALES AND OTHER TAXES FOR DIRECT SALES OVER THE INTERNET, WHICH COULD AFFECT OUR REVENUE GROWTH.

      Increased tax burden could make our service too expensive to be competitive. We do not currently collect sales or other similar taxes for download of content. Nevertheless, one or more local, state, or foreign jurisdictions may require that companies located in other states collect sales taxes when engaging in online commerce in those states. If one or more states successfully assert that we should collect sales or other taxes on the download of spoken word content, the increased cost to our customers could discourage them from purchasing our services, which would materially and adversely affect our business.

      WE MAY NOT BE ABLE TO PROTECT OUR LICENSES OR OUR INTELLECTUAL PROPERTY, WHICH COULD JEOPARDIZE OUR COMPETITIVE POSITION.

      If we fail to protect our licenses or our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position. The steps we have taken may be inadequate to protect our licenses or other intellectual property. We rely on a combination of licenses, confidentiality agreements, and other contracts to establish and protect our intellectual property rights. We may have to litigate to enforce our licenses or other intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and the diversion of our management and other resources, which would harm our business.

      OTHER COMPANIES MAY CLAIM THAT WE INFRINGE THEIR COPYRIGHTS OR PATENTS, WHICH COULD SUBJECT US TO SUBSTANTIAL DAMAGES.

      Any claims of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. A party making a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from offering downloads of spoken word content. Any of these events could have a material adverse effect on our business, operating results, and financial condition.

      THE ONLINE CONTENT DISTRIBUTION INDUSTRY IS HIGHLY COMPETITIVE AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO COMPETE EFFECTIVELY, WHICH WOULD HARM OUR BUSINESS.

      We will face competition in all aspects of our online business and we cannot assure you that we will be able to compete effectively. We will compete for consumers of spoken word content with other Internet-based audio distributors, as well as with our existing, competitors, such as distributors of audio on cassette tape or compact disc. The business of providing content over the Internet is experiencing rapid growth and is characterized by rapid technological changes, changes in consumer habits and preferences, and the emergence of new and established companies. We will also continue to compete with (i) book store chains deep-discount retailers, retail stores, mass merchandisers, mail order catalogs, clubs, and libraries that sell, rent, or loan audiobooks on cassette tape or compact disc, such as Borders, Barnes & Noble, (ii) online retailers such as Amazon.com, (iii) websites that offer streaming access to spoken audio content using tools such as the RealPlayer or Windows Media Player, (iv) other companies offering services similar to ours, such as Audible AudioFeast, iTunes, and (v) online and Internet portal companies such as America Online, Inc., and Yahoo! Inc., and, which have the potential to offer audio content. Moreover Audible, Inc., has begun to establish itself as a leader in downloadable spoken word content distribution. Many of these companies have financial, technological, promotional, and other resources that are much greater than those available to us and could use or adapt their current technology, or could purchase technology, to provide a service directly competitive with our services and products.

RISKS RELATING TO OUR CAPITAL STRUCTURE

      OUR ABILITY TO USE OUR NET OPERATING LOSSES WILL BE LIMITED IN FUTURE PERIODS, WHICH COULD INCREASE OUR TAX LIABILITY.

      Under Section 382 of the Internal Revenue Code of 1986, utilization of prior net operating losses is limited after an ownership change, as defined in
Section 382, to an annual amount equal to the value of the corporation's outstanding stock immediately before the date of the ownership change multiplied by the long-term tax exempt rate. In the event we achieve profitable operations, any significant limitation on the utilization of net operating losses would have the effect of increasing our tax liability and reducing after tax net income and available cash reserves. We are unable to determine the availability of net operating losses since this availability is dependent upon profitable operations, which we have not achieved in prior periods.

      THE NUMBER OF SHARES OF COMMON STOCK WHICH ARE AVAILABLE FOR SALE UPON EXERCISE OF CONVERTIBLE PREFERRED STOCK AND EXERCISE OF WARRANTS AND OPTIONS IS SUBSTANTIAL IN RELATION TO OUR CURRENTLY OUTSTANDING COMMON STOCK AND THE PUBLIC FLOAT OF OUR COMMON STOCK, AND COULD CAUSE DOWNWARD PRESSURE ON THE MARKET PRICE FOR OUR COMMON STOCK.

      The number of shares of common stock registered for resale upon exercise of convertible preferred stock and exercise of warrants and options is significantly greater than the number of shares currently outstanding and in the public float. If those securityholders determine to sell a significant number of shares into the market at any given time, there likely will not be sufficient demand in the market to purchase the shares without a decline in the market price for our common stock. Moreover, continuous sales into the market of a number of shares in excess of the typical trading market for our common stock, or even the availability of such a large number of shares, could continue to depress the trading market for our common stock over an extended period of time

      OUR STOCK PRICE HAS BEEN AND COULD CONTINUE TO BE EXTREMELY VOLATILE.

      The market price of our common stock has been subject to significant fluctuations since our initial public offering in October 1997. The securities markets have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, the trading price of our common stock could be subject to significant fluctuations in response to:

      o     Timely and successful implementation of our new strategies;

      o     actual or anticipated variations in our quarterly operating results;

      o     announcements by us or other industry participants;

      o     factors affecting the market for spoken word content;

      o     changes in national or regional economic conditions;

      o changes in securities analysts' estimates for us, our competitors' or our industry or our failure to meet such analysts' expectations; and

      o     general market conditions.

      A LARGE NUMBER OF SHARES OF OUR COMMON STOCK COULD BE SOLD IN THE MARKET IN THE NEAR FUTURE, WHICH COULD DEPRESS OUR STOCK PRICE.

      As of October 26, 2005, we had outstanding approximately 10,439,284 million shares of common stock. In addition, a substantial portion of our shares are currently freely trading without restriction under the Securities Act of 1933, having been registered for resale or held by their holders for over two years and are eligible for sale under Rule 144(k). There are currently outstanding options and warrants to purchase and convertible preferred stock convertible into an aggregate of approximately 18.3 million shares of our common stock and substantially all of the underlying shares are available for sale under an effective registration statements. To the extent any of our warrants or options are exercised or convertible preferred stock is converted, your percentage ownership will be diluted and our stock price could be further adversely affected. Moreover, as the underlying shares are sold, the market price could drop significantly if the holders of these restricted shares sell them or if the market perceives that the holders intend to sell these shares.

      BECAUSE OUR BOARD OF DIRECTORS CONSISTS OF THREE CLASSES, IT MAY BE MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY.

      Our By-laws divide our board of directors into three classes, serving staggered three-year terms. The staggered board of directors may make it more difficult for a third party to acquire, or may discourage acquisition bids for our company.

      OUR OUTSTANDING PREFERRED STOCK AND OUR ABILITY TO DESIGNATE ADDITIONAL PREFERRED STOCK COULD ADVERSELY EFFECT THE RIGHTS OF OUR COMMON STOCKHOLDERS.

      Our Articles of Incorporation authorize our board of directors to issue up to 5,000,000 shares of "blank check" preferred stock without shareholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock. We currently have three series of preferred stock outstanding all of which have liquidation preferences senior to our common stock. One of these series have approval rights with respect to amendments to our articles of incorporation which adversely affect the preferred stock, incurrence of indebtedness, payment of dividends and distributions, redemption of capital stock, the creation of other series of capital stock convertible into our common stock. Moreover, two of the series of preferred stock have voting rights, including an approval right with respect to certain corporate events, such as, mergers and other business contribution and certain sales and transfer of assets. The existence of our outstanding preferred stock and designation of additional series of preferred stock in the future could, among other results, adversely affect the voting power of the holders of common stock and, under certain circumstances, could make it difficult for third parties to gain control of our company, prevent or substantially delay a change in control, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock.

            SPECIAL INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus and in the documents incorporated by reference herein constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of our management for future operations are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any results, performances or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations, include, without limitation our ability to implement our new strategy and transition our business and the risks related thereto: our history of losses and declining revenues; our ability to license and sell new spoken word content, obtain additional financing, anticipate and respond to changing customer preferences, license and produce desirable content, protect our databases and other intellectual property from unauthorized access, and collect receivables; dependence on third-party providers, suppliers and distribution channels; competition; the costs and success of our marketing strategies, product returns, member attrition; and risks relating to our capital structure. Undue reference should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

      We will not receive any proceeds from any sales of shares of common stock made from time to time hereunder by the selling securityholders. Any proceeds we receive from the exercise of warrants or options for cash will be added to our working capital. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling securityholders.

                           PRICE RANGE OF COMMON STOCK

      MediaBay's common stock was quoted on the Nasdaq National Market under the symbol "MBAY" from November 15, 1999 until October 24, 2005. Beginning October 25, 2005, our common stock began to temporarily trade under the symbol "MBAYD" as a result of the one for six reverse stock split. Beginning on or about November 25, 2005, our common stock will resume trading under the symbol "MBAY". The following table shows the high and low sales prices of our common stock as reported by the Nasdaq National Market. The per share data in the table below gives effect to the reverse stock split effected on October 25, 2005.

                                                       HIGH       LOW
                                                    ---------  ---------

FISCAL YEAR ENDED DECEMBER 31, 2003
First Quarter                                        $  7.62   $   4.62
Second Quarter                                          6.66       3.84
Third Quarter                                           6.60       3.60
Fourth Quarter                                          9.90       4.80
FISCAL YEAR ENDED DECEMBER 31, 2004
First Quarter                                           9.54       3.12
Second Quarter                                          4.32       2.16
Third Quarter                                           2.94       1.50
Fourth Quarter                                         11.46       1.98
FISCAL YEAR ENDING DECEMBER 31, 2005
First Quarter                                           9.54       3.06
Second Quarter                                          4.14       2.34
Third Quarter                                           4.20       1.44
Fourth Quarter (through October 26, 2005)               2.04       1.32

      On October 26, 2005 the last reported sale price of our common stock on the Nasdaq National Market was $1.49 per share. As of October 26, 2005, there were approximately 149 record owners of our common stock. We believe that there are more than 400 beneficial owners of our common stock.

                                 DIVIDEND POLICY

      We have never declared or paid and do not anticipate declaring or paying any dividends on our common stock in the near future. Any future determination as to the declaration and payment of dividends will be at the discretion of our Board of Directors and will depend on then existing conditions, including our financial condition, results of operations, capital requirements, business factors and other factors as our Board of Directors deems relevant.

                             SELECTED FINANCIAL DATA

      We have derived the selected statement of operations data for the years ended December 31, 2002, 2003 and 2004 from our audited consolidated financial statements that are included in this prospectus. We have derived the selected statement of operations data for the year ended December 31, 2000 and 2001 and the selected consolidated balance sheet data as of December 31, 2000, 2001 and 2002 from our audited consolidated financial statements that are not included in this prospectus. We have derived the selected consolidated statement of operations data for the six months ended June 30, 2004 and 2005 and the selected consolidated balance sheet data as of June 30, 2005 from our unaudited consolidated financial statements that are included in this prospectus. Our unaudited consolidated financial statements include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of those statements. Our results for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

      You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes appearing at the end of this prospectus.

      As a result of the following factors, including capitalization and write-off of direct response advertising costs, recording of goodwill write-offs, the strategic charges and the income tax benefit and subsequent expense, as well as fluctuations in operating results depending on the timing, magnitude and success of Audio Book Club new member advertising campaigns, and the changes in our strategy made in 2004, as discussed above, comparisons of our historical operating results from year to year may not be meaningful. For more information, see our financial statements for the years ended December 31, 2002, 2003 and 2004 and the notes thereto included herein.

                                                                     YEARS ENDED DECEMBER 31,
                                                      --------------------------------------------------------
                                                        2000        2001        2002        2003        2004
                                                      --------    --------    --------    --------    --------
                                                                 (THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales                                             $ 44,426    $ 41,805    $ 45,744    $ 36,617    $ 18,831
Cost of sales                                           23,044      19,783      20,651      17,479       8,802
Cost of sales - write-downs                                 --       2,261          --          --       3,745
Advertising and promotion                               11,023      11,922      10,156       9,988       4,700
Advertising and promotion - write-downs                     --       3,971          --          --         846
Bad debt expense                                         2,583       2,536       2,821       3,940         829
General and administrative                              11,823       8,947       8,347       6,816       6,043
Asset write-downs and strategic charges                     --       7,044          --         749          --
Severance and other termination costs                       --          --          --         544          --
Depreciation and amortization                            7,984       5,156       1,314         328         144
Non-cash write-down of intangibles                          --          --       1,224          --          --
Non-cash write-down of goodwill                         38,226          --          --          --          --
                                                      --------    --------    --------    --------    --------
           Operating (loss) income                     (50,257)    (19,815)      1,231      (3,227)     (6,278)
Interest income (expense), net                          (2,940)     (2,790)     (2,974)     (1,925)     (9,082)
                                                      --------    --------    --------    --------    --------
           Loss before income tax benefit (expense)
               and extraordinary item                  (53,197)    (22,605)     (1,743)     (5,152)    (15,360)
Income tax benefit (expense)                                --      17,200        (550)     (1,471)    (14,753)
                                                      --------    --------    --------    --------    --------
           Loss before extraordinary item              (53,197)     (5,405)     (2,293)     (6,623)    (30,113)
Extraordinary gain (loss) on
           early extinguishment of debt                 (2,152)         --          --          --          --
                                                      --------    --------    --------    --------    --------
           Net loss                                    (55,349)     (5,405)     (2,293)     (6,623)
                                                                                                       (30,113)
Dividends on preferred stock                                --          --         217         246         574
                                                      --------    --------    --------    --------    --------
           Net loss applicable to common shares       $(55,349)   $ (5,405)   $ (2,510)   $ (6,869)   $(30,687)
                                                      ========    ========    ========    ========    ========

Basic and diluted loss per share:
Basic and diluted loss before extraordinary item      $ (25.08)   $  (2.34)   $  (1.08)   $  (2.94)   $ (10.26)
                                                      ========    ========    ========    ========    ========
Basic and diluted loss applicable to common shares    $ (26.10)   $  (2.34)   $  (1.08)   $  (2.94)   $ (10.26)
                                                      ========    ========    ========    ========    ========

Basic and diluted weighted average number of
           shares outstanding                            2,120       2,310       2,348       2,350       2,996
                                                      ========    ========    ========    ========    ========

                       SELECTED FINANCIAL DATA CONTINUED

                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                       (UNAUDITED)
                                                                     2005        2004
                                                                   --------    --------
STATEMENT OF OPERATIONS DATA:                                     (THOUSANDS, EXCEPT PER
                                                                        SHARE DATA)
Sales, net of returns, discounts and allowances of $615 and
       $1,430 and $1,387 and $5,043 for the three and six months
       ended June 30, 2005 and 2004, respectively                  $  5,625    $ 10,485
Cost of sales                                                         3,098       4,798
Cost of sales - strategic charges                                       305          --
                                                                   --------    --------
     Gross profit                                                     2,222       5,687
     Advertising and promotion                                          787       2,627
     General and administrative                                       3,588       3,473
     Termination charges                                                697          --
     Depreciation and amortization                                       43          88
                                                                   --------    --------
         Operating loss                                              (2,893)       (501)
Interest income (expense), net                                           --          --
                                                                   --------    --------
Net income (loss)                                                    (4,023)     (8,100)
                                                                   --------    --------
Loss on early extinguishment of debt                                    579          --
                                                                   --------    --------
         Loss before income taxes                                    (4,023)     (8,100)
Income tax benefit (expense), net                                    (4,023)     (8,100)
                                                                   --------    --------
Dividends on preferred stock                                            738         179
Deemed dividend on beneficial conversion of
             Series D Preferred Stock                                17,423          --
                                                                   ========    ========
         Net loss applicable to common shares                      $(22,184)   $ (8,279)
                                                                   ========    ========

Basic and diluted loss applicable to common shares
per common share:                                                  $  (4.36)   $  (3.23)
                                                                   ========    ========

                                                                                                           AS OF JUNE
                                                                                                 2004       30, 2005
                                                  2000       2001        2002        2003        ACTUAL    (UNAUDITED)
                                                --------   --------    --------    --------    --------    -----------
                                                                  (THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Working capital (deficit)                       $    313   $ (4,167)   $ (4,336)   $(20,165)   $    720    $    10,719
Total assets                                      49,932     44,452      48,619      36,893      16,576         27,786
Current liabilities                               17,103     15,491      18,984      29,194       5,905          5,998
Long-term debt (less current portion)             15,340     15,849      14,680          --      16,852            621
Common stock subject to contingent put rights        758        758         758         125          --         18,164
Total Common Stockholders' equity (deficit)     $ 12,939   $  8,562    $ 10,405    $  6,949    $ (6,181)        20,586

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

      We are a seller of spoken audio and nostalgia products, including audiobooks and old-time radio shows, through direct response, retail and Internet channels. Our content and products are sold in multiple formats, including physical (cassette and compact disc) and secure digital download formats.

      On March 23, 2005, we received an infusion of $35 million in private equity financing from several institutional investors. We retired all of our borrowings and our cash reserves increased to approximately $16.5 million. Because of this financing, we believe that we have sufficient cash to operate our business for at least twelve months.

      We report financial results on the basis of four business segments; Corporate, Audio Book Club, Radio Spirits and MediaBay.com. A fifth division, RadioClassics, is aggregated with Radio Spirits for financial reporting purposes. Except for corporate, each segment serves a unique market segment within the spoken word audio industry. In 2004, our Audio Book Club segment had net sales of approximately $12.3 million, our Radio Spirits segment had net sales of approximately $6.4 million, our MediaBay.com segment had sales of approximately $0.2 million and we had eliminating inter-segment sales of $0.1 million.

      We derive our principal revenue through sales of audiobooks, classic radio shows and other spoken word audio products directly to consumers principally through direct mail. We also sell classic radio shows to retailers either directly or through distributors. We derive additional revenue through rental of our proprietary database of names and addresses to non-competing third parties through list rental brokers. We also derive a small amount of revenue from advertisers who advertise on our nationally syndicated classic radio shows.

CRITICAL ACCOUNTING POLICIES

      Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis we evaluate our estimates including those related to product returns, bad debts, the carrying value and net realizable value of inventories, the recoverability of advances to publishers and other rightsholders, the future revenue associated with deferred advertising and promotion costs, investments, fixed assets, the valuation allowance provided to reduce our deferred tax assets and valuation of goodwill and other intangibles.

      The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

      Our significant accounting policies are described in Note 3 to the Notes to Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However the following policies are considered to be critical within the SEC definition:

REVENUE RECOGNITION

      We derive our principal revenue through sales of audiobooks, classic radio shows and other spoken word audio products directly to consumers principally through direct mail. We also sell classic radio shows to retailers either directly or through distributors. We derive additional revenue through rental of our proprietary database of names and addresses to non-competing third parties through list rental brokers. We also derive a small amount of revenue from advertisers included in our nationally syndicated classic radio shows. We recognize sales to consumers, retailers and distributors upon shipment of merchandise. List rental revenue is recognized on notification by the list brokers of rental by a third party when the lists are rented. We recognize advertising revenue upon notification of the airing of the advertisement by the media buying company representing us. Allowances for future returns are based upon historical experience and evaluation of current trends. The historical return rates for ABC members have been consistent for the past year and our estimate is based on a detailed historical examination of trends. Based on the current performance and historical trends, we do not expect significant changes in the estimate of returns for ABC members. The estimate of returns for wholesale sales of our old-time radio products is based on a detailed review of each significant customer, depending on the amount of products sold to a particular customer in a specific periods, the overall return rate for wholesale sales could vary.

      We record reductions to our revenue for future returns and record an estimate of future bad debts arising from current sales in general and administrative expenses. These allowances are based upon historical experience and evaluation of current trends. If members and customers return products to us in the future at higher rates than in the past or than we currently anticipate, our net sales would be reduced and our operating results would be adversely affected. In November 2001, the Emerging Issues Task Force ("EITF") issued EITF No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)", which addresses the income statement classification of certain credits, allowances, adjustments, and payments given to customers for the services or benefits provided. We adopted EITF No. 01-9 effective January 1, 2002, and, as such, have classified the cost of these sales incentives as a reduction of sales. The effect on sales of applying EITF No. 01-9 in 2002, 2003 and 2004 was $118,000, $60,000 and $48,000
respectively.

      Downloadable content revenue from the sale of individual content titles is recognized in the period when the content is downloaded and the customer's credit card is processed. Content revenue from the sale of content subscriptions is recognized pro rata over the term of the subscription period. Rebates and refunds are recorded as a reduction of revenue in the period in which the rebate or refund is paid in accordance with Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products).

ACCOUNTS RECEIVABLE VALUATION

      We record an estimate of our anticipated bad debt expense and return rates based on our historical experience. If the financial condition of our customers, including either individual consumers or retail chains, were to deteriorate, or if the payment or buying behavior were to change, resulting in either their inability or refusal to make payment to us, additional allowances would be required. For example, a one percent increase in returns as a percentage of gross sales for the year ended 2004, assuming a constant gross profit percentage and all other expenses unchanged, would have resulted in a decrease in net sales of $242,000 and a increase in net loss available to common shares of $129,000. A one percent increase in bad debt expenses as a percentage of net sales, assuming all other expenses were unchanged, would have resulted in an increase in bad debt expenses and a corresponding increase in net loss available to common shares of $188,000.

INCOME TAXES

      The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary timing differences become deductible. We determine the utilization of deferred tax assets in the future based on current year projections by management.

      Based on a change in our strategy, which we believe will result in lower sales and losses in the near term, but ultimately will be more profitable, we have determined that it is not more likely than not that we will, in the foreseeable future, be able to realize all or part of our net deferred tax asset. We have accordingly made an adjustment to the deferred tax asset recording an increase to the valuation allowance, resulting in a deferred tax expense charged against income in the fourth quarter of 2004, the period when such determination was made.

DEFERRED MEMBER ACQUISITION COSTS

      Promotional costs directed at current members are expensed on the date the promotional materials are mailed. The cost of any premiums, gifts or the discounted audiobooks in the promotional offer to new members is expensed as incurred. We account for direct response advertising for the acquisition of new members in accordance with AICPA Statement of Position 93-7, "Reporting on Advertising Costs" ("SOP 93-7"). SOP 93-7 states that the cost of direct response advertising (a) whose primary purpose is to elicit sales to customers who could be shown to have responded specifically to the advertising and (b) that results in probable future benefits should be reported as assets net of accumulated amortization Accordingly, we have capitalized direct response advertising costs and amortized these costs over the period of future benefit (the average member life), which has been determined to be generally 30 months. The costs are being amortized on accelerated basis consistent with the recognition of related revenue. In the fourth quarter of 2003, we adjusted the amortization period for advertising to attract customers to its World's Greatest Old-Time Radio continuity program and revised the estimate period for amortization of these advertising costs down to 18 months.

      SOP 93-7 requires that the realizability of the mounts of direct-response advertising reported as assets should be evaluated at each balance sheet date by comparing the carrying amounts of the assets to their probable remaining future net revenues. Based on the change in our strategy we have determined that the future net revenue from our Audio Book Club does not support the carrying amount of the direct-response advertising reported as assets relating to the Audio Book Club. Accordingly, we have made an adjustment to write-off the carrying amount of the asset in the fourth quarter for 2004 resulting in an increase in advertising expense of $846.

GOODWILL

      Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for using the purchase method of accounting. In July 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. The statement also provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. At December 31, 2004, we had $9.7 million of goodwill, all of which relates to our Radio Spirits operations. We completed our annual impairment test as of January 2005, utililizing the services of an independent third-party appraiser, which did not result in an impairment loss. However, if conditions or circumstances were to change resulting in a deterioration of our Radio Spirits business, a future impairment of goodwill could be necessary.

RESULTS OF OPERATIONS

      The following tables set forth, for the periods indicated, historical operating data as a percentage of net sales.

                                                  YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                              2002         2003         2004
                                          -----------  -----------  -----------
Net sales ................................    100%         100%        100%
                                          ===========  ===========  ===========
Cost of sales ............................     45           48          47
Cost of sales - write-downs ..............     --           --          20
Advertising and promotion ................     22           27          25
Advertising and promotion - write-downs ..     --           --           5
Bad debt expense .........................      6           11           4
General and administrative expense .......     18           19          32
Severance and other termination costs ....     --            1          --
Asset write-downs and strategic charges ..     --            2          --
Depreciation and amortization expense ....      3            1           1
Non-cash write-down of intangibles .......      3           --          --
Interest expense, net ....................      7            5          48
Income tax expense (benefit) .............      1            4          78
Net (loss) ...............................     (5)         (18)       (160)
Dividends on preferred stock .............     --            1           3
Net (loss) applicable to common shares ...     (5)         (19)       (163)

                                                                             SIX MONTHS
                                                                           ENDED JUNE 30,
                                                                     -------------------------
                                                                         2005         2004
                                                                     -----------   -----------
Sales ..............................................................      100%         100%
Cost of sales ......................................................     55.1         45.8
Cost of sales - strategic charges ..................................      5.4           --
Gross profit .......................................................     39.5         54.2
Advertising and promotion ..........................................     14.0         25.1
General and administrative expense .................................     63.8         33.1
Termination charges ................................................     12.4           --
Depreciation and amortization expense ..............................      0.8          0.8
Interest (income) ..................................................     (1.3)          --
Interest expense ...................................................     11.1         72.5
Loss on early extinguishment of debt ...............................     10.3           --
Income tax expense (benefit) .......................................       --           --
Net (loss) .........................................................    (71.5)       (77.3)
Dividends on preferred stock .......................................     13.1         (1.7)
Deemed dividends on beneficial conversion of preferred stock .......    309.7           --
Net (loss) applicable to common shares .............................    (394.4)%     (79.0)%

      YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

         NET SALES

$(000'S)                                      CHANGE FROM 2003 TO 2004
                                              ------------------------
                             2003          2004                         % CHANGE
                             ----          ----                         --------

AUDIO BOOK CLUB            $26,380        12,303        (14,076)         (53.4)%
                      ----------------------------------------------------------

RADIO SPIRITS
Catalog                      4,210         3,248           (962)         (22.8)
Wholesale                    3,048         1,671         (1,377)         (45.2)
Continuity                   2,841         1,403         (1,438)         (50.6)
                      ----------------------------------------------------------
                            10,099         6,322         (3,777)         (37.4)
                      ----------------------------------------------------------

MEDIABAY.COM                   138           205             67           48.7
                      ----------------------------------------------------------
                           $36,617        18,831        (17,786)         (48.6)%
                      ==========================================================

      Audio Book Club sales decreased principally due to a decrease in club membership as a result of a reduction in our advertising expenditures for new members. For the year ended December 31, 2004, the Audio Book Club spent $414,000 to attract new members, a reduction of $1.7 million, or 80.2%, from the amount spent to attract new members of $2.1 million during the year ended December 31, 2003. Audio Book Club attracted approximately 19,000 new members in the year ended December 31, 2004 as compared to approximately 134,000 new members in the year ended December 31, 2003.

      The decrease in Radio Spirits catalog sales is principally attributable to lower sales from catalogs mailed due to less new product introductions into the catalogs and fewer new customers. Wholesale sales of old-time radio products decreased principally due to lower orders from mass merchants and other retailers. Sales of our The World's Greatest Old-Time Radio continuity program decreased for the year ended December 31, 2004, as compared to the year ended December 31, 2003, principally due to the reduction in our advertising expenditures for new members. For the year ended December 31, 2004, we spent $6,000 to attract new continuity customers, compared to $775,000 spent to attract new customers during the year ended December 31, 2003.

      COST OF SALES

$ (000's)                          2003                               2004                         FROM 2003 TO 2004
                    -------------------------------     -------------------------------      ---------------------------
                                          AS A %                              AS A %
                          $            OF NET SALES           $            OF NET SALES       OF NET SALES     % CHANGE
                    ---------------   -------------     ---------------   -------------      ---------------   ---------
AUDIO BOOK CLUB     $     12,107              45.9%     $      5,484              44.6%            (6,623)       (54.7)%
                    ----------------------------------------------------------------------------------------------------

RADIO SPIRITS
Catalog                    2,015              47.9%            1,476              45.5               (539)       (26.7)
Wholesale                  2,057              67.5%            1,346              80.6               (711)       (34.6)
Continuity                 1,295              45.6%              495              29.7               (800)       (61.8)
                    -------------------------------     -------------------------------      ---------------------------
                           5,367              53.1%            3,317              52.5              (2050)       (38.2)
                    -------------------------------     -------------------------------      ---------------------------

MEDIABAY.COM                   5                                   1               0.3                 (4)       (80.0)
                    -------------------------------     -------------------------------      ---------------------------
                    $     17,479              47.7%            8,802              46.7%            (8,677)       (49.6)%
                    ===============================     ===============================      ===========================

      The principal reason for the decline in cost of sales at Audio Book Club was a reduction in net sales of 53.4% as described above. Cost of sales as a percentage of net sales at Audio Book Club for the year ended December 31, 2004 was 60.2%, compared to 45.9% for 2003. Cost of sales increased as a percentage of sales because our smaller active membership required us to purchase finished goods from publishers rather than licensing and manufacturing product due to lower sales and made us unable to meet manufacturing minimums and recoup advances to publishers, and because higher sales of unabridged and CD titles with higher costs, higher manufacturing costs due to lower volumes and the offering of more discounted titles in our catalogs in an effort to increase sales.

      As a percentage of net sales, cost of sales at Radio Spirits increased to 54.1% for the year ended December 31, 2004 from 53.1% for the year ended December 31, 2003. Cost of catalog sales decreased as a percentage of net sales to 46.3% for the year ended December 31, 2004 as compared to 47.9% for the year ended December 31, 2003 principally due to less discounting in the catalogs. The cost of wholesale sales as percentage of net revenue increased to 79.3% as compared to 67.5% for the year ended December 31, 2003 principally due to principally due to sales to discounters of discontinued items. The cost of World's Greatest Old-Time Radio continuity sales as a percentage of net income decreased to 37.0% from 45.6% principally due to the smaller number of new customers in 2004 whose initial purchase has a very high cost of goods sold.

      COST OF SALES - WRITE-DOWNS

$(000'S)                            2003                  2004
                                --------------       --------------
COST OF SALES - WRITE-DOWNS         $  --                $ 3,745
                                ==============       ==============

      We have conducted a review of our operations including product offerings, marketing methods and fulfillment. We are committed to digitizing and encoding our library of spoken word content and making our content available to the digital customer as described in the introduction to this Item 1. Business.

      As a result of decisions made in the third quarter of 2004 we have recorded $2.1 million of strategic charges for the three months ended September 30, 2004. These charges include: $1.0 of inventory written down to net realizable value due to a reduction in Audio Book Club members and our new focus on delivering spoken word products via downloads and $1.1 million of write-downs to royalty advances paid to audiobook publishers and other license holders, which we do not believe will be recoverable due to our new focus on delivering spoken word products via downloads.

      In the fourth quarter of 2004, we decided to transition our Audio Book Club customers to either principally a downloadable business or an Internet based business, which will not offer a negative club option. Based on this decision, we further reduced the value of our Audio Book Club inventory by $870,000 and reduced the amount of publishers' advances recorded as assets by $215,000.

      Also in the fourth quarter of 2004, we reviewed our product mix of offerings to both our mail order and wholesale Radio Spirits customers. We have experienced a significant shift in the mix between CDs and cassettes and will substantially reduce the number of cassette offerings in the future. Accordingly, we have written off a substantial portion of our existing cassette inventory as well as a portion of our CD inventory relating to older products, which we will not aggressively promote in future periods. The additional increase in the reserve for obsolescence of the Radio Spirits inventory made in the fourth quarter of 2004 was $560,000.

      ADVERTISING AND PROMOTION

($000'S)                                                          FROM 2003 TO 2004
                                                                  -----------------
                                        2003         2004        CHANGE      % CHANGE
                                      --------    ----------    ---------    --------
AUDIO BOOK CLUB
New Member                            $ 2,092      $   414      $(1,678)       (80.2)%
Current Member                          1,993          994         (999)       (50.1)
                                      ------------------------------------------------
                                        4,085        1,408       (2,677)       (65.5)
                                      ------------------------------------------------

RADIO SPIRITS
Catalog                                   964          787         (177)       (18.4)
Wholesale                                  74           57          (17)       (22.3)
Continuity                                775            6         (769)       (99.2)
                                      ------------------------------------------------
                                        1,813          850         (963)       (53.1)
                                      ------------------------------------------------

NEW PROJECTS                              339          164         (175)       (51.6)
                                      ------------------------------------------------
TOTAL SPENDING                          6,237        2,422       (3,815)       (61.2)

AMOUNT CAPITALIZED                     (2,410)        (354)      (2,056)       (85.3)
AMOUNT AMORTIZED                        6,161        2,632       (3,529)       (57.3)
                                      ------------------------------------------------
ADVERTISING AND PROMOTION EXPENSE     $ 9,988      $ 4,700      $(5,288)       (52.9)%
                                      ================================================

      Advertising and promotion decreased $5.3 million to $4.7 million or 52.9% for the year ended December 31, 2004 from the amount spent during the year ended December 31, 2003 of $10.0 million. Actual advertising expenditures for the year ended December 31, 2004 decreased $3.8 million to $2.4 million from $6.2 million during the year ended December 31, 2003. The decrease was due to a minimal amount of new member marketing for Audio Book Club new members due to cash constraints and our change in strategy as described above and decreased advertising to existing members due to the reduction in Audio Book Club membership because of normal member attrition with no marketing to replace leaving members. Radio Spirits continuity advertising was reduced due to cash constraints. We spent $164,000 on the new Larry King promotion in 2004.

      ADVERTISING AND PROMOTION - WRITE-DOWNS

($000'S)                                       2003             2004
                                            ------------     ----------
ADVERTISING AND PROMOTION - WRITE-DOWNS        $  --            $ 846
                                            ============     ==========

      Based on the change in our strategy , described above, we have determined that the future net revenue from our Audio Book Club does not support the carrying amount of the direct-response advertising reported as assets relating to the Audio Book Club. Accordingly, we have made an adjustment to write-off the carrying amount of the asset in the fourth quarter for 2004 resulting in an increase in advertising expense of $846,000.

      BAD DEBT EXPENSE

($000'S)                       2003                       2004
                    ---------------------------------------------------        FROM 2002 TO 2003
                              AS A %                      AS A %               -----------------
                           OF NET SALES                OF NET SALES          CHANGE         % CHANGE
                    ---------------------------------------------------

AUDIO BOOK CLUB     $  3,404          12.9%     $    744           6.0%     $ (2,660)         (78.1)%
                    ---------------------------------------------------------------------------------

RADIO SPIRITS
CATALOG                   --            --            --            --            --             --
WHOLESALE                 15           0.5%           15           0.8%           --             --
CONTINUITY               521          18.3%           70           5.2%          451           86.5%
                    ---------------------------------------------------     -------------------------
                         536           5.3%           85           1.3%          451           84.1%
                    ---------------------------------------------------     -------------------------

MEDIABAY.COM              --            --            --            --            --             --
                    ---------------------------------------------------     -------------------------
                    $  3,940          10.8%     $    829           4.4%     $  3,111           79.0%
                    ===================================================     =========================

      The principal reason for the decline in bad debt expense at Audio Book Club was a reduction in net sales of 53.4% as described above. Bad debt expense as a percentage of net sales at Audio Book Club for the year ended December 31, 2004 was 6.0 %, compared to 12.9% for the year ended December 31, 2003. The decrease in bad debt expense as a percentage of net sales is principally due to a reduced number of new members, who typically have higher bad debt expense, since a lower number of new members were added in the year ended December 31, 2004 as compared to the year ended December 31, 2003.

      The bad debt expense of World's Greatest Old-Time Radio continuity for the year ended December 31, 2004 decreased by $451,000 to $70,000 from $521,000 for the year ended December 31, 2003. As a percentage of net sales, bad debt expense for the World's Greatest Old-Time Radio continuity for the year ended December 31, 2004 was 5.2% as compared to 18.3% for the year ended December 31, 2003. The decrease in bad debt expense as a percentage of net sales is principally due to a reduced number of new customers, who typically have higher bad debt expense, since a lower number of new customers were added in the year ended December 31, 2004 as compared to the year ended December 31, 2003.

      Because of the reasons stated above, our bad debt expense decreased $3.1 million, or 79.0% to $829,000 for the year ended December 31, 2004 as compared to $3.9 million for the year ended December 31, 2003. As a percentage of net sales, bad debt expense was 4.4 % for the year ended December 31, 2004 as compared to 10.8% for the year ended December 31, 2003.

      GENERAL AND ADMINISTRATIVE

$ (000'S)                     2003                         2004
                    -------------------------------------------------------      FROM 2003 TO 2004
                                   AS A %                      AS A %            -----------------
                        $       OF NET SALES        $       OF NET SALES      CHANGE          % CHANGE
                    ----------------------------------------------------------------------------------
AUDIO BOOK CLUB     $  2,626          10.0%     $  2,379          19.3%      $   (247)          (9.4)%

RADIO SPIRITS          1,163          11.5%          959          15.2%          (204)         (17.5)

MEDIABAY.COM             614                         621                            7            1.1
CORPORATE              2,412                       2,084                         (328)         (13.6)
                    ----------------------------------------------------------------------------------
                    $  6,815          18.6%     $  6,043          32.1%      $   (772)         (11.3)%
                    ==================================================================================

      General and administrative expenses at Audio Book Club declined principally due to reductions in payroll and related costs due to reduced staff. General and administrative expenses at Radio Spirits for the year ended December 31, 2004 declined principally due to reductions in payroll due to reduced staff and commissions to outside sales personnel due to lower wholesale sales. Our corporate general and administrative expenses for the year ended December 31, 2004 declined principally due to lower payroll costs due to less employees and settlement of lease and consulting obligations.

      ASSET WRITE-DOWNS AND STRATEGIC CHARGES

$(000'S)                                          2003              2004
                                              --------------     -----------
ASSET WRITE-DOWNS AND STRATEGIC CHARGES           $ 749             $ --
                                              ==============     ===========

      In the fourth quarter of 2003, we evaluated the performance of Audio Passages, an Audio Book Club marketing program tailored to listeners with an interest in Christian product and determined based on past performance and expected future performance that we should terminate the Audio Passages marketing program. In connection with the termination of the Audio Passages marketing program, we took a strategic charge for the establishment of a reserve for obsolescence of Audio Passages inventory of $0.3 million and an assets write-down for previously capitalized advertising, which are not recoverable in the amount of $0.5 million.

      TERMINATION COSTS (000'S)

$(000'S)                        2003                2004
                            --------------      -----------
TERMINATION COSTS               $ 544               $ --
                            ==============      ===========

      In 2003, the employment of two senior executives who had employment agreements was terminated and the decision was made to terminate the employment agreement of another senior executive. A consulting agreement was also terminated. We agreed to make aggregate settlement payments under the employment agreements and consulting agreement for total consideration of $.5 million payable through May 2005.

      DEPRECIATION AND AMORTIZATION

$ (000'S)                      2003                      2004
                    -----------------------    -------------------------          FROM 2003 TO 2004
                                   AS A %                      AS A %             -----------------
                        $      OF NET SALES         $       OF NET SALES       CHANGE         % CHANGE
                    -----------------------    -------------------------     -------------------------
DEPRECIATION:
AUDIO BOOK CLUB     $    104           0.4%           83           0.7%      $    (21)         (19.9)%

RADIO SPIRITS             42           0.4%           37           0.6             (5)         (11.9)%

AMORTIZATION:
CORPORATE                182            --            24            --           (158)         (87.0)%
                    -----------------------    -------------------------     -------------------------
                    $    328           0.9%          144           0.8%      $   (184)         (75.0)%
                    =======================    =========================     =========================

      The decrease in amortization expenses is principally attributable to the reduction of the carrying amounts of our intangible assets made in the fourth quarter of 2003. Specifically, we made a strategic decision to no longer compete in the DVD market and accordingly wrote off the value of certain video and DVD rights we had acquired in the amount of $90,000. We also made the strategic decision in the fourth quarter of 2003 to discontinue future mailings to the Columbia House lists of members of other clubs. Accordingly, in the fourth quarter of 2003, we wrote off the unamortized value of the Columbia House mailing agreement of $986,000.

      INTEREST EXPENSE

$ (000'S)                                                                     FROM 2003 TO 2004
                                                                              -----------------
                                                   2003         2004         CHANGE       % CHANGE
                                                 --------     --------      --------      --------
INTEREST PAID                                    $    384     $  1,045      $    661         159.1%
INTEREST ACCRUED                                       74           25           (49)        (66.2)
INTEREST INCLUDED IN DEBT                             907          521          (386)        (42.6)
AMORTIZATION OF DEFERRED FINANCING COSTS AND
ORIGINAL ISSUE DISCOUNT                               560        1,341          (781)       (139.5)
LOSS ON EARLY EXTINGUISHMENT OF DEBT                   --        1,532         1,532            --
BENEFICIAL CONVERSION EXPENSE                          --        3,991         3,991            --
INDUCEMENT TO CONVERT                                  --          391           391            --
INTEREST CONVERTED TO PREFERRED STOCK                  --          254           254            --
LESS: INTEREST INCOME                                  --          (18)          (18)           --
                                                 --------     --------      --------      --------
TOTAL INTEREST EXPENSE                           $  1,925     $  9,082      $  7,157         371.8%

      The increase in interest expenses is principally due to increased debt and higher interest costs and amortization of debt discount relating to the 2004 financing transactions as described in the Liquidity and Capital Resources section of this Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

      Net loss before income taxes for the year ended December 31, 2004 was $15.4 million as compared to a net loss before income taxes for the year ended December 31, 2003 of $5.2 million.

      INCOME TAX EXPENSE

$ (000'S)                                              FROM 2003 TO 2004
                                                       -----------------
                            2003         2004         CHANGE     % CHANGE
                            ----         ----         ------     --------
INCOME TAX EXPENSE        $ 1,471      $  14,753    $ (13,282)    902.9%
                          =======      =========    =========     =====

      The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary timing differences become deductible. We determine the utilization of deferred tax assets in the future based on current year projections by management.

      Based on the change in Company strategy, described above, we have determined that it is not more likely than not that we will, in the foreseeable future, be able to realize all or part of our net deferred tax asset. Accordingly, we have made an adjustment to the deferred tax asset recording an increase to the valuation allowance, resulting in a deferred tax expense charged against income of $14.8 million in the fourth quarter of 2004, the period when such determination was made.

      During the years ended December 31, 2003; we utilized $1,471,000, of the $17.2 million deferred tax asset recorded in 2001. Accordingly, we recorded income tax expense of $1,471,000 for the year ended December 31, 2003.

      PREFERRED STOCK DIVIDENDS

$ (000'S)                                                                  FROM 2003 TO 2004
                                                                           -----------------
                                                 2003         2004        CHANGE      % CHANGE
                                               --------     --------     --------     --------
SERIES A PREFERRED STOCK DIVIDENDS                  228          228           --           --
SERIES B PREFERRED STOCK DIVIDENDS                   18           28           10         55.6%
SERIES C PREFERRED STOCK DIVIDENDS                   --          318          318           --
                                               --------     --------     --------     --------
TOTAL DIVIDENDS ACCRUED ON PREFERRED STOCK     $    246     $    574     $    328        133.3%
                                               ========     ========     ========     ========

      The increase in preferred stock dividends for the year ended December 31, 2004 as compared to the year ended December 31, 2003, is due to an increase in dividends for Series B Preferred Stock which was issued May 2003 and outstanding for only part of 2003 and dividends on the Series C Preferred Stock issued in May 2004. Our Principal Shareholder agreed to exchange the principal of certain notes, plus accrued and unpaid interest owed to the Principal Shareholder aggregating $3.8 million and accrued and unpaid dividends owed to the Principal Shareholder aggregating $519,000 into an aggregate of 43,527 shares of Series C Preferred Stock convertible into (i) an aggregate of 930,064 shares of Common Stock at an effective conversion price of $4.68, and (ii) warrants to purchase an aggregate of 1,860,128 shares of Common Stock. The Series C Preferred Stock accrues dividends at the rate of 9% per annum.

      LOSS APPLICABLE TO COMMON STOCKHOLDERS

$ (000'S)                                                FROM 2003 TO 2004
                                                         -----------------
                                             2003         2004        CHANGE
                                           --------     --------     --------

LOSS APPLICABLE TO COMMON STOCKHOLDERS     $  6,869     $ 30,687     $ 23,818
                                           ========     ========     ========

      Principally due to reduced sales and higher interest costs, partially offset by lower advertising, bad debt expense, certain write-offs and strategic charges described above general and administrative expenses, increased interest expenses, including beneficial conversion charges and recognition of deferred tax expenses, our net loss applicable to common shares for the year ended December 31, 2004 increased $23.8 million to $30.7 million, or $10.26 per diluted share as compared to a net loss applicable to common shares for the year ended December 31, 2003 of 6.9 million, or $2.94 per diluted share of common stock.

      YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2003

      NET SALES

                                               CHANGE FROM 2002
($000'S)                2002           2003         TO 2003            % CHANGE
                        ----           ----        ----------          --------

AUDIO BOOK CLUB       $34,343       $ 26,380        $ (7,963)           (23.2)%
                     -----------------------------------------------------------

RADIO SPIRITS
Catalog                 4,507          4,210            (297)            (6.6)%
Wholesale               5,594          3,048          (2,546)           (45.5)%
Continuity              1,085          2,841            1,756            161.8%
                     -----------------------------------------------------------
                       11,186         10,099          (1,087)            (9.7)%
                     -----------------------------------------------------------

MEDIABAY.COM              215            138             (77)           (35.8)%
                     -----------------------------------------------------------
                      $45,744       $ 36,617        $ (9,127)           (20.0)%
                     ===========================================================

      Audio Book Club sales decreased principally due to a decrease in club membership as a result of a reduction in our advertising expenditures for new members. For the year ended December 31, 2003, the Audio Book Club spent $2.1 million to attract new members, a reduction of $6.2 million, or 74.7%, from the amount spent to attract new members of $8.3 million during the year ended December 31, 2002. Audio Book Club attracted approximately 134,000 new members in the year ended December 31, 2003 as compared to approximately 290,000 new members in the year ended December 31, 2002.

      The decrease in Radio Spirits catalog sales is principally attributable to reduced catalog mailings. We spent $81,000, or 7.8% less in advertising during the year ended December 31, 2003 as compared to the spending during the year ended December 31, 2002. Wholesale sales of old-time radio products decreased principally due to reduced sales to three major customers in 2003 and higher returns from our major customers. Sales of our The World's Greatest Old-Time Radio continuity program increased for the year ended December 31, 2003, as compared to the year ended December 31, 2002, principally due to the inclusion of a full year of sales in 2003. The World's Greatest Old-Time Radio continuity program was introduced in the third quarter of 2002.

      COST OF SALES

$ (000'S)                              2002                        2003
                             ------------------------       ----------------------
                                                                                            FROM 2002 TO 2003
                                            AS A %                       AS A %             -----------------
                                  $      OF NET SALES           $     OF NET SALES        CHANGE        % CHANGE
                             ----------  ------------       -------   ------------      ----------     ----------
AUDIO BOOK CLUB                $14,821         43.2%        $ 12,107       45.9%        $ (2,714)        (18.3)%
                             ------------------------------------------------------------------------------------

RADIO SPIRITS
Catalog                          1,874         41.6%           2,015       47.9%             141           7.5%
Wholesale                        3,072         54.9%           2,057       67.5%          (1,015)        (33.0)%
Continuity                         884         81.5%           1,295       45.6%             411          46.5%
                             ------------------------     -----------------------      --------------------------
                                 5,830         52.1%           5,369       53.1%            (463)         (7.9)%
                             ------------------------     -----------------------      --------------------------

MEDIABAY.COM                        --                             5                           5
                             ------------------------     -----------------------      --------------------------
                               $20,651         45.1%        $ 17,479       47.7%        $ (3,172)        (15.4)%
                             ------------------------     -----------------------      --------------------------

      The principal reason for the decline in cost of sales at Audio Book Club was a reduction in net sales of 23.2% as described above. Cost of sales as a percentage of net sales at Audio Book Club for the year ended December 31, 2003 was 45.9%, compared to 43.2% for 2002. The increase in cost of sales as a percentage of net sales is principally due to increased costs relating to higher return rates in 2003, an increase in the reserve for obsolescence in 2003, in part related to the termination of Audio Passages, our Christian audiobook club, and higher average royalty rates since fewer books were sold in new member offerings, which have lower royalty rates, partially offset by a reduced number of heavily discounted books sold to new members due to a lower number of new members added in 2003 as compared to 2002.

      As a percentage of net sales, cost of sales at Radio Spirits increased to 53.1% for the year ended December 31, 2003 from 52.1% for the year ended December 31, 2002. Cost of catalog sales increased as a percentage of net sales to 47.9% for the year ended December 31, 2003 as compared to 41.6% for the year ended December 31, 2002 principally due to sales of discounted items both in the Radio Spirits catalog and through a campaign on radio stations. The cost of wholesale sales as percentage of net revenue increased to 67.5% as compared to 54.9% for the year ended December 31, 2002 principally due to the sales of slower moving items at heavily discounted prices in remainder sales and costs associated with higher returns. The cost of World's Greatest Old-Time Radio continuity sales as a percentage of net income decreased 45.6% from 81.5%. The continuity program commenced in August 2002 and the majority of sales in 2002 were of heavily discounted introductory merchandise designed to attract new buyers.

      ADVERTISING AND PROMOTION

($000'S)                                                           FROM 2002 TO 2003
                                                                   -----------------
                                         2002          2003       CHANGE     % CHANGE
                                         ----          ----       ------     --------
AUDIO BOOK CLUB
New Member                             $  8,269      $ 2,092     $ (6,177)    (74.7)%
Current Member                            2,310        1,993         (317)    (13.7)%
                                       ----------------------------------------------
                                         10,579        4,085       (6,494)    (61.4)%
                                       ----------------------------------------------

RADIO SPIRITS
Catalog                                   1,070          964         (106)     (9.9)%
Wholesale                                   151           74          (77)    (51.0)%
Continuity                                  885          775         (110)    (12.4)%
                                       ----------------------------------------------
                                          2,106        1,813         (293)    (13.9)%
                                       ----------------------------------------------

NEW PROJECTS                                 --          339           339
                                       ------------------------------------
TOTAL SPENDING                           12,685        6,237        (6,448)   (50.8)%

AMOUNT CAPITALIZED                       (8,099)      (2,410)
AMOUNT AMORTIZED                          5,571        6,161
                                       ----------------------
ADVERTISING AND PROMOTION EXPENSE      $ 10,157      $ 9,988
                                       ----------------------

      Although advertising and promotion expenses were relatively consistent, actual advertising expenditures in the year ended December 31, 2003 were $6.2 million, a decrease of $6.4 million or 50.8% over the amount spent during the year ended December 31, 2002 of $12.7 million.

      We attempted to grow our Audio Book Club very aggressively in 2002. We spent $8.3 million to attract new members to our Audio Book Club in 2002.

      The largest increases in 2002 as compared to 2001 were in attracting members through the Internet to our Audio Book Club in offers which required no immediate payment to join the club or purchase the initial books and in attracting member to Audio Passages, an audiobook club with products intended for a Christian audience. The cost to acquire these customers was lower than our traditional direct mail campaigns to acquire Audio Book Club members, however the performance of both the members attracted through the Internet and the Audio Passages members was much worse than our traditional Audio Book Club members. Because we spent a substantial amount of money to acquire these members and their performances were worse than we anticipated, we did not have much funds for advertising in 2003 and accordingly our advertising and promotion activities were dramatically reduced in 2003. A large portion of advertising expenditures in 2002 was capitalized and a substantial portion of that advertising was expensed in 2003. Our new member recruitment was significantly reduced in 2003. In 2004, we have done a small amount of marketing for new ABC members on an Internet offer requiring credit card payment. While the initial response was encouraging we continue to monitor the buying and payment behavior of these customers and currently do not have sufficient funds to conduct any additional marketing.

      BAD DEBT EXPENSE

($000'S)                         2002                          2003
                       -------------------------      -----------------------
                                                                                   FROM 2002 TO 2003
                                       AS A %                       AS A %         -----------------
                           $        OF NET SALES         $       OF NET SALES     CHANGE     % CHANGE
                       ----------   ------------      -------    ------------   ----------   ---------
AUDIO BOOK CLUB         $2,735            8.0%        $3,404            12.9%      $669          24.5%
                       -------------------------------------------------------------------------------

RADIO SPIRITS
Catalog                     --              --            --               --         -             --
Wholesale                   15            0.3%            15             0.5%         -             --
Continuity                  71            6.5%           521            18.3%       450         633.8%
                       -------------------------------------------------------  -----------------------
                            86            1.5%           536             5.3%       450         523.3%
                       -------------------------------------------------------  -----------------------

MEDIABAY.COM                --              --            --               --        --             --
                       -------------------------------------------------------  -----------------------
                        $2,821           13.7%        $3,940            10.8%    $1,119          39.7%
                       =======================================================  =======================

      Bad debt expense at Audio Book Club increased by $.7 million to $3.4 million, or 12.9% of sales. The principal reason for the increase in bad debt expense at Audio Book Club was the attraction of over 96,000 members through the Internet, most of which were Bill Me Members. The bad debt rates for the initial discounted offer to these Bill Me Internet Members often exceeded 50% and the bad debt rate for shipments subsequent to payment for the initial offer exceeded the historical bad debt rate of the Audio Book Club acquired through direct mail. We stopped offering Bill Me offers on the Internet in the second quarter of 2003 and are testing alternatives methods to attract members either through an offer requiring immediate payment of the initial offer with a credit card or much more extensive initial screening methods.

      The bad debt expense of World's Greatest Old-Time Radio continuity members for the year ended December 31, 2003 increased by $.4 million to $.5 million from $.1 million for the year ended December 31, 2002. As a percentage of net sales, bad debt for the year ended December 31, 2003 were 18.3% as compared to 6.5% for the year ended December 31, 2002. The program commenced in 2002, and as the program matured in 2003, and customer-paying behavior became more evident, the allowance for bad debts and the corresponding bad debt rate increased.

      GENERAL AND ADMINISTRATIVE

$(000'S)
                                  2002                             2003                    FROM 2002 TO 2003
                       -------------------------       --------------------------     --------------------------
                                        AS A %                          AS A %
                                     OF NET SALES                    OF NET SALES       CHANGE          % CHANGE
                                     ------------                    ------------       ------          --------
AUDIO BOOK CLUB        $   2,842             8.3%      $   2,626             10.0%    $    (216)            (7.6)%

RADIO SPIRITS              1,617            14.5%          1,163             11.5%         (454)           (28.1)%

MEDIABAY.COM                 654                             614                            (40)            (6.1)%

CORPORATE                  3,234                       $   2,412                           (822)           (25.4)%
                       ---------       ---------       ---------        ---------     ---------        ---------

                       $   8,347            18.2%          6,815             18.6%    $  (1,532)           (18.4)%
                       =========       =========       =========        =========     =========        =========

      General and administrative expenses at Audio Book Club declined principally due to reductions in payroll due to reduced staff. General and administrative expenses at Radio Spirits for the year ended December 31, 2003 declined principally due to reductions in payroll due to reduced staff and commissions to outside sales personnel due to lower wholesale sales, lower consulting costs principally due to the termination of a consulting agreement entered in to 2001 with the previous president of Radio Spirits following his resignation and settlement of all outstanding amounts with a former joint venture partner responsible for syndication of our old-time radio shows on broadcast radio. Our corporate general and administrative expenses for the year ended December 31, 2003 declined principally due to reductions in public and investor relations, travel and legal fees partially offset by higher insurance costs.

      ASSET WRITE-DOWNS AND STRATEGIC CHARGES

($000'S)                                           2002         2003
                                                ---------     --------
ASSET WRITE-DOWNS AND STRATEGIC CHARGES            $ --         $749
                                                =========     ========

      In the fourth quarter of 2003, we evaluated the performance of Audio Passages, an Audio Book Club marketing program tailored to listeners with an interest in Christian product and determined based on past performance and expected future performance that we should terminate the Audio Passages marketing program. In connection with the termination of the Audio Passages marketing program, we took a strategic charge for the establishment of a reserve for obsolescence of Audio Passages inventory of $0.3 million and an assets write-down for previously capitalized advertising, which are not recoverable in the amount of $0.5 million.

      TERMINATION COSTS

($000'S)                             2002              2003
                                -------------      -----------
TERMINATION COSTS                    $ --              $544
                                =============      ===========

      In 2003, the employment of two senior executives who had employment agreements was terminated and the decision was made to terminate the employment agreement of another senior executive. A consulting agreement was also terminated. We agreed to make aggregate settlement payments under the employment agreements and consulting agreement for total consideration of $.5 million payable through May 2005.

      DEPRECIATION AND AMORTIZATION

$ (000'S)                           2002                         2003
                         -------------------------      -----------------------
                                                                                        FROM 2002 TO 2003
                                          AS A %                       AS A %           -----------------
                            $          OF NET SALES          $     OF NET SALES      CHANGE        % CHANGE
                                       ------------                ------------      ------        --------
DEPRECIATION:
AUDIO BOOK CLUB                $124          0.4%           $104          0.4%             $(20)      (16.1)%

RADIO SPIRITS                    97          0.9%             42          0.4%              (55)      (56.7)%

AMORTIZATION:
CORPORATE                     1,093                          182                           (911)      (83.3)%
                         -------------------------      -----------------------    ---------------------------
                             $1,314          2.9%           $328          0.9%            $(986)      (75.0)%
                         =========================      =======================    ===========================

      The decrease in amortization expenses is principally attributable to the reduction of the carrying amounts of our intangible assets made in the fourth quarter of 2002. Specifically, we made a strategic decision to no longer compete in the DVD market and accordingly wrote off the value of certain video and DVD rights we had acquired in the amount of $90,000. We also made the strategic decision in the fourth quarter of 2002 to discontinue future mailings to the Columbia House lists of members of other clubs. Accordingly, in the fourth quarter of 2002, we wrote off the unamortized value of the Columbia House mailing agreement of $986,000.

      INTEREST EXPENSE

$ (000'S)                                                                              FROM 2002 TO 2003
                                                                                       -----------------
                                                      2002           2003          CHANGE          % CHANGE
                                                      ----           ----          ------          --------
INTEREST PAID                                       $   766        $   384        $  (382)          (49.9)%
INTEREST ACCRUED                                        118             74            (44)          (37.3)%
INTEREST INCLUDED IN DEBT                               637            907            270            42.4%
AMORTIZATION OF DEFERRED FINANCING COSTS AND
  ORIGINAL ISSUE DISCOUNT                             1,453            560           (893)          (61.5)%
                                                    -------------------------------------------------------
TOTAL INTEREST EXPENSE                              $ 2,974        $ 1,925        $(1,049)          (35.3)%
                                                    =======================================================

      The reduction in interest expense is principally due to a reduction in the amortization of deferred financing costs and original issue discount of $0.9 million based on the original terms of the debt to which the costs and discount related.

      Net loss before income taxes for the year ended December 31, 2003 was $5.2 million as compared to a net loss before income taxes for the year ended December 31, 2002 of $1.7 million.

      INCOME TAX EXPENSE

$ (000'S)                                                 FROM 2002 TO 2003
                                                          -----------------
                              2002          2003       CHANGE          % CHANGE
                              ----          ----       ------          --------

INCOME TAX EXPENSE           $  550      $   1,471     $   921          167.5%
                             ======      =========     =======          =====

      During the years ended December 31, 2003 and 2002, we utilized $1,471,000 and $550,000, respectively, of the $17.2 million deferred tax asset recorded in 2001. Accordingly, we recorded income tax expense of $1,471,000 and $550,000 for the years ended December 31, 2003 and 2002, respectively.

      PREFERRED STOCK DIVIDENDS

$ (000'S)                                                                               FROM 2002 TO 2003
                                                                                        -----------------
                                                       2002            2003           CHANGE         % CHANGE
                                                     --------        --------        --------        --------
DIVIDENDS ACCRUED ON SERIES A PREFERRED STOCK             217             228              11             5.1%
DIVIDENDS ACCRUED ON SERIES B PREFERRED STOCK              --              18              18              --
                                                     --------        --------        --------        --------
TOTAL DIVIDENDS ACCRUED ON PREFERRED STOCK           $    217        $    246        $     29            13.4%
                                                     ========        ========        ========        ========

      For the year ended December 31, 2003, we accrued preferred stock dividends of $0.2 million on the outstanding 25,000 shares of Series A Preferred stock, which were issued in January 2002 and $18,000 for dividends for Series B Preferred Stock issued May 2003.

      LOSS APPLICABLE TO COMMON STOCKHOLDERS

$ (000'S)                                                                              FROM 2002 TO 2003
                                                                                       -----------------
                                                      2002             2003          CHANGE         % CHANGE
                                                      ----             ----          ------         --------
LOSS APPLICABLE TO COMMON STOCKHOLDERS              $  2,510        $   6,869       $   4,359        173.7%
                                                    ========        =========       =========        =====

      Principally because of lower sales due in large part to reduced spending on new member advertising at Audio Book Club and lower wholesale sales at Radio Spirits, our net loss applicable to common shares increased $4.4 million to $6.9 million, or $2.92 per diluted share as compared to a net loss applicable to common shares for the year ended December 31, 2002 of $2.5 million, or $1.08 per diluted share of common stock.

      SIX MONTHS ENDED JUNE 30, 2005 COMPARED TO SIX MONTHS ENDED JUNE 30, 2004:

      NET SALES

$(000'S)                                            CHANGE FROM
                             2004          2005     2004 TO 2005    % CHANGE
                             ----          ----     ------------    --------
AUDIO BOOK CLUB        $    7,065    $    3,562     $   (3,503)      (49.6)%
                       ------------------------------------------------------

RADIO SPIRITS
   Catalog                  1,610         1,219           (391)      (24.3)%
   Wholesale                  982           439           (543)      (55.3)%
   Continuity                 721           314           (407)      (56.5)%
                       ------------------------------------------------------
                            3,314         1,972         (1,342)      (40.5)%
                       ------------------------------------------------------

MEDIABAY.COM                  106            91            (15)      (14.3)%
                       ------------------------------------------------------
                       $   10,485    $    5,625     $   (4,860)      (46.4)%
                       ======================================================

      Audio Book Club sales decreased principally due to a decrease in club membership as a result of discontinuing our advertising expenditures for new members.

      In the second quarter of 2005, we changed our negative option book club and converted to a business selling audiobooks and other audio entertainment without a negative option requirement. As a result of this change, we anticipate lower returns from our customers in future periods.

      The decrease in Radio Spirits catalog sales is principally attributable to fewer customers, as we have not incurred marketing expenditures to attract new members, and greater discounting in our catalogs. Wholesale sales of old-time radio products decreased principally due to reduced sales to our major customers. Sales of our World's Greatest Old-Time Radio continuity program decreased principally due to the lack of advertising expenditures for new customers.

         COST OF SALES

$(000'S)                               2004                             2005                       FROM 2004 TO 2005
                            -------------------------        --------------------------         ------------------------
                                           AS A %                            AS A %
                             $          OF NET SALES          $          OF NET SALES         CHANGE           % CHANGE
                                        ------------                     ------------         ------           --------
AUDIO BOOK CLUB             $  3,224            45.6%        $  2,030             57.0%         (1,194)          (37.0)%
                            -------------------------        --------------------------         ------------------------

RADIO SPIRITS
   Catalog                       680            42.2%             556             45.6%           (124)          (18.3)%
   Wholesale                     606            61.6%             380             86.6%           (226)          (37.2)%
   Continuity                    287            39.9%             132             42.2%           (155)          (53.9)%
                            -------------------------        --------------------------         ------------------------
Total Radio Spirits            1,573            47.5%           1,068             54.2%           (505)          (32.1)%
                            -------------------------        --------------------------         ------------------------

MEDIABAY.COM                       1             0.4%              --                --             (1)         (100.0)%
                            -------------------------        --------------------------         ------------------------
COST OF SALES                  4,798                            3,098             55.1%         (1,700)          (35.4)%
COST OF SALES -
STRATEGIC CHARGES                 --               --             305              5.4%            305
                            -------------------------        --------------------------         ------------------------
                            $  4,798            45.8%        $  3,398             60.5%         (1,395)          (29.1)%
                            =========================        ==========================         ========================

      The principal reason for the decline in cost of sales at Audio Book Club was a reduction in sales of 49.6% as described above. Cost of sales as a percentage of sales at Audio Book Club for the six months ended June 30, 2005 was 57.0%, compared to 45.6% for the same period in 2004. The increase in cost of sales as a percentage of sales is principally due to an increase in product costs as a percentage of sales since a smaller active membership required us to purchase finished goods from publishers rather than the licensing and manufacturing of product due to lower sales and our inability to meet manufacturing minimums and recoup advances to publishers, higher sales of unabridged and CD titles with higher costs and higher manufacturing costs due to lower volumes and to a lesser extent an increase in fulfillment costs as a percentage of sales since the fixed portion of our third party fulfillment costs is allocated to a smaller active membership.

      Cost of catalog sales increased as a percentage of sales to 45.6% for the six months ended June 30, 2005 as compared to 42.2% for the six months ended June 30, 2004 principally due to sales of lower cost items with lower margins, increased discounting in the catalogs to sell older inventory and higher royalty costs as a percentage of the lower sales volume due to the fixed portion of royalty advances. The cost of wholesale sales as percentage of sales increased to 86.6% for the six months ended June 30, 2005 as compared to 61.6% for the six months ended June 30, 2004 principally due to a greater portion of fixed costs (allocated obsolescence and product development costs, the fixed cost of warehousing and fulfillment and royalty advances) in relation to the lower sales volume. The cost of World's Greatest Old-Time Radio continuity sales as a percentage of sales increased to 42.2% from 39.9% principally due to the fixed cost associated with warehousing and fulfillment in relation to the lower sales volume as we have not marketed for new customers.

      In the second quarter of 2005, we changed our negative option book club and converted to a business selling audiobooks and other audio entertainment without a negative option requirement. We have moved our warehouse and fulfillment operations to a facility which also provides products and accordingly we have changed from licensing and manufacturing many of its audiobook titles to buying on a wholesale basis and accordingly we recorded a $305 write-down of royalty advances to what we believe is net realizable value at June 30, 2005. Under our new buying arrangement we are buying products at a fixed percentage off of manufacturer's suggested retail price. In addition we will be incurring certain fixed fulfillment charges. The cost of the new arrangement will be dependent on future sales volume.

      ADVERTISING AND PROMOTION

$(000'S)                                                              FROM 2004 TO 2005
                                                                      -----------------
                                          2004         2005         CHANGE       % CHANGE
                                          ----         ----         ------       --------
AUDIO BOOK CLUB
    New Member                          $    274     $    --      $   (274)      (100.0)%
   Current Member                            632         234          (398)       (63.0)%
                                        -------------------------------------------------
Total Audio Book Club                        906         234          (672)       (74.2)%
                                        -------------------------------------------------

RADIO SPIRITS
   Catalog                                   341         380            39         11.4%
   Wholesale                                  11          27            16        145.5%
   Continuity                                  6          --            (6)      (100.0)%
                                        -------------------------------------------------
Total Radio Spirits                          358         407            49         13.7%
                                        -------------------------------------------------

NEW PROJECTS                                  14         132           118        842.9%
                                        -------------------------------------------------
TOTAL SPENDING                             1,278         773          (505)       (39.5)%

AMOUNT CAPITALIZED                         (245)          --           245       (100.0)%
AMOUNT AMORTIZED                           1,595          14        (1,581)       (99.2)%
                                        -------------------------------------------------
ADVERTISING AND PROMOTION EXPENSE      $   2,627         787     $  (1,840)       (70.1)%
                                        =================================================

      Advertising and promotion expenses decreased $1.8 million to $787,000 for the six months ended June 30, 2005 as compared to $2.6 million in the prior comparable period, principally due to lower amortization of deferred member acquisition costs. In the fourth quarter of 2004, based on the change in our strategy, described above, we determined that the future net revenue from our Audio Book Club would not support the carrying amount of the direct-response advertising reported as assets relating to the Audio Book Club. Accordingly, we wrote-off the carrying amount of the asset in the fourth quarter for 2004 resulting in an increase in advertising expense in 2004 and lower expense in 2005. The decrease in spending was due to the lack of new member marketing for Audio Book Club new members due to our change in strategy as described above and decreased advertising to existing members due to the reduction in Audio Book Club membership because of member attrition with no marketing to replace leaving members. During the three months ended June 30, 2005 we incurred $132,000 related to new projects, principally marketing tests related to the download business.

      GENERAL AND ADMINISTRATIVE

                                      2004                             2005                     FROM 2004 TO 2005
                          -----------------------------   -------------------------------  ---------------------------
$(000'S)                                    As a %                            As a %
                               $         Of Net Sales          $           Of Net Sales         Change     % Change
                          -----------   ---------------   ------------   ----------------  -----------     -----------
AUDIO BOOK CLUB               $ 1,825             25.8%       $  1,030              28.9%        (795)         (43.6)%

RADIO SPIRITS                     483             14.6%            631              32.0%          148           30.6%

MEDIABAY.COM                      322            303.8%            366             402.2%           44           13.7%

CORPORATE                         842                            1,561                             719           85.4%
                          -----------   ---------------   ------------   ----------------  -----------     -----------
                              $ 3,473             33.1%       $  3,588              63.8%          115            3.3%
                          ===========   ===============   ============   ================  ===========     ===========

      The increase in general and administrative expenses of $115,000 for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004 is principally due to increases in payroll and related costs, public and investor relations (including directors fees), travel and entertainment and legal and accounting fees, partially offset by lower bad debt expense The principal reason for the decline in bad debt expense at Audio Book Club was lower bad debts from remaining core Audio Book Club members who historically have been good paying customers. The increase in payroll was mainly attributable to various bonuses paid in the second quarter of 2005 and the hiring, retention and promotion of key employees. The increase in investor and public relations costs was attributable to fees paid to directors in the second quarter of 2005, as well as an increase in public relations activity related to the download strategy. The increase in travel and entertainment relates mainly to business development travel in the implementation of the new strategy. The increase in legal fees is related to the implementation of the new download strategy and the increase in accounting fees is related to complying with the new requirements of Sarbanes-Oxley.

      TERMINATION COSTS

      $(000'S)                          2004           2005
                                      ----------     ----------

      TERMINATION COSTS                 $ --           $697
                                      ==========     ==========

      In the second quarter of 2005, the employment of one senior executive who had an employment agreement was terminated and the employment of several employees, one of which had an employment agreement, was also terminated. We agreed to make aggregate settlement payments totaling $697,000 payable through March 2006.

      DEPRECIATION AND AMORTIZATION

                                                     2004        2005
                                                   -------      -----
$(000'S)
DEPRECIATION
------------
AUDIO BOOK CLUB                                    $    50         25
RADIO SPIRITS                                           18         14
TOTAL DEPRECIATION                                      68         39

AMORTIZATION
------------
CORPORATE                                               19          4
                                                   -------      -----
TOTAL DEPRECIATION AND AMORTIZATION                $    88         43
                                                   =======      =====

      The decrease in depreciation and amortization expenses for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004 is principally attributable to reductions in the amortization of intangibles, which had been fully amortized or written off during the year ended December 31, 2004 and certain equipment, which was fully depreciated in 2004.

      INTEREST EXPENSE

                                                         2004           2005         CHANGE
                                                     ------------   -------------   ----------
$(000'S)
TOTAL INTEREST PAID                                       $   533           2,009         1,476
ACCRUED INTEREST PAID THIS PERIOD                              74           1,599         1,525
                                                     ------------   -------------   ----------
CURRENT INTEREST PAID                                         459             410          (49)
INTEREST INCLUDED IN DEBT                                     436              81         (355)
AMORTIZATION OF DEFERRED FINANCING COSTS AND
ORIGINAL ISSUE DISCOUNT                                       790              60         (730)
LOSS ON EARLY EXTINGUISHMENT OF DEBT                        1,533             579         (954)
BENEFICIAL CONVERSION EXPENSES OF JANUARY 2004 NOTES
                                                            3,991              --       (3,991)
EXPENSE OF INDUCEMENT TO CONVERT, RELATED PARTY DEBT
                                                              390                         (390)
                                                     ------------   -------------   ----------
TOTAL INTEREST EXPENSE                                   $  7,599           1,130       (6,469)
                                                     ============   =============   ==========

      The decrease in interest expenses is principally due to the conversion of debt into preferred stock and common stock in 2004 and the payment of the senior debt facility and related party debt in connection with the March Financing described below.

      PREFERRED STOCK DIVIDENDS

                                                                                   2004       2005
                                                                                  ------     ------
$(000'S)
DIVIDENDS ACCRUED ON SERIES A PREFERRED STOCK                                     $  114         51
DIVIDENDS ACCRUED ON SERIES B PREFERRED STOCK                                         15          1
DIVIDENDS ACCRUED ON SERIES C PREFERRED STOCK                                         50        100
DIVIDENDS ACCRUED ON SERIES D PREFERRED STOCK                                         --        586
DEEMED DIVIDEND FOR BENEFICIAL CONVERSION FEATURE OF SERIES D PREFERRED STOCK         --     17,423
                                                                                  ------     ------
TOTAL DIVIDENDS DEEMED OR ACCRUED ON PREFERRED STOCK                              $  179     18,161
                                                                                  ======     ======

      The Series D Preferred Shares are convertible at any time at the option of the holder into shares of our common stock at the rate of $3.30 per share and each warrant is exercisable to purchase one share of our common stock at an exercise price of $3.36 per share. The market price for our common stock at March 21, 2005 was $4.14. We recorded as a non-cash deemed dividend an amount of $17,423 to reflect the value of the beneficial conversion feature of the Series D Preferred Stock and increased contributed capital by $17,423. The recording of the dividend had no effect on our cash or net equity.

      The increase in the accrual of preferred stock dividends for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004 is due to the accrual of dividends for the Series D Preferred Stock issued in March 2005, as described in the Liquidity and Capital Resources section below.

      During the second quarter of 2005, 1,180 shares of Series D Preferred Stock were converted into common stock and between July 1, 2005 and August 11, 2005 an additional 13,657 shares of Series D Preferred Stock were converted into common stock. These conversions and future conversions, if any, will reduce the preferred stock dividend in future periods.

         LOSS APPLICABLE TO COMMON STOCKHOLDERS

                                                                            FROM 2004 TO 2005
                                                  2004         2005       CHANGE      % CHANGE
                                                  ----         ----       ------      --------
$(000'S)
LOSS APPLICABLE TO COMMON STOCKHOLDERS          $  8,279    $ 22,184     $ 13,905      168.0%
                                                ========    ========     ========      =====

      Principally due to the deemed dividend for beneficial conversion of Series D Preferred Stock of $17,423, lower sales and a loss on early extinguishment of debt of $579 the strategic charge, termination costs and higher preferred dividends, partially offset by lower advertising expenses as described above, our net loss applicable to common shares for the six months ended June 30, 2005 increased $14.0 million to $22.2 million, or $4.36 per diluted share, as compared to a net loss applicable to common shares for the six months ended June 30, 2005 of $8.3 million, or $3.23 per diluted share of common stock, for the six months ended June 30, 2004.

      LIQUIDITY AND CAPITAL RESOURCES

      Historically, we have funded our cash requirements through sales of equity and debt securities and borrowings from financial institutions and our principal shareholders. For the year ended December 31, 2004, we spent $414,000 to attract new Audio Book Club members, a reduction of $1.7 million, or 80.2%, from the amount spent to attract new members of $2.1 million during the year ended December 31, 2003, due to a change in our business strategy and to the lack of necessary funds. As a result, our member and customer bases eroded and our revenues declined significantly.

      As of June 30, 2005, we had cash on hand of $14.3 million, which is substantially greater than the $3.1 million cash on hand at June 30, 2004. We believe that we have sufficient cash to operate our business for a minimum of twelve months.

      OPERATING ACTIVITIES

      Net cash used in operating activities during the year ended December 31, 2004 of $4.2 million, which principally consisted of the net loss of $30.7 million, increases in prepaid expenses and royalty advances of $48,000 and $1.0 million, respectively, and a decrease in accounts payable and accrued expenses of $5.4 million, partially offset by deferred tax expenses of $14.8 million, non-cash beneficial conversion charges of $4.4 million, $4.6 million of write-downs of inventory and advances to publishers, as described above, loss on extinguishment of debt of $1.5 million, depreciation and amortization expenses of $144,000, amortization of deferred financing costs and original issue discount of $1.3 million, non-current accrued interest and dividends payable of $1.5 million, non-cash stock compensation of $328,000 decreases in accounts receivable of $2.0 million and inventory of $103,000 and a net reduction in deferred member acquisition costs of $2.3 million.

      The decrease in accounts receivable during the year ended December 31, 2004 was primarily attributable to a reduction in sales as described above. The net decrease in deferred member acquisition cost is due to reduced spending on new member and customer acquisition activities as described above. The increase in royalty advances is principally due to a decline in sales and a reduction in new member acquisition activities at Audio Book Club, which results in lower royalty expense and less utilization of the advances, as well as the timing and payment of advances. During the year ended December 31, 2004, we reduced accounts payable and accrued expenses by $5.3 million, the majority of which were over 90 days past due.

      For the six months ended June 30, 2005, cash increased by $11.2 million, as we had net cash used in operating activities of $2.2 million, used net cash of $580,000 in investing activities and had cash provided by financing activities of $14.0 million. Net cash used in operating activities principally consisted of the net loss of $22.2 million and increases in prepaid expenses of $194,000 partially offset by the non-cash charges consisting of the deemed dividend for beneficial conversion feature of Series D preferred Stock of $17.4 million, the loss on early extinguishment of debt of $579,000, depreciation and amortization expenses of $43,000, amortization of deferred financing costs and original issue discount of $210,000, non-current accrued interest and dividends payable of $306,000; as well as decreases in accounts receivable, inventory and royalty advances of $631,000, 132,000 and 99,000, and increases in accounts payable and accrued expenses of $687,000.

      For the six months ended June 30, 2005, the decreases in accounts receivable and inventory are primarily attributable the reduction in sales as described above. The increase in prepaid expenses is principally due to the timing of payments of marketing costs and other costs related to the download business and certain Radio Spirit's catalog costs. The increase in accounts payable and accrued expenses is principally due to the accrual for preferred dividends on the Series D Preferred Stock and termination costs. The decrease in royalty advances relates to the change in strategy for our Audio Book Club, as we are no longer licensing and manufacturing products as described above.

      INVESTING ACTIVITIES

      During the year ended December 31, 2004, net cash used in investing activities consisted of the acquisition of fixed assets of $136,000, principally computer equipment and acquisition of certain old-time radio rights from a rightsholder of $20,000.

      During the six months ended June 30, 2005, net cash used in investing activities consists of acquisition of fixed assets of $580,000, principally computer equipment and the cost of the development of the new websites offering downloadable audio.

      FINANCING ACTIVITIES

      The following is a summary of our financing activities since January 1, 2004:

      During the six months ended June 30, 2005, we received net cash proceeds of the sale of Series D Preferred Stock of $31.5 million, as described above, repaid debt in the amount of $9.4 million, repaid accrued interest, dividends and fees relating to the debt of $2.4 million and redeemed Series A and Series C Preferred Stock in the amount of $5.8 million.

      JANUARY 2004 CONVERTIBLE DEBT

      On January 29, 2004, we issued $4.0 million aggregate principal amount of promissory notes (the "Notes") and warrants to purchase 392,158 shares of common stock (the "Investor Warrants") to institutional and accredited investors (the "Offering"). The notes were due on the earlier of (i) April 30, 2005, (ii) such date on or after July 1, 2004 at such time as all of our indebtedness under our existing credit facility is either repaid or refinanced or (iii) our consummation of a merger, combination or sale of all or substantially all of our assets or the purchase by a single entity, person or group of affiliated entities or persons of 50% of the our voting stock. The notes bore interest at the rate of 6%, increasing to 9% on April 28, 2004 and 18% on July 27, 2004. On receipt of shareholder approval, which was received on April 12, 2004, in accordance with the terms of the Notes, the principal amount of the notes automatically converted into common stock at the rate of one share of common stock at $4.50, or approximately 888,888 shares. In addition, accrued interest in the amount $49,000 also converted into common stock at $4.50 per share, or 10,813 shares.

      In connection with the Offering, we issued to the placement agent and a broker warrants to purchase an aggregate of 40,833 shares of common stock and also issued to the placement agent warrants to purchase an additional 83,481 shares of common stock on April 12, 2004 as partial consideration for the placement agent's services. All warrants issued are exercisable until January 28, 2009 at an exercise price of $7.68 per share.

      We used a portion of the proceeds of the offering to repay $1,250,000 of principal due on our prior credit Agreement with ING (U.S.) Capital, L.L.C. and Patriarch Partners, L.L.C. (the "ING Credit Agreement") and to reduce our accounts payable.

      2004 CREDIT AGREEMENT AND RELATED FINANCING TRANSACTIONS

      On April 28, 2004, we entered into a credit agreement ("2004 Credit Agreement") by and among MediaBay and certain of its subsidiaries, the guarantors signatory thereto, Zohar CDO 2003-1, Limited ("Zohar") as lender, and Zohar, as agent, pursuant to which we and certain of our subsidiaries initially borrowed $9.5 million. The initial term of the 2004 Credit Agreement was one year and it was extendable, at our sole option, for two additional one-year terms upon issuance of additional notes of $600,000 for the first additional year and $300,000 for the second additional year, provided there is no event of default. The loan bears interest at the rate of LIBOR plus 10%. In the first year of the loan, a fee of $900,000 has been added to the principal balance, which will be reflected as debt discount and will be accreted to interest expense over the next twelve months. We used a portion of the $8.6 million of funds received under the 2004 Credit Agreement to satisfy all of its outstanding obligations under (i) promissory notes that it issued in October 2003 in the aggregate principal amount of $1.0 million plus accrued interest of $200,000,
(ii) our outstanding credit agreement, which had an outstanding principal balance of approximately $1.4 million and a partial payment of $1.6 million of the convertible note issued to ABC Investment, L.L.C. as described below. In connection with the March 2005 financing described below we repaid all amounts due under the senior notes.

      Norton Herrick ("Herrick"), a principal shareholder of ours at that time, Huntingdon Corporation ("Huntingdon"), a company wholly-owned by Herrick, and N. Herrick Irrevocable ABC Trust (the "Trust"), of which Herrick is the beneficiary, and Howard Herrick, a principal shareholder of ours at the time, was the trustee, consented to the 2004 Credit Agreement and the other transactions described above and entered into a subordination agreement with Zohar. The 2004 Credit Agreement required the aggregate amount of principal and interest owed by MediaBay to Herrick, Huntingdon and the Trust be reduced to $6,800,000 ("Permissible Debt") by June 1, 2004.

      Pursuant to an agreement dated April 28, 2004, on May 25, 2004, Herrick exchanged accrued and unpaid interest and dividends (including accrued and unpaid interest distributed by the Trust to Herrick) owed to Herrick aggregating $1,181,419 into (i) 11,814 shares of Series C Preferred Stock with a liquidation preference of $100 per share convertible into an aggregate of 252,436 shares of common stock at an effective conversion price of $4.68, and (ii) warrants to purchase 504,872 shares of common stock. The warrants are exercisable until April 28, 2014 at an exercise price of $3.18.

      Pursuant to an agreement dated April 28, 2004, on May 25, 2004 Huntingdon exchanged the principal of the $500,000 principal amount note, $1,000,000 principal amount note, $150,000 principal amount note and $350,000 principal amount note held by Huntingdon, plus accrued and unpaid interest owed to Huntingdon aggregating $1,171,278 into (i) 31,713 shares of Series C Preferred Stock convertible into an aggregate of 677,628 shares of common stock at an effective conversion price of $4.68, and (ii) warrants to purchase an aggregate of 1,355,256 shares of common stock. The warrants are exercisable until April 28, 2014 at an exercise price of $3.18. If the amount of the Permissible Debt is required to be reduced due to MediaBay's failure to raise the requisite additional equity, such reduction will automatically occur by the exchange of Permissible Debt held by Huntingdon for additional shares of Series C Preferred Stock in an aggregate liquidation preference equal to the amount of debt exchanged and warrants to purchase a number of shares of common stock equal to two times the number of shares of preferred stock issuable upon conversion of the Series C Preferred Stock.

      Herrick and Huntingdon agreed not to demand repayment of their debt until the earlier of (i) the repayment of the 2004 Credit Agreement or (ii) June 28, 2007. In connection with the Financing described below, Herrick and Huntingdon converted all their notes into common stock at their stated terms.

      The remaining promissory notes held by Herrick, Huntingdon and the Trust are guaranteed by certain of our subsidiaries and secured by a lien on our assets and certain of our subsidiaries.

      NEW ABC NOTE

      On April 28, 2004, we repaid $1.6 million principal amount of the $3.2 million principal amount convertible note issued to ABC Investment, L.L.C. We issued a new $1.6 million note (the "New ABC Note") for the remaining principal amount. The New ABC Note extends the maturity date from December 31, 2004 to July 29, 2007. In exchange for extending the maturity date, the conversion price of the New ABC Note was reduced to $3.00. The closing sale price of our common stock on the closing date was $2.88. In the fourth quarter of 2004, the note was converted into our common stock.

      SETTLEMENT OF PUT OBLIGATIONS

      We entered into a settlement agreement with Premier Electronic Laboratories, Inc. ("Premier") dated April 1, 2004. Pursuant to the settlement, among other things, we agreed to pay Premier $950,000 in exchange for Premier waiving its right to put its shares of common stock to us pursuant to a Put Agreement dated December 11, 1990. Our obligation under the Put Agreement was reduced by $150,000 in exchange for relinquishing certain leases for real property. We paid $14,000 on closing and is paying the remaining balance over six years in monthly payments starting at $7,000 in July 2004 and increasing to $19,000 from May 2007 through April 2010.

      OCTOBER SALE OF EQUITY

      On October 11, 2004, we entered into a Securities Purchase Agreement pursuant to which we issued to the Forest Hill Capital LLC ("Forest Hill"), for the account of certain of its affiliates ("the "Forest Hill Entities") thereunder an aggregate of 300,000 shares of our common stock and warrants to purchase 66,667 shares of Common Stock (the "October Warrants"). The Forest Hill Entities paid an aggregate purchase price of $900,000 for the shares and October Warrants. Each October Warrant is exercisable to purchase one share of our common stock at an exercise price of $4.98 per share during the five-year period commencing on October 11, 2004. In connection with the Financing described below, the Forest Hill Entities exchanged these shares of common stock and warrants for Series D Preferred Stock and the October Warrants issued in the Financing described below.

      MARCH 2005 FINANCING

      On March 23, 2005, we issued an aggregate of (a) 35,900 shares (the "Offering Shares") of our Series D Convertible Preferred Stock (the "Series D Preferred") convertible into 10,878,712 of our common stock, (b) 5,439,394 five-year common stock purchase warrants (the "Offering Warrants") and (c)
preferred warrants (the "Over-Allotment Warrants" and, together with the Offering Shares and the Offering Warrants, the "Offering Securities") exercisable for a limited time, for additional proceeds to us of $8.975 million, to purchase (1) up to 8,975 additional shares of Series D Preferred (the "Additional Shares" and, together with the Offering Shares, the "Preferred Shares") and (2) up to 1,359,849 additional warrants identical to the Offering Warrants (the "Additional Warrants" and, together with the Offering Warrants, the "Warrants"), to accredited investors (the "Investors") for an aggregate purchase price of $35.9 million (the "Financing").

      Immediately prior to the Financing, holders of a majority of our voting securities approved by written consent (the "Shareholder Consent") (a) an amendment to our Articles of Incorporation, increasing the number of our authorized shares of the common stock ("Common Stock") from 150,000,000 to 300,000,000, (b) a change of control which may occur as a result of the Financing, and (c) our issuance, in connection with the transactions contemplated by the Financing documents, of common stock in excess of 19.99% of the number of shares of Common Stock outstanding immediately prior to the Financing.

      While such actions were approved by a majority of our shareholders prior to the financing, we ere not permitted to effect them until we satisfied certain information requirements to our shareholders not party to the Shareholder Consent. As a result, the Shareholder Consent did not become effective until May 3, 2005.

      The Preferred Shares have a face value of $1,000 per share ("Stated Value") and are convertible at any time at the option of the holder into shares ("Conversion Shares") of common stock at the rate of $3.30 per Conversion Share, subject to certain anti-dilution adjustments, including for issuances of common stock for consideration below the conversion price. The Preferred Shares are also mandatorily convertible at our option, subject to satisfaction of certain conditions and subject to certain limitations. Under certain limited circumstances within our control, the holders will also have the right to require us to redeem their Preferred Shares at their Stated Value. Cumulative dividends will accrue on the Preferred Shares on an annualized basis in an amount equal to 6% of their Stated Value until they are converted or redeemed and will be payable quarterly in arrears, on each of January 1, April 1, July 1 and October 1, in cash or, at our option, subject to satisfaction of certain conditions, in shares of Common Stock ("Dividend Shares") valued at 93% of the average of the daily volume weighted average per-share price of the common stock for the five trading days prior to the applicable payment date. The Preferred Shares are non-voting. Subject to certain exceptions for accounts receivable and equipment and capital lease financings, we may not incur additional indebtedness for borrowed money or issue additional securities that are senior to or pari passu to the Preferred Shares without the prior written consent of holders of at least two-thirds of the Preferred Shares then outstanding.

      Each Warrant is exercisable to purchase one share of common stock (collectively, the "Warrant Shares"), at an exercise price of $3.36 per share for a period of five years commencing September 23, 2005, subject to certain anti-dilution adjustments, including for issuances of common stock for consideration below the exercise price. In addition, once exercisable, the Warrants permit cashless exercises during any period when the Warrant Shares are not covered by an effective resale registration statement.

      The Over-Allotment Warrants are exercisable until November 9, 2005 for the purchase of Additional Shares and Additional Warrants, at an exercise price equal to the Stated Value of the Additional Shares purchased, with the purchase of each Additional Share including an Additional Warrant exercisable for a number of Warrant Shares equal to 50% of the Conversion Shares underlying such Additional Share.

      As part of the Financing, the Forest Hill Entities exchanged the 300,000 million shares of common stock and 66,667 October Warrants previously purchased by them in October 2004 for $900,000 of the Offering Securities.

      In connection with the Financing, we also entered into an agreement (the "Herrick Agreement") with Herrick and Huntingdon (collectively, the "Herrick Entities"), pursuant to which, concurrently with the Financing:

      o all $5.784 million principal amount of our convertible notes owned by the Herrick Entities (the "Herrick Notes") and 10,684 of their shares of our Series A Preferred Stock were converted into an aggregate of approximately 2,033,333 million shares of common stock (the "Herrick Shares"), at their stated conversion rate of $3.36 per share;

      o we also agreed to redeem the remaining 14,316 shares of Series A Preferred Stock held by the Herrick Entities and all 43,527 of their shares of our Series C Convertible Preferred Stock (collectively, the "Redemption Securities") for $5.8 million, the aggregate stated capital of such shares, on the earlier of the effective date of the Shareholder Consent and June 1, 2005, and both the Redemption Securities and the redemption price were placed into escrow pending such date;

      o the Herrick Entities waived certain of their registration rights and we agreed to include the Herrick Shares for resale in the Financing Registration Statement, so long as such Herrick Shares are owned by the Herrick Entities and not otherwise transferred, including, but not limited to, in the Herrick Financing (as defined below);

      o the Herrick Entities consented to the terms of the Financing and the agreements entered into in connection with the Financing, as we were required to obtain such consents pursuant to the terms of the Herrick Notes, the Series A Preferred Stock and the Series C Preferred Stock; and

      o Herrick and Huntingdon also entered into a voting agreement and proxy with us pursuant to which they agreed not to take any action to contradict or negate the Shareholder Consent.

      We received $35 million of gross proceeds (not including the securities exchanged by the Forest Entities for $900,000 of the purchase price) in the Financing. Merriman Curhan Ford & Co. ("Merriman") acted as a financial advisor with respect to certain of the investors in the Financing for which it received compensation from us of $2,625,000 plus a five-year warrant (the "Merriman Warrant") to purchase 1,193,182 shares of common stock at an exercise price of $0.56 per share commencing upon the effectiveness of the Shareholder Consent. Merriman also received a structuring fee from us with respect to the Financing in the amount of $175,000. In addition, we issued to Satellite Strategic Finance Associates, LLC, an investor in the Financing, a warrant (the "Satellite Warrant") to purchase 41,667 shares of common stock (identical to the Warrants), and reimbursed it $55,000 for expenses, for consulting services rendered by it in connection with the Financing.

      Concurrently with the Financing, we repaid from net Financing proceeds all of the principal and accrued and unpaid interest due on our outstanding senior notes issued on April 28, 2004, in the aggregate amount of approximately $9.4 million. We will report an additional charge in the first quarter of 2005 to reflect the write-off of unamortized financing charges related to the repayment of this debt.

      We used approximately $2,271,000 of the proceeds from the Financing to pay all accrued and unpaid interest to the Herrick Entities on convertible notes and the Series A Preferred Stock and Series C Preferred Stock.

      As of October 26, 2005, 14,837 shares of Series D Preferred Stock have been converted into 4,496,061 shares of common stock and 21,063 shares of Series D Preferred Stock were outstanding.

COMMITMENTS

$(000'S)                                                  Payments Due by Period
                                  -----------------------------------------------------------------
Contractual Obligations                           Less than       1-3            3-5       More Than
                                    Total           1 Year       Years          Years       5 Years
                                  ---------      ---------     ---------      --------      -------
Debt Obligations                  $  17,770      $  17,770      $     --      $     --     $     --
Capital Lease Obligations                71             53            18            --           --
Operating Lease Obligations             964            163           385           406           10
Purchase Obligations                  1,487            459           575           453           --
Other Long Term Liabilities
Reflected on the Registrant's
Balance Sheet Under GAAP              1,331            551           780            --           --
                                  ---------      ---------     ---------      --------      -------
Total                             $  21,623      $  18,996     $   1,758      $    859      $    10
                                  =========      =========     =========      ========      =======

      OPERATING LEASE

      We lease approximately 12,000 square feet of office space in Cedar Knolls, New Jersey pursuant to a sixty-six month lease agreement dated April 18, 2003.

      Minimum annual lease commitments including capital improvement payments under all non-cancelable operating leases are as follows:

      Year ending December 31,

      2005...............................................         $    186
      2006...............................................              189
      2007...............................................              198
      2008...............................................              198
      Thereafter.........................................               --
                                                                  --------
      Total lease commitments............................         $    771
                                                                  ========

      CAPITALIZED LEASES

      During the year ended December 31, 2004, we had three capital leases. Lease payments under these agreement were $59, $53 and $53 in 2004, 2003 and 2002, respectively. The amount of equipment capitalized under the leases and included in fixed assets is $196, and net of depreciation the fixed asset balance is $24 and $94 at December 31, 2004 and 2003, respectively. The obligations under the leases included in accounts payable and accrued expenses on the consolidated balance sheets at December 31, 2004 and 2003 were $9 and $71, respectively.

      Minimum annual lease commitments under capital leases are as follows:

      2005..................................................  $  18
      2006..................................................      6
      2007..................................................      1
                                                             ------
      Total capital lease commitments.......................  $  25
                                                             ======

      EMPLOYMENT AGREEMENTS

      We have commitments pursuant to employment agreements with certain of our officers. Our minimum aggregate commitments under such employment agreements are approximately $674,000 and $223,000 during 2005 and 2006, respectively.

      LICENSING AGREEMENTS

      We have numerous licensing agreements for both audiobooks and old-time radio shows with terms generally ranging from one to five years, which require us to pay, in some instances, non-refundable advances upon signing agreements, against future royalties. We are required to pay royalties based on net sales. Royalty expenses were $1,473,000 $2,524,000 and $3,243,000 for 2004, 2003 and
2002, respectively. Minimum advances required to be paid under existing agreements for the next five years are as follows:

      2005                                          $  303,000
      2006                                             455,000
      2007                                             238,000
      2008
                                                       138,000
                                                    ----------
      Total                                         $1,134,000
                                                    ==========

RECENT ACCOUNTING PRONOUNCEMENTS

      CONSOLIDATION OF VARIABLE INTEREST ENTITIES

      In March 2005, the FASB issued Staff Position (FSP) No. FIN 46(R)-5, Implicit Variable Interests under FASB Interpretation No. 46 (revised December
2003), Consolidation of Variable Interest Entities. This FSP clarifies that when applying the variable interest consolidation model, a reporting enterprise should consider whether it holds an implicit variable interest in a variable interest entity (VIE) or potential VIE when specific conditions exist. FSP No. FIN 46(R)-5 is effective as of April 1, 2005. We do not anticipate an impact from the adoption of this statement.

      SHARE-BASED PAYMENT

      In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The compensation cost will be measured based on the fair value of the equity or liability instruments issued. The Statement is effective as of the beginning of the first interim or annual period beginning after June 15, 2005. We do not yet know the impact that any future share-based payment transactions will have on our financial position or results of operations.

      INVENTORY COSTS

      In November 2004, the FASB issued SFAS No. 151, "Inventory Costs." SFAS 151 amends ARB No. 43, "Inventory Pricing", to clarify the accounting for certain costs as period expense. The Statement is effective for fiscal years beginning after June 15, 2005; however, early adoption of this Statement is permitted. We do not anticipate an impact from the adoption of this statement.

      ACCOUNTING CHANGES AND ERROR CORRECTIONS

      In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections--A Replacement of APB Opinion No. 20 and FASB Statement No. 3". This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement does not change the guidance for reporting the correction of an error in previously issued financial statements or a change in accounting estimate. The provisions of this Statement shall be effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. We are not able to assess at this time the future impact of this Statement on its consolidated financial position or results of operations.

             QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK

      We have no exposure to market risk for changes in interest rates. We have total debt outstanding as of August 11, 2005 of $652,000, all of which is at fixed rates. Changes in the prime rate or LIBOR would not have an impact on our fair values, cash flows, or earnings for the six months ended June 30, 2005.

                                    BUSINESS

INTRODUCTION

      MediaBay is a digital media and publishing company specializing in spoken audio entertainment. We have over 75,000 hours of audio content, which we distribute via mail order, our websites, some of the nation's largest retailers, and a la carte, digital downloads and subscription services.

      Today we have two principal content libraries; (1) audiobooks which we sell via digital download and on CD and cassette, through Soundsgood.com, the Audio Book Club and third-party websites; and (2) an archive of the history of American radio which we produce and sell on CD and cassettes through our catalog, a mail order based continuity program, retail outlets, and our on-line download subscription service and third-party websites. We broadcast our radio programs through a syndicated radio show on 200 commercial stations across the United States, as well as its 24-hour Radio Classics channels on Sirius and XM Satellite Radio.

      We are transitioning our business from selling hard goods primarily via mail order to digital distribution via wireless and Internet downloads. Our distribution strategy is two pronged: (1) to wholesale our audio content to the leading music services, broadband portals, cell phone and satellite radio companies, both domestically and internationally; and (2) to operate our own downloadable content stores and subscription services which are co-branded via partnerships with celebrities and corporate affiliates, each chosen specifically to reach the targeted demographics known to be interested in its content. In addition to our growing list of marketing partners, we intend to use various means to market our downloadable content stores, including marketing to our existing customer list of approximately 2.5 million audiobook buyers that participated in the AudioBookClub or have purchased from Radio Spirits, as well as working with manufacturers of digital music players, smart phones, and PDAs to include samples of our audio content for consumers to preview when they purchase these new devices, with the hope that these samples will attract consumers to our content stores.

      In October 2005, we launched our new digital storefront and technology platform, www.Soundsgood.com. Soundsgood.com is a fully enabled digital download service that offers thousands of digital audiobooks, classic radio shows and other spoken word audio content on an ala carte basis or as part of a monthly subscription. The service offers users audio content that can be downloaded directly to the users personal computer, burned to CD or transferred to any Window's Media compatible device that plays secured WMA (Windows Media Audio) files. There over 70 digital devices on the market today that are
"PlaysforSure"(TM) compliant and we are working closely with Microsoft Corporation to ensure that our content works seamlessly on these devices and the many new smart celluar phones that will run the new Windows Mobile 5.0 operating system.

      We recently have executed several agreements to expand the digital distribution of our audio content: an exclusive distribution agreement with Microsoft's MSN Music to provide our spoken word content to the MSN audience, which has 350 million unique monthly visitors. A content distribution agreement with Real Networks, which operates Rhapsody, the largest music subscription service in the United States, and Loudeye to act as our digital sales agent in distributing our catalog of products to potentially 70 music services for which they host and source content. In addition, we have executed a promotional agreement with WFAN and the Imus in the Morning Show to promote Soundsgood.com nationally on close to 100 radio stations across the country and simulcast on MSNBC television five days a week. Imus program listeners will be directed to SoundsGood.com following interviews with authors who appear on the show. SoundsGood.com will be branded as the show's exclusive bookseller, and listeners will be informed how they can access audiobooks and programs, via digital downloads or on traditional media such as CDs and cassette tapes. We have also executed distribution agreements for our growing library of classic radio ring tones which will soon be, or are available on Nextel, Verizon, Alltell, T-Mobile Alltel, nTelos, Midwest Wireless, Verizon Wireless and Verizon Wireless Puerto Rico services.

      We have acquired the rights to distribute digital audiobooks from substantially all of the major publishing houses in the United States and have a growing number of titles with various international rights of distribution. Our content library consists of all genres of audiobooks, classic American radio shows, educational courses, university lectures, theatre plays, self improvement courses, television soundtracks, stand-up comedy, children's storytelling, parenting advice and study guides.

      Today, some of our largest digital content partners include BBC, Blackstone, Brilliance Audio, CBS Radio, Harper Collins, Hay House, Oasis, Penguin Group USA Audio, Random House, Simon & Schuster, Sound Room Publishers, Time Warner Audio and Zondervan. In addition to Audio Book Club, we distribute our content through proprietary web sites soundsgood.com and radiospirits.com, as well as through partner channels including Loudeye, MSN Music, Sirius Satellite Radio and XM Satellite Radio.

STRATEGY

      In response to the music industry's recent success in creating a market for legal digital downloads using digital rights management solutions that are intended to prevent piracy of copyrighted content, we intend to become a leading distributor for downloadable, spoken word audio entertainment. We intend to build this new distribution channel by utilizing our nearly twelve years of experience operating the Audio Book Club and our old-time radio business. During those twelve years, we have serviced approximately 2.9 million customer accounts and plan to leverage this list of audio buyers to attract new digital shoppers.

      We intend to use the Windows Media Digital Rights Management (DRM) system, and other easy to use, rights management technologies that may evolve over time. Beginning this past Christmas season, 70 new digital devices that support the Microsoft "PlaysforSure(TM)" digital rights management and device platform became available for sale by many of the leading device manufacturers. Examples of companies offering a "PlaysforSure(TM)" device include Hewlett Packard, Dell, Creative, Rio, i-River and Samsung. Many of these devices have large file storage capacities and make, what we believe, could be a perfect match for our content, which is typically one half hour in length for our classic radio shows, to an average of 6 to 10 hours for an audiobook.

      In addition, the rapid evolution of cell and smart phones with hard drives and media players presents a large potential user base of digital devices for our content, as more than 500 million new handsets are sold each year in the market place. These portable devices, coupled with the ubiquitous installed base of personal computers with CD burners and USB port memory discs are making digital audio content portable and more accessible to users.

      We believe the proliferation of broadband Internet service, the Microsoft digital rights management solution, and an expanding user base of portable devices have created an inflection point where downloads are a better way to distribute audio than traditional CDs and tapes via a retail store or by mail order. Broadband Internet and ubiquitous wireless networks means companies like MediaBay can deliver audio files quickly and affordably. Downloads provide consumers a more convenient way to purchase audio in real time and provides incredible opportunity for broad choice since there are no inventory requirements. This distribution is better for the environment and most importantly, provides real savings for the consumer.

      We have determined that future investment in our mail order, hard goods based, Audio Book Club would not provide the returns adequate to justify future expenditures. Accordingly, in 2004, we discontinued marketing to attract new Audio Book Club members and are developing plans to transition current members to new programs including encouraging existing members to begin downloading spoken word.

SOUNDSGOOD.COM

      SoundsGood.com which was launched in October 2005, is a premier audio download and traditional media service providing consumers with an easy way to access thousands of best selling audio books, classic radio shows, theatre performances, and a growing collection of audio newspapers, magazines, lectures, self help and wellness courses, modern day radio shows and other spoken word entertainment.

      SoundsGood.com is a unique one-stop shop that provides customers with both digital downloads for immediate listening as well as the ability to purchase CDs and audiocassettes for those more comfortable with traditional media. SoundsGood supports digital downloads that are compatible with MP3 players, CD players, PCs and some high-end smart phones that support the Windows Media audio format.

      SoundsGood offers a wide range of audiobook titles ranging from New York Times best sellers to the obscure. There is a monthly subscription for two downloads, and individual purchases of CDs, cassettes and digital downloads are available at an additional cost.

ONLINE AGREEMENT WITH MICROSOFT

      The first step in executing our new strategy is our agreements with Microsoft. These agreements provide for us to distribute spoken word audio content, including audiobooks from the largest publishers and our old-time radio programs, through an exclusive distribution relationship with the new MSN Music Service. Today, MSN has an audience of 350 million unique monthly visitors. Microsoft has announced that the new music service will have the largest selection of songs and audio content of any service and will be compatible with the most number of digital devices, leveraging its industry leading windows media player and windows digital rights management platform.

ONLINE AGREEMENT WITH LOUDEYE

      We have also announced a multi-year agreement with Loudeye Corp., a worldwide leader in business-to-business digital media solutions. Loudeye is working with us to provide a solution for powering digital distribution of a wide range of audiobooks. Under the agreement, we intend to make available our audiobook content catalog to Loudeye for both domestic and international distribution, subject to obtaining appropriate international rights, to new and existing Loudeye partners. Loudeye and its OD2 services have relationships with more than 70 web storefronts and music services throughout the United States, Europe and Australia.

OPEN STANDARD PLATFORM TECHNOLOGY

      We have chosen to leverage the proliferation of the Windows Media DRM platform as the de facto rights management standard for content owners to protect their intellectual property on the Internet. According to a report from the International Federation of the Phonographic Industry (IFPI) trade group, the number of online music stores quadrupled to more than 230 in 2004. In the United States, the overwhelming majority of these stores have adopted the Windows Media DRM as their solution to protect content owners intellectual property and to transfer files to digital hand held devices. This trend is certain to improve consumer choice as it allows consumers to shop in a broad range of stores, but maintain the flexibility to switch devices over time as functionality improves without having to worry about media format conversion issues that closed proprietary systems, such as Apple i-Tunes, create. On-line music stores in the United States that use the Window's DRM system include such companies as RealNetworks, MSN Music, Wal-Mart, Napster, Music Maker, Yahoo's Music Match, Buy.com, Music Now, and VirginDigital. The competing storefronts, which use proprietary DRM technologies or closed systems, are Apple and Audible.

INDUSTRY BACKGROUND

      A major trend over the thirty years in the United States is to work longer hours, spend more time in the automobile commuting to and from work, and thus have less time for leisure activities. According to Harris Interactive, since 1973, the median number of hours that people say they work has jumped from 41 hours a week to 49. Over the same period, Harris reports that people's leisure time has dropped from 26 to 19 hours per week. Listening is a way for individuals to consume content at times when they are unable to read, such as when they are driving. The 2003 edition of the Veronis Suhler Stevenson Communications Industry Forecast estimates that on average Americans spent more than 20 hours a week listening to the radio in 2003, compared to 17.7 hours in 1998. In comparison, Veronis Suhler Stevenson estimates that book reading declined among Americans from an average of 2.3 hours in 1998 to 2.1 hours per week in 2003. According to the 2000 United States Census, 97 million people drive to and from work alone, an increase of 15% from 1989. The average travel time to work increased to 25.5 minutes each way, an increase of 7% from 1990. In addition, more than 42 million individual drivers have a commute of at least 30 minutes or more each way.

      As individuals look to use their commuting time more efficiently and manage an increasing amount of available content, audiobooks have emerged as a personalized "pay-to-listen" alternative to radio, because radio does not allow listeners to control when they listen to a particular program.

      According to the Audio Publishers Association 2003 Sales Survey, the U.S. market for audiobooks on cassette and CD sold in retail stores grew to $800 million in 2001. The APA also estimated that 25 million American households listened to audiobooks in 2002, and that in 2002 audiobooks were the "fastest growing segment of the publishing industry".

      This increasing usage of audiobooks exists despite limited types of content, high prices and the limitations of cassette tapes and CDs. For instance, the audiobook market based on retail sales does not include the many audiobooks and other spoken word products sold to consumers directly or in vertical markets such as personal improvement, training, and educational markets, nor does it address the emerging market in personalized "time-shifted" radio programming or timely print content such as newspapers, newsletters, magazines, and journals.

      The Internet has emerged as a powerful global communications and entertainment medium, giving millions of people the ability to access large amounts of valuable, pay-for-access media. Jupiter Research reported that as of the end of 2003, 21.5 million households, or about one-fifth of U.S. households, were connected to the Internet via broadband. Based on historic growth rates and current trends around broadband availability, interest, and pricing, Jupiter
Research forecasts that by 2008, 46 million households, representing half of online households and 40% of all U.S. households will connect via high-speed, always-on technologies. Through the Internet, people can buy various forms of information and entertainment, from books to music and video for usage both at and away from the computer.

      According to International Data Corporation (IDC), mobile access to the Internet, instant messaging, music, and more are spurring a nearly fivefold run-up in worldwide sales of smart handheld devices by 2004, creating a market for those products valued at approximately $26 billion.

      In December 2003, Jupiter Research published a report that predicted the demand for MP3 players in the U.S. would grow at a rate of 50% a year through 2006. According to Jupiter, shipments of MP3 players in the U.S. were about 3.5 million in 2003, which are almost double 2002 figures. Jupiter also predicted that there would be more than 26 million MP3 players in use by 2006 and that starting in 2004, the demand for players with hard drives will surpass that of players with flash memory. The DVD player market, which we believe is a valid comparative model, has grown from 11.4 million U.S. households in 2000 to 39.3 million in 2003 according to the Consumer Electronics Association, with an average price of $490 in 1997 to an estimated $138 in 2003.

      The market for personal digital assistants that have digital audio capabilities had been led by Pocket PCs -- devices running on Microsoft operating systems which are manufactured by Hewlett-Packard, Toshiba, and Dell among others. Gartner Group has reported that sales of smartphones were significant enough in the U.S. to slow the sales of PDAs. Research firm IDC published a report in February 2004 estimated that smartphones showed significant growth and future promise. In 2003, the worldwide smartphone market grew 181% year-over-year to 9.6 million units.

      The key characteristic of smartphones that enable the download of spoken word content is the inclusion of enough internal memory to store our audio content. Since most smartphones "dock" to computers, allowing for data exchange of contact and schedule information, spoken word can also be transferred to smartphones via a personal computer.

      We are seeking to develop relationships with cell phone companies and other high technology providers. Wireless handheld technology is the ideal match for the download spoken word business. The combination of wireless freedom and digital transmission will in the future allow a consumer to download from a library of audio recordings and bypass the anchored desktop PC. This freedom to download wirelessly will allow unprecedented convenience for consumers.

BUSINESSES

SOUNDSGOOD.COM

      SoundsGood.com which was launched in October 2005, is a premier audio download and traditional media service providing consumers with an easy way to access thousands of best selling audio books, classic radio shows, theatre performances, and a growing collection of audio newspapers, magazines, lectures, self help and wellness courses, modern day radio shows and other spoken word entertainment.

      SoundsGood.com is a unique one-stop shop that provides customers with both digital downloads for immediate listening as well as the ability to purchase CDs and audiocassettes for those more comfortable with traditional media. SoundsGood supports digital downloads that are compatible with MP3 players, CD players, PCs and some high-end smart phones that support the Windows Media audio format.

      SoundsGood offers a wide range of audiobook titles ranging from New York Times best sellers to the obscure. There is a monthly subscription for two downloads, and individual purchases of CDs, cassettes and digital downloads are available at an additional cost.

AUDIO BOOK CLUB

      Audio Book Club was originally modeled after the traditional "Book-of-the-Month Club" format. We recently transitioned this business to a positive option drop ship format which sells audiobooks via download, CD and cassette format.

RADIO SPIRITS

      We believe Radio Spirits is the world's largest seller of old-time radio shows, which it sells on audiocassettes and compact discs through retail, direct mail and online channels. Radio Spirits has a database of names of more than 400,000 catalog customers and prospects and sells its products in such well-known national chains as Barnes & Noble, Borders, Wal-Mart, Cracker Barrel Old Country Stores and online retailers such as Amazon.com. Radio Spirits' products can also be purchased online at www.radiospirits.com. The Radio Spirits content library consists of more than 65,000 hours of classic radio shows licensed on a primarily exclusive basis. Radio Spirits' library of classic radio shows includes episodes from the following notable series: The Shadow, The Jack Benny Program, The Bob Hope Show, Superman, Suspense and many others including famous stars such as Clark Gable, Cary Grant, Humphrey Bogart, Jimmy Stewart, Lucille Ball, Frank Sinatra, Judy Garland, Orson Welles and Bing Crosby. Radio Spirits also offers its old-time radio programs in a continuity format, a marketing program that automatically sends selections to a customer once an initial order is placed. Radio Spirits accounted for approximately 35.3% of MediaBay's revenue in 2004.

MEDIABAY.COM

      MediaBay.com provides the infrastructure and support for all of our web sites including www.audiobookclub.com, www.radiospirits.com, and www.RadioClassics.com. It is expected that MediaBay.com will power our new digital audio download services.

RADIOCLASSICS DIVISION

      RadioClassics was created to distribute our proprietary old-time radio content across multiple distribution platforms including traditional radio, cable television, satellite television (DBS), satellite radio and the Internet. RadioClassics currently distributes a national "classic" radio program, "When Radio Was" and can also be heard on dedicated channels on both the Sirius Satellite Radio and XM Satellite Radio services.

COMPETITION

      We compete for discretionary consumer spending with other mail order clubs and catalogs and other direct marketers and traditional and on-line retailers that offer products with similar entertainment value as audiobooks and old-time radio programs, such as music on cassettes and compact discs, printed books, videos, and laser and digital video discs. Many of these competitors are well-established companies, which have greater financial resources.

      We will compete for consumers of spoken word content with other Internet-based audio distributors, as well as with our existing, competitors, such as distributors of audio on cassette tape or compact disc. The business of providing content over the Internet is experiencing rapid growth and is characterized by rapid technological changes, changes in consumer habits and preferences, and the emergence of new and established companies. We will also continue to compete with (i) book store chains deep-discount retailers, retail stores, mass merchandisers, mail order catalogs, clubs, and libraries that sell, rent, or loan audiobooks on cassette tape or compact disc, such as Borders, Barnes & Noble, (ii) online retailers such as Amazon.com, (iii) websites that offer streaming access to spoken audio content using tools such as the RealPlayer or Windows Media Player, (iv) other companies offering services similar to ours, such as Audible AudioFeast, and (v) online and Internet portal companies such as America Online, Inc., Yahoo! Inc., and iTunes, which are either offering or have the potential to offer audio content. Moreover Audible, Inc., has begun to establish itself as a leader in downloadable spoken word content distribution.

INTELLECTUAL PROPERTY

      We have several United States registered trademarks and service marks for slogans and designs used in our advertisements, member mailings and member solicitation packages, including the Audio Book Club logo, "MediaBay," "Radio Spirits", "MediaBay.com," "audiobookclub.com" and the MediaBay logos. We believe that our trademarks and service marks have significant value and are important to our marketing. We also own or license the rights to substantially all of our radio programs in our content library.

      We rely on trade secrets and proprietary know-how and employ various methods to protect our ideas, concepts and membership database. In addition, we typically obtain confidentiality agreements with our executive officers, employees, list managers and appropriate consultants and service suppliers.

EMPLOYEES

      As of October 26, 2005 we had 32 full-time employees. Of these employees, 3 served in corporate management; 13 served in operational positions at our Audio Book Club operations; 8 served in operational positions at our MediaBay.com and information systems operations and 7 served in operational positions at our old-time radio operations. We believe our employee relations to be good. None of our employees are covered by a collective bargaining agreement.

EXECUTIVE OFFICERS AND DIRECTORS

      Our executive officers and directors are as follows:

Name                          Age      Position
----                          ---      --------
Joseph R. Rosetti             71       Chairman and Director
Jeffrey Dittus                39       Chief Executive Officer and Director
Patricia Campbell             51       Chief Operating Officer
Robert Toro                   41       Senior Vice President of Finance
Daniel J. Altobello           64       Director
Richard J. Berman             63       Director
Robert B. Montgomery          44       Director
Marshall C. Phelps            61       Director
Carl U.J. Rossetti            57       Director

      Joseph Rosetti was appointed Chairman of our Board of Directors in August 2004. Mr. Rosetti has been a member of our board of directors since December 2002. Mr. Rosetti is President of SafirRosetti, an investigative and security firm owned by Omnicom Group, Inc. Prior to forming SafirRosetti, Joseph R. Rosetti was the Vice Chairman of Kroll Associates. As Vice Chairman, he had responsibility for Corporate Security/Crisis Management, which provides industry and professional organizations with preventive measures to combat corporate and financial crimes. From 1971 to 1987 he had worldwide responsibility at IBM for security programs in physical security, investigations, personnel security, trade secret protection, information asset security, real and movable and financial asset security and Department of Defense Security. Mr. Rosetti was a member of the U.S. National Chamber of Commerce Crime Reduction Panel and was Staff Director for the Conference of the National Commission on Criminal Justice Standards and Goals, a member of the private Security Task Force to the National Advisory Committee on Criminal Justice Standards and Goals and Chairman of the American Management Association's Council on Crimes against Business. Prior to joining IBM, Mr. Rosetti was the Northeast Director for the Law Enforcement Assistance Administration of the U.S. Department of Justice and a Special Agent, Group Supervisor, and Special Assistant to the Assistant Commissioner for Compliance in the Intelligence Division, U.S. Treasury Department. Prior to joining the Treasury Department, Mr. Rosetti held the position of Chief Accountant at Marriott Corporation. Mr. Rosetti is a director of GVI Security Solutions, Inc., a publicly traded company.

      Jeffrey Dittus has been our Chief Executive Officer and has been a member of our board of directors since January 2004. From 1995 through 1998, Mr. Dittus was a senior executive with one of the world's largest direct response marketers, National Media Corporation. While at National Media, Mr. Dittus had direct responsibility for over 300 staff in two different countries, and built a process that streamlined the marketing process in concert with building direct marketing systems that quickly evaluated the profitability of new product launches. After leaving National Media, Mr. Dittus founded IT Capital Limited, a public company based in New Zealand, serving as its Chief Executive Officer until November 2001. Mr. Dittus returned to the United States and, in November 2001 founded a merchant banking firm Kauri Capital, serving as its managing director until January 2004. Mr. Dittus was recently elected to the board of directors of the Audio Publishers Association, the audiobook publishers industry trade association and is a member of the Board of Directors of the Leukemia and Lymphoma Society. He is also the founder of Divine 9 Open, a gold tournament that raises money for Leukemia and Lymphoma research. Mr. Dittus earned a B.S. degree from Pennsylvania State University in Finance and began his career with Philadelphia Bank.

      Patricia Campbell has been our Chief Operating Officer since April 2005. For the four years prior to joining us, Ms. Campbell had been Managing Partner of Terra Nova Marketing Solutions. Ms. Campbell founded Terra Nova to provide hands-on solutions to companies with immediate marketing, direct marketing and Internet opportunities. From February 2000 to April 2001, Ms. Campbell was President of Direct Equity Partners, LP, a $250 million private equity firm specializing in direct marketing and Internet companies. From 1999-2000, Ms. Campbell was Executive Vice President at barnesandnoble.com. Ms. Campbell was responsible for creating and managing a world-class direct marketing group to drive customer acquisition, relationship management and product development on the Internet. From 1996 to 1999, Ms. Campbell served as a senior executive at Advanta, a $1.5 billion financial services company. In addition, Ms. Campbell has had 15 years of magazine publishing experience at Time Inc., and Times Mirror Magazines where she held the position of President of Popular Science and Today's Homeowner. Ms. Campbell was Chairman of the Direct Marketing Association and is actively involved in the association's policy development for the industry. Ms. Campbell is a member of the Board of Directors of Synova Healthcare, Inc. Ms. Campbell holds a B.A. from Dartmouth College graduating Phi Beta Kappa, an M.A. and an M.B.A. from Columbia University.

      Robert Toro has been our Chief Financial Officer since May 2005 and our Senior Vice President of Finance since July 1999, Chief Financial Officer of our Audio Book Club division since November 2001 and an employee since April 1999. Prior to joining us, Mr. Toro was Senior Vice President of AM Cosmetics Co. and had previously served in senior financial positions in both public and private entertainment and publishing companies. From 1992 through early 1997, Mr. Toro served in various senior financial positions with Marvel Entertainment Group, Inc., a publicly traded youth entertainment company. Mr. Toro is a Certified Public Accountant with six years of progressive experience with Arthur Andersen where he was employed immediately prior to joining Marvel Entertainment Group.

      Daniel J. Altobello has been a member of our board of directors since April 2005. Mr. Altobello is the retired Director and Chairman of Onex foodservices, the parent corporation of Caterair International, Inc., and LSG/SKY Chefs. From 1989 to 1995, Mr. Altobello served as Chairman, President and Chief Executive Officer of Caterair International Corporation. From 1979 to 1989, he held various managerial positions with the food service management and in-flight catering divisions of Marriott Corporation, including Executive Vice President of Marriott Corporation and President of Marriott Airport Operations Group. Mr. Altobello began his management career at Georgetown University as Vice President of Administration Services. He is a member of the board of directors of Mesa Air Group, Inc., World Air Holdings, Inc. and Friedman, Billings and Ramsey Group, Inc. (public reporting companies). Mr. Altobello is also a director of several private companies: Diamond Rock Hospitality Trust, Inc., JER Real Estate Investment Trust, and Mercury Air Centers; and is also a trustee of Loyola Foundation, Inc. Mr. Altobello obtained a bachelor of arts in English from Georgetown University and a master of business administration from Loyola College.

      Richard J. Berman became a director in June 2003. Mr. Berman has over 30 years of experience in venture capital and mergers and acquisitions. He is currently a Director of International Microcomputer Software, Inc. a publicly traded software company, the Internet Commerce Corporation, a publicly traded Internet supply chain company, NexMed, a publicly traded life sciences company, GVI Security Solutions, Inc., a publicly traded company, and is currently Chairman of the KnowledgeCube Group, a venture capital firm, and Candidate Resources Inc., a leading manager of human resource websites. Mr. Berman started and managed the mergers and acquisitions and private equity groups of Bankers Trust as Senior Vice President. Mr. Berman has also invested in and managed over 20 companies including as Chairman of Prestolite Battery, Inc., Boston Proper and Internet Commerce Corporation. Mr. Berman received his B.S. and M.B.A. in Finance from New York University, a J.D. from Boston College Law School and a degree in International Law from Hague Academy of International Law.

      Robert B. Montgomery has been a member of our board of directors since June 6, 2005. Since August 2001, Mr. Montgomery has been a Partner at Achilles Partners, LLC, an advisory firm specializing in the media, communications and technology industries. Mr. Montgomery is also currently CEO of Achilles Media Ltd., a Toronto-based event management firm for television and new media industry events. In addition, since August 2000, Mr. Montgomery has served as a director of First Maximilian Associates Ltd. He holds a bachelor of arts degree from the University of Manitoba in Canada.

      Marshall C. Phelps has been a member of our board of directors since June 6, 2005. In June 2003, Mr. Phelps joined Microsoft Corporation serving as Deputy General Counsel and Corporate Vice President for intellectual property and licensing, where his responsibilities include supervising Microsoft's intellectual property groups, including those responsible for trademarks, trade secrets, patents, licensing, business development, standards and copyrights. From September 2000 to December 2002, Mr. Phelps worked for Spencer Trask Intellectual Capital Company LLC, where for two years he served as chairman and chief executive officer. Mr. Phelps holds a bachelor of arts degree from Muskingum College, a master of science degree from Stanford Graduate School of Business and a doctorate from Cornell Law School.

      Carl U.J. Rossetti has been a member of our board of directors since June 6, 2005. Since January 2000, Mr. Rossetti has been employed at Time Warner Cable, most recently as Executive Vice President of Corporate Development and President of Time Warner Cable Voice Services. In this position, Mr. Rossetti oversees the digital phone business and is responsible for developing and launching new products, new businesses and new services for Time Warner Cable. He earned his BA in Accounting (1970) and his MBA (1975), both at Chamindale University in Honolulu, Hawaii.

      Our Board of Directors is classified into three classes, each with a term of three years, with only one class of directors standing for election by the shareholders in any year. Richard Berman and Carl U.J. Rossetti are Class III directors and stand for re-election at the 2006 annual meeting of shareholders. Joseph Rosetti, Daniel J. Altobello and Marshall C. Phelps are Class I directors and will stand for re-election at the 2007 annual meeting of shareholders. Jeffrey Dittus and Robert Montgomery are Class II directors and stand for re-election at the 2006 annual meeting of shareholders. Our executive officers serve at the direction of the Board and until their successors are duly elected and qualified.

      DIRECTOR INDEPENDENCE

      The Board has determined that Messrs. Altobello, Berman, Montgomery, Phelps and Carl Rossetti, meet the director independence requirements of the Marketplace Rules of the National Association of Securities Dealers, Inc. ("NASD") applicable to Nasdaq listed companies.

      AUDIT COMMITTEE

      We have established an Audit Committee of the Board of Directors, which currently consists of Messrs. Altobello (Chairman), Montgomery and Carl
Rossetti, each of whom is an "independent" director as defined under the rules of the National Association of Securities Dealers, Inc. The Board has determined that Mr. Altobello qualifies as a "financial expert" under federal securities laws.

      COMPENSATION COMMITTEE

      We have established a Compensation Committee of the Board of Directors, which currently consists of Messrs. Phelps (Chairman) and Berman, each of whom is an "independent" director as defined under the rules of the National Association of Securities Dealers, Inc.

      NOMINATING COMMITTEE

      We have established a Nominating Committee of the Board of Directors, which currently consists of Messrs. Berman (Chairman) and Montgomery, each of whom is an "independent" director as defined under the rules of the National Association of Securities Dealers, Inc. Mr. Berman serves as Chairman.

      CODE OF ETHICS AND BUSINESS CONDUCT

      We adopted a Code of Ethics and Business Conduct that applies to its employees, including its senior management, including its Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions. Copies of the Code of Ethics and Business Conduct can be obtained, without charge, upon written request, addressed to: Corporate Secretary, MediaBay, Inc., 2 Ridgedale Avenue, Cedar Knolls, New Jersey 07927.

      COMMUNICATIONS WITH THE BOARD

      The Board of Directors, through its Nominating Committee, has established a process for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors individually or as a group by writing to: The Board of Directors of MediaBay, Inc., c/o Corporate Secretary, 2 Ridgedale Avenue, Cedar Knolls, New Jersey 07927. Shareholders should identify their communication as being from one of our shareholders. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by one of our shareholders before transmitting the communication to the Board of Directors.

      EXECUTIVE COMPENSATION

      The following table discloses for the fiscal years ended December 31, 2002, 2003 and 2004, compensation paid to Ron Celmer, Carl Wolf and Jeffrey Dittus, our Chief Executive Officers during 2004, and our current executive officers (the "Named Executives").

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                             SECURITIES
                                             ANNUAL COMPENSATION            UNDERLYING
                                       -------------------------------                            ALL OTHER
 NAME AND PRINCIPAL POSITION           YEAR       SALARY        BONUS      OPTIONS/SAR'S (#)     COMPENSATION
----------------------------------    ------    ---------     --------     ----------------     --------------
Carl Wolf                              2004     $  61,923     $     --           83,333         $           --
Former Chairman and                    2003       135,000           --           97,500                     --
Former Chief Executive Officer (1)     2002        15,688           --          107,500                     --

Joseph Rosetti                         2004        33,750           --           95,833                     --
Chairman (2)

Ronald Celmer                          2003        85,608           --          250,000                     --
Former Chief Executive Officer (3)

Jeffrey Dittus                         2004       222,172           --          375,000                     --
Chief Executive Officer (4)

John F. Levy                           2004       190,048           --          150,000
Vice Chairman and                      2003       190,000       35,705           10,040                     --
Chief Financial Officer                2002       181,414       17,500            8,333                     --

Robert Toro                            2004       185,048           --               --
Senior Vice President Finance          2003       185,000        5,223           36,024                     --
                                       2002       176,752       18,500               --                     --

1. Carl Wolf became Co-Chairman on November 15, 2002, was named Chairman on May 1, 2003, became Interim Chief Executive Officer on January 3, 2004 and resigned on May 27, 2004.

2.    Joseph Rosetti was appointed Chairman on August 12, 2004.

3. Ronald Celmer was employed as Chief Executive Officer from August 15, 2003 through January 5, 2004. In connection with the termination of his employment, we paid severance of $56,250 in six semi-monthly payments commencing January 15, 2004.

4.    Jeffrey Dittus became Chief Executive Officer on January 29, 2004.

      The following table discloses options granted during the fiscal year ended December 31, 2004 to the Named Executives:

OPTION/SAR GRANTS IN FISCAL YEAR ENDING DECEMBER 31, 2004:

                                                                                                           POTENTIAL
                                                                                                       REALIZABLE VALUE
                                            % OF TOTAL                                            AT ASSUMED ANNUAL RATES OF
                          NUMBER OF          OPTIONS                                                     STOCK PRICE
                            SHARES          GRANTED TO                                                   APPRECIATION
                          UNDERLYING        EMPLOYEES                                                  FOR OPTION TERM
                           OPTIONS          IN FISCAL        EXERCISE PRICE       EXPIRATION    -----------------------------
            NAME           GRANTED             YEAR            ($/SHARE)             DATE           5% ($)          10% ($)
-----------------------  --------------    ------------    -----------------    --------------  -------------   -------------
Carl Wolf                  83,333              8.28%             $ 3.18           05/28/2009      $ 73,215         $ 161,785

Joseph Rosetti             12,500              1.24%               3.24           05/28/2009        11,188            24,721
                           66,667              6.63%               1.98           08/12/2009        36,464            80,573
                           16,667              1.66%              10.74           12/15/2009        49,447           109,262

Jeffrey Dittus             41,667              4.14%               5.94           04/30/2009        75,559           165,193
                           41,667              4.14%               5.94           07/30/2009        79,547           175,259
                           41,667              4.14%               9.30           01/30/2010         --               55,448
                           41,667              4.14%               9.30           07/30/2010         --               77,535
                           41,667              4.14%              11.16           01/30/2011         --               22,179
                           41,667              4.14%              11.16           04/30/2011         --               34,359
                           66,667              6.63%               3.24           05/28/2009        59,668            131848
                           58,333              5.80%               3.60           10/05/2009        58,010           128,185

John F. Levy              125,000             12.42%               3.24           05/28/2009       111,877            247,214
                           25,000              2.48%               6.00           11/14/2009        48,971            110,482

      The following table sets forth information concerning the number of options owned by the Named Executives and the value of any in-the-money unexercised options as of December 31, 2003. No options were exercised by any of these executives during fiscal 2003.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                            NUMBER OF SECURITIES UNDERLYING
                                 UNEXERCISED OPTIONS AT             VALUE OF UNEXERCISED IN-THE-MONEY
                                   DECEMBER 31, 2003                   OPTIONS AT DECEMBER 31, 2003
                                   -----------------                   ----------------------------
                          EXERCISABLE          UNEXERCISABLE      EXERCISABLE          UNEXERCISABLE
Carl Wolf                     129,992                     --         $215,011                  $  --

Joseph Rosetti                 71.250                 39,583          311,875                281,875

Jeffrey Dittus                116,667                258,333          482,000                534,500

John F. Levy                   70,040                100,000          332,369                560,000

Robert Toro                    36,024                 20,000           84,602                 63,600

      The year-end values for unexercised in-the-money options represent the positive difference between the exercise price of such options and the fiscal year-end market value of the common stock. An option is "in-the-money" if the fiscal year-end fair market value of the common stock exceeds the option exercise price. The closing sale price of our common stock on December 31, 2004 was $1.55

DIRECTOR COMPENSATION

      We reimburse directors for reasonable travel expenses incurred in connection with their activities on our behalf. On April 4, 2005, the Board of Directors approved payment of $35,000 of director compensation to Mr. Berman, for previous services as a member of our board of directors. Our independent directors are compensated for their services as follows:

      On April 4, 2005, the Board approved a compensation plan for those persons who serve as a member of our board of directors and qualify as an "independent director" under the Nasdaq Marketplace Rules (or the rules of the principal exchange on which the Common Stock is listed, if the Common Stock is not listed on Nasdaq). The compensation payable to our independent directors is as follows:
(i) $2,000 per month for serving as a member of the Board of Directors, payable on the first calendar day of each month, which payments commenced May 1, 2005,
(ii) an additional $1,000 per month for serving as Audit Committee Chairman, payable on the first calendar of each month, which payments commenced May 1, 2005, and (iii) an additional $2,500 per month for serving as Lead Independent Director (as designated by the Board of Directors), payable on the first calendar day of each month, which payments commenced May 1, 2005. Mr. Berman has been designated by the Board of Directors as Lead Independent Director.

EMPLOYMENT AGREEMENTS

      On January 29, 2004, we entered into a 27-month employment agreement with Jeffrey Dittus. The agreement provides for a base annual salary of $250,000 per year. Pursuant to the agreement, we granted to Mr. Dittus options to purchase 1,500,000 shares of Common Stock, which have exercise prices and vest as follows:

      Options to Purchase            Exercise Price           Vesting Date
         41,667 shares                   $5.94                 04/30/2004
         41,667 shares                   $5.94                 07/30/2004
         41,667 shares                   $9.30                 01/30/2005
         41,667 shares                   $9.30                 07/30/2005
         41,667 shares                   $11.16                01/30/2006
         41,667 shares                   $11.16                04/30/2006

      On June 6, 2005, we entered into an employment agreement with Jeffrey A. Dittus, which agreement became effective on June 6, 2005, for Mr. Dittus to be employed as its Chief Executive Officer. The employment agreement has a term ending June 6, 2008 and provides for an annual base salary of $280,000. Upon termination of Mr. Dittus' employment without Cause (as defined in the employment agreement) or upon Mr. Dittus' termination of employment for Good Reason (as defined in the employment agreement), in addition to paying Mr. Dittus through the date of termination and, otherwise complying with the employment agreement, we shall pay to Mr. Dittus severance compensation equal to twelve (12) months of Mr. Dittus' base salary as of the date of termination, a pro rata portion of any bonus earned through the date of termination, and any options to purchase our common stock then held by Mr. Dittus shall, as of the date of such termination, be deemed to be fully vested for all purposes.

      On June 6, 2005, we entered into an employment agreement with Joseph R. Rosetti, which agreement became effective on June 6, 2005, for Mr. Rosetti to be employed as its Chairman, and ends on June 6, 2006 with automatic successive one year extensions. The employment agreement provides for an annual base compensation of $120,000. Upon termination of Mr. Rosetti's employment without Cause, we shall pay to Mr. Rosetti, in accordance with the terms of the employment agreement, a severance payment equal to twelve (12) months of Mr. Rosetti's base salary as of the date of termination, payable in bi-monthly installments. If the term or any successive extension is not extended as a result of Mr. Rosetti providing notice of such non-renewal in accordance with the agreement, Mr. Rosetti shall receive a severance payment equal to 50% of his base compensation for the twelve (12) months prior to the date of the non-renewal, payable in bi-monthly installments.

      On April 1, 2005, we entered into an employment agreement with Patricia Campbell, which agreement became effective on April 4, 2005, the commencement date of Ms. Campbell's employment (the "Campbell Effective Date"), for Ms. Campbell to serve as our Chief Operating Officer. The employment agreement has a term ending March 31, 2008 and provides for an annual base salary of $215,000, a starting bonus of $50,000, payable upon the first day of employment under the employment agreement and grant of a stock option to purchase 141,667 shares of common stock (the "Campbell Option"). The Campbell Option is exercisable at a price of $3.54 per share, shall be exercisable commencing on the Campbell Effective Date at the closing sale price of the Common Stock on the Campbell Effective Date, and shall be exercisable as to 40% of the shares of Common Stock covered thereby commencing on the Campbell Effective Date and an additional 20% of the shares covered thereby on each of the first, second and third year anniversaries of the Campbell Effective Date, and shall expire on the tenth anniversary of the Campbell Effective Date. Upon termination of Ms. Campbell's employment without Cause (as defined in the employment agreement) or termination of Ms. Campbell's employment for Good Reason (as defined in the employment agreement and which includes a change of control, as defined in the employment agreement), (i) Ms. Campbell is entitled to severance equal to six months base salary as of the date of termination (12 months base salary if such termination occurs on or after the first anniversary of the employment agreement), payable in accordance with our regular payroll practices (but no less than frequently than semi-monthly); and (ii) all options to purchase Common Stock then held by Ms. Campbell shall be deemed to be fully vested as of the date of termination.

      On June 6, 2005, we entered into an employment agreement with Robert Toro, which agreement became effective on June 6, 2005, for Mr. Toro to be employed as its Senior Vice President and Chief Financial Officer, and ends on June 6, 2006 with automatic successive one-year extensions, unless Mr. Toro is given 90 days written notice of non-renewal. The employment agreement provides for an annual base compensation of $205,000. In addition, Mr. Toro will receive stock options to acquire an additional 16,667 shares of our Common Stock pursuant to our 2004 Stock Incentive Plan. The options granted to Mr. Toro shall (i) vest immediately, (ii) be exercisable at a price of $3.54 per share (the closing price of the Common Stock on the date of the grant), (iii) be immediately exercisable as to 40% of the shares covered thereby and shall become exercisable as to an additional 20% of the shares covered thereby on each of the first, second and third year anniversaries of the date of grant, and (iv) expire ten
(10) years from the grant date. Upon Mr. Toro's termination of his employment for Good Reason (as defined in the employment agreement) or in the event that we have terminated Mr. Toro's employment under the agreement (i) "without cause" (as defined in the employment agreement), (ii) in the event there is a "Change of Control" (as defined in the employment agreement) and Mr. Toro voluntarily terminates his employment within three (3) months of such Change of Control, or
(iii) Mr. Toro's employment is terminated by us following the expiration of the term of the employment agreement (including MediaBay not offering Mr. Toro at least a one-year employment term at the annual salary then in effect), then Mr. Toro shall be entitled to receive severance pay equal to 100% of his base salary for the greater of (i) the balance of the term or (ii) 6 months; such payment, if any, shall be made to Mr. Toro in equal payments in accordance with our regular payroll over the remaining unexpired period of Mr. Toro's employment term or six (6) month period, as the case may be. In addition, upon a Change of Control, all stock options issued to Mr. Toro as of such date (except for those which have expired prior thereto), shall immediately be exercisable (in full) and any unvested options shall immediately vest.

STOCK PLANS

      Our 1997 Stock Option Plan provides for the grant of stock options to purchase up to 333,333 shares. As of March 28, 2005, options to purchase an aggregate of 329,500 shares of our common stock have been granted under the 1997 plan.

      Our 1999 Stock Option Plan provides for the grant of stock options to purchase 416,667 shares. As of October 26, 2005, options to purchase an aggregate of 381,119 shares of our common stock have been granted under the 1999 plan.

      Our 2000 Stock Incentive Plan provides for the grant of any or all of the following types of awards: (1) stock options, which may be either incentive stock options or non-qualified stock options, (2) restricted stock, (3) deferred stock and (4) other stock-based awards. A total of 583,333 shares of common stock have been reserved for distribution pursuant to the 2000 plan. As of October 26, 2005, options to purchase an aggregate of 565,583 shares of our common stock have been granted under the 2000 plan.

      Our 2001 Stock Incentive Plan provides for the grant of any or all of the following types of awards: (1) stock options, which may be either incentive stock options or non-qualified stock options, (2) restricted stock, (3) deferred stock and (4) other stock-based awards. A total of 583,333 shares of common stock have been reserved for distribution pursuant to the 2001 plan. As of October 26, 2005, options to purchase an aggregate of 566,166 shares of our common stock have been granted under the 2001 plan.

      Our 2004 Stock Incentive Plan provides for the grant of any or all of the following types of awards: (1) stock options, which may be either incentive stock options or non-qualified stock options, (2) restricted stock, (3) deferred stock and (4) other stock-based awards. A total of 1,250,000 shares of common stock have been reserved for distribution pursuant to the 2004 plan. As of October 26, 2005, options to purchase an aggregate of 785,702 shares of our common stock have been granted under the 2004 plan.

      As of October 26, 2005, of the options outstanding under our plans, options to purchase 1,125,192 shares of our common stock which are outstanding to our officers and directors as follows: Joseph R. Rosetti - 160,833 shares; Jeffrey Dittus - 541,667 shares; Patricia Campbell - 151,667 shares; Robert Toro
- 108,524 shares; Daniel J. Altobello - 25,000 shares; Richard J. Berman - 70,833 shares; Robert B. Montgomery - 16,667 shares; Marshall C. Phelps -- 16,667 shares; and Carl U.J. Rossetti - 16,667 shares.

                                LEGAL PROCEEDINGS

      We are not a party to any lawsuit or proceeding which we believe is likely to have a material adverse effect on us.

                             PRINCIPAL STOCKHOLDERS

      The following table details information regarding our existing equity compensation plans as of December 31, 2004:

                                                                                                    Number of securities
                                                                                                  remaining available for
                                                     (a)                        (B)                 future issuance under
                                            Number of securities          Weighted-average          equity compensation
                                          to be issued upon exercise     exercise price of            plans (excluding
                                            of outstanding options,     outstanding options,      securities reflected in
         Plan Category                        warrants and rights       warrants and rights             column (a))
--------------------------------------    --------------------------    --------------------     ------------------------
Equity compensation plans
  approved by security holders........             1,759,177                   $11.70                    1,226,318

Equity compensation plans not
  approved by security holders(1).......           2,644,933                    $4.56                           --
                                                   ---------                                             ---------
Total.................................             4,404,110                    $7.44                    1,226,318
                                                   =========                    =====                    =========

      (1) Represents warrants granted from time to time by the Company.

      Note 1: See Note 10 and Note 11 to the Consolidated Financial Statements beginning on page F-8 for a further description of these plans.

      The following table sets forth certain information as of October 26, 2005 relating to the beneficial ownership of shares of Common Stock by (i) each person or entity who is known by us to own beneficially 5% or more of the outstanding Common Stock according to Schedules 13G and 13D filed with the SEC,
(ii) each of our directors and nominees for director, (iii) each of the Named Executives, and (iv) all of our directors and executive officers as a group.

                                                           Number of Shares          Percentage of Shares
     Name and Address of Beneficial Owner (1)(2)          Beneficially Owned          Beneficially Owned
     -------------------------------------------          ------------------          ------------------
Jeffrey Dittus                                                     329,167(3)                3.6%
Joseph Rosetti                                                     141,667(4)                1.7
Robert Toro                                                         53,524(5)                 *
Patricia Campbell                                                   66,667(6)                 *
Richard J. Berman                                                   62,500(7)                 *
Daniel J. Altobello                                                 12,500(8)                 *
Robert B. Montgomery                                                 8,333(7)                 *
Marshall C. Phelps                                                   8,333(7)                 *
Carl V. T. Rossetti                                                  8,333(7)
Michael Roth                                                       560,727(9)                7.4
  3600 South Lane Drive
  St. Francis, W.I. 53235
Brian Stark                                                        560,727(9)                7.4
  3600 South Lane Drive
  St. Francis, W.I. 53235
John H. Wittier                                                    560,402(10)               6.9
  Wood River Associates, L.L.C.
  Wood River, L.P.
All directors and executive officers as a group (9                 664,690                   7.5
persons)

--------------
* Less than 1%

1. Unless otherwise indicated the address of each beneficial owner is c/o MediaBay, Inc., 2 Ridgedale Avenue, Cedar Knolls, New Jersey 07927. Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of common stock that they beneficially own.

2. For purposes of this table, a person is deemed to be the beneficial owner of the securities if that person has the right to acquire such securities within 60 days of the Record date upon the exercise of options, warrants or other convertible securities. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised and converted all options, warrants or convertible securities which are currently held by that person and which are currently exercisable, but that options, warrants or other convertible securities held by all other persons were not exercised or converted.

3. Represents (i) 2,833 shares of common stock, and (ii) 329,167 shares issuable upon exercise of options. Does not include 212,500 shares issuable upon issue of options.

4. Represents (i) 10,833 shares of common stock, and (ii) 130,833 shares issuable upon exercise of options. Does not include 30,000 shares issuable upon issue of options.

5. Represents shares issuable upon exercise of options. Does not include 55,000 shares issuable upon exercise of options.

6. Represents shares issuable upon exercise of options. Does not include 85,000 shares issuable upon exercise of options.

7. Represents shares issuable upon exercise of options. Does not include 8,334 shares issuable upon exercise of options.

8. Represents shares issuable upon exercise of options. Does not include 12,500 shares issuable upon exercise of options.

9. The following information is based upon a Schedule 13G filed on March 31, 2005. Represents the combined indirect holdings of Michael Roth and Brian Stark. All of the foregoing represents an aggregate of 606,061 shares of common stock held directly by SF Capital Partners Ltd. ("SF Capital"). Mr. Roth and Mr. Stark are the Managing Members of Stark Offshore Management, LLC ("Stark Offshore"), which acts as investment manager and has sole power to direct the management of SF Capital. Through Stark Offshore, Mr. Roth and Mr. Stark possess voting and dispositive power over all of the foregoing shares. Does not include 303,030 shares of common stock issuable upon the exercise of common stock purchase warrants held by SF Capital. Such warrants are subject to exercise caps that preclude the holder thereof from utilizing its exercise rights to the extent that it would beneficially own in excess of 4.9% and 9.5% of the common stock, giving effect to such exercise. Therefore, for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, Mr. Roth and Mr. Stark may be deemed to be the beneficial owners of, but have disclaimed such beneficial ownership of, the foregoing shares.

10. According to a Schedule 13G filed on July 25, 2005, Mr. Witlier, Wood River Associates, L.L.C. and Wood River, L.P. have shared voting power and shared dispositive power over these shares.

                              CERTAIN TRANSACTIONS

      As of December 31, 2004, we owed to Norton Herrick ("Herrick"), a principal shareholder at the time, and his affiliates approximately $315,000 for reimbursement of certain expenses and services incurred in prior years. On April 28, 2004, in connection with the agreements described below, we agreed to repay Herrick based on an agreed upon schedule. From April 28, 2004 through December 31, 2004, we paid Herrick a total of $324,000. During 2005, we paid Herrick (i) $40,500 per month on the first of each month through and including July 2005 and
(ii) the remaining $31,410 on August 1, 2005.

      On May 1, 2003, we entered into a two-year consulting agreement with XNH Consulting Services, Inc. ("XNH"), a company wholly-owned by Herrick. Effective December 31, 2003, we agreed with Herrick to terminate the two-year consulting agreement with XNH, and to pay XNH a fee of $7,500 per month for 16 months commencing on January 1, 2004 and to provide Herrick with health insurance and other benefits applicable to our officers to the extent such benefits may be provided under our benefit plans. The termination agreement provides that the indemnification agreement with Herrick entered into on November 15, 2002 shall remain in full force and effect and that we will reimburse Herrick for expenses incurred in connection with any indemnification obligation. In April 2004, we amended the termination agreement such that it is no longer required to either pay Herrick the $7,500 each month or to provide Herrick with health insurance and other benefits applicable to our officers. In connection with the termination agreement, the non-competition and nondisclosure covenants of the XNH consulting agreement were extended until December 31, 2006. In accordance with the agreement, we paid or reimbursed certain health insurance premiums for Herrick.

      On May 7, 2003, we sold 3,350 shares of a newly created Series B Stock with a liquidation preference of $100 per share for $335,000. Of the total sold, 200 shares ($20,000) were purchased by John Levy, our former Vice Chairman and Chief Financial Officer. Under a subscription agreement, certain "piggy-back" registration rights were granted.

      On January 29, 2004, we issued $4,000,000 aggregate principal amount of promissory notes (the "2004 Notes") and warrants to purchase 392,158 shares of common stock to 13 institutional and accredited investors. In connection with this offering, Herrick and Huntingdon (Huntingdon together with Herrick, the "Herrick Entities") entered into a letter agreement with the purchasers of the 2004 Notes pursuant to which they granted to the holders of the 2004 Notes in the event of an event of default (as defined in the 2004 Notes) the rights to receive payment under certain secured indebtedness owed by us to the Herrick Entities and to exercise their rights under security agreements securing such secured indebtedness. Pursuant to the letter agreement, the Herrick Entities also executed Powers-of-Attorney in favor of a representative of the 2004 Note holders pursuant to which such representative may, following an Event of Default, take actions necessary to enforce the 2004 Note holders rights under the letter agreement, including enforcing the Herrick Entities' rights under the security agreements. On April 12, 2004, the notes were converted into common stock. In consideration for Huntingdon's consent to the Financing and execution of the letter agreement upon receipt of shareholders' approval, we agreed to reduce the conversion price of $1,150,000 principal amount of convertible promissory notes held by Huntingdon from $2.00 to $1.27 and $500,000 principal amount of convertible promissory notes held by Huntingdon from $1.82 to $1.27.

      On April 28, 2004, we entered into a new credit agreement. Herrick, Huntingdon and N. Herrick Irrevocable ABC Trust (the "Trust"), of which Herrick was the beneficiary, consented to the new credit agreement and the other transactions described above and entered into a subordination agreement with Zohar CDO 2003-1, Limited. The new credit agreement required the aggregate amount of principal and interest owed by us to Herrick, Huntingdon and the Trust be reduced to $6,800,000 ("Permissible Debt") by June 1, 2004, and that the Permissible Debt be further reduced by up to an additional $1,800,000 if we do not raise at least $2,000,000 in additional equity in each of the two calendar years following the execution of the new credit agreement. We received a fairness opinion in connection with this transaction.

      Pursuant to an agreement dated April 28, 2004, on May 25, 2004, Herrick exchanged accrued and unpaid interest and dividends (including accrued and unpaid interest distributed by the Trust to Herrick) owed to Herrick aggregating $1,181,419 into (i) 11,814 shares of Series C Convertible Preferred Stock with a liquidation preference of $100 per share convertible into an aggregate of 252,436 shares of Common Stock at an effective conversion price of $4.68, and
(ii) warrants to purchase 504,872 shares of common stock. The warrants are exercisable until April 28, 2014 at an exercise price of $3.18.

      Pursuant to an agreement dated April 28, 2004, on May 25, 2004, Huntingdon exchanged the principal of the $500,000 principal amount note, $1,000,000 principal amount note, $150,000 principal amount note and $350,000 principal amount note held by Huntingdon, plus accrued and unpaid interest owed to Huntingdon aggregating $1,171,278 into (i) 31,713 shares of Series C Preferred Shares convertible into an aggregate of 677,628 shares of common stock at an effective conversion price of $4.68, and (ii) warrants to purchase an aggregate of 1,355,256 shares of common stock. The warrants are exercisable until April 28, 2014 at an exercise price of $3.18. If the amount of the Permissible Debt is required to be reduced due to our failure to raise the requisite additional equity, such reduction will automatically occur by the exchange of Permissible Debt held by Huntingdon for additional shares of Series C Preferred Shares in an aggregate liquidation preference equal to the amount of debt exchanged and warrants to purchase a number of shares of common stock equal to two times the number of shares of common stock issuable upon conversion of the Series C Preferred Shares.

      The Herrick Entities agreed not to demand repayment of their debt until the earlier of (i) the repayment of the New Credit Agreement or (ii) June 28, 2007. The remaining promissory notes held by Herrick, Huntingdon and the Trust are guaranteed by certain of our subsidiaries and secured by a lien on our assets and certain of our subsidiaries.

      On April 28, 2004, we repaid $1.6 million principal amount of the $3.2 million principal amount convertible note issued to ABC Investments, L.L.C., a former principal shareholder of ours. We issued a new $1.6 million note (the "New ABC Note") for the remaining principal amount. The New ABC Note extends the maturity date from December 31, 2004 to July 29, 2007. In exchange for extending the maturity date, the conversion price of the New ABC Note was reduced to $3.00. The closing sale price of our common stock on the closing date was $2.88. During October 2004, ABC Investments, L.L.C. converted $1,000,000 principal amount of the New ABC into shares of common stock pursuant to the terms of the note.

      In December 2004, we entered into a letter agreement with certain affiliates of Forest Hill Capital, LLC, at that time a principal shareholder (collectively, the "Forest Entities"), extending the date by which we were required to file a registration statement covering the securities issued to the Forest Entities (the "Registration Statement") to January 31, 2005. As consideration for this extension, we issued to the Forest Entities warrants to purchase an aggregate of 8,333 shares of common stock, exercisable until December 14, 2008 at a price of $8.52 per share. On February 8, 2005, we entered into another letter agreement with the Forest Entities extending the date by which we were required to file the Registration Statement to May 1, 2005. As consideration for the extension, we issued an aggregate of 19,841 shares of common stock (the "January Shares"), based on the last sale price of the common stock on February 8, 2005 of $5.04. We also agreed that if the last sale price of the common stock on the date the Registration Statement is declared effective by the Securities and Exchange Commission (the "effective date") is below $0.75, we would pay an aggregate of $250,000 less the value of the January Shares on such effective date in cash or in shares of common stock, at the Forest Entities' option. We also granted the Forest Entities the right to require us to purchase an aggregate of 33,333 shares of common stock from the Forest Entities at a price of $18.00 per share if, at any time prior to the effective date, the last sale price of the common stock was above $24.00 per share.

      On March 21, 2005, we issued an aggregate of (a) 35,900 shares of the Series D Preferred Shares convertible into 10,878,712 of common stock, (b) 5,439,394 five-year common stock purchase warrants and (c) preferred warrants exercisable for a limited time, for additional proceeds to us of $8.975 million, to purchase (1) up to 8,975 additional shares of Series D Preferred Shares and
(2) up to 1,359,949 additional warrants identical to the Offering Warrants, to accredited investors for an aggregate purchase price of $35.9 million (the "Financing").

      As part of the Financing, the Forest Entities exchanged 300,000 million shares of common stock and 66,667 common stock warrants previously purchased by them from us in October 2004 for $900,000 of the Offering Securities. The Forest Entities also purchased an additional $1.0 million of the Offering Securities. We also agreed to include an additional 19,841 shares of common stock, as well as 8,333 shares of common stock underlying certain additional warrants, already beneficially owned and retained by Forest Hill Capital, LLC for resale in the Financing Registration Statement.

      In connection with the Financing, we also entered into an agreement with the Herrick Entities, pursuant to which, concurrently with the Financing:

      o all $5.784 million principal amount of our convertible notes owned by the Herrick Entities (the "Herrick Notes") and 10,684 of their shares of Series A Preferred Shares were converted into an aggregate of approximately 2,033,333 million shares of common stock (the "Herrick Shares"), at their stated conversion rate of $3.36 per share;

      o We also agreed to redeem the remaining 14,316 shares of Series A Preferred Shares held by the Herrick Entities and all 43,527 of their shares of Series C Preferred Shares (collectively, the "Redemption Securities") for $5.8 million, the aggregate stated capital of such shares, on the earlier of the effective date of the Shareholder Consent and June 1, 2005, and both the Redemption Securities and the redemption price were placed into escrow pending such date;

      o The Herrick Entities waived certain of their registration rights and we agreed to include the Herrick Shares for resale in the Financing Registration Statement, so long as such Herrick Shares are owned by the Herrick Entities and not otherwise transferred, including, but not limited to, in the Herrick Financing (as defined below);

      o The Herrick Entities consented to the terms of the Financing and the agreements entered into in connection with the Financing, as we were required to obtain such consents pursuant to the terms of the Herrick Notes, the Series A Preferred Shares and the Series C Preferred Shares; and

      o The Herrick Entities also entered into a voting agreement and proxy with us pursuant to which they agreed not to take any action to contradict or negate the Shareholder Consent and gave us a proxy to vote their shares, at the direction of our Board of Directors, until the Effective Date.

      On March 23, 2005 in connection with the Financing, our company, the Herrick Entities entered into a voting agreement whereby the Herrick Entities authorized our chairman and/or president to vote their voting securities pursuant to the terms of the Financing and in accordance with our Board of Directors.

      Also on March 23, 2005 in connection with the Financing, we entered into a registration rights agreement dated the date hereof with the Herrick Entities in which the Herrick Entities were granted the same automatic registration rights as the Investors under the Registration Rights Agreement with respect to the shares of common stock issuable to the Herrick Entities upon conversion of the Herrick Notes and Series A Preferred Stock. We also entered into another registration rights agreement dated March 23, 2005, with the Herrick Entities in which we agreed to register the shares of common stock issuable to the Herrick Entities upon exercise of the warrants held by the Herrick Entities in a registration statement to be filed with the SEC within 30 days following the effective date of the Financing Registration Statement.

      We also paid to the Herrick Entities all accrued and unpaid interest dividends due to them in the amount $2,271,000 on March 23, 2005. We redeemed the Redemption Securities on May 3, 2005 (the effective date of the Shareholder Consent) for $5.8 million.

                             SELLING SECURITYHOLDER

      The following table sets forth information as of October 27, 2005, with respect to the securityholders for which shares are being registered for sale.

      The table below assumes for calculating each selling securityholder's beneficial percentage ownership that options, warrants and/or convertible securities that are held by such selling securityholder (but not held by any other selling securityholder or person) and are exercisable or convertible within 60 days from the date of this prospectus have been exercised or converted. The table also assumes the sale of all of the shares registered for sale by the selling securityholder pursuant to this prospectus.

                                         Beneficial                             Shares Beneficially         % of Shares
                                        Ownership of                            Owned Assuming the       Beneficially Owned
   Securityholders for Which Shares   Shares of Common    Shares Registered     Sale of the Shares      Assuming the Sale of
   are Being Registered for Sale            Stock              for Sale             Registered         the Shares Registered
   --------------------------------  ------------------  -------------------  ----------------------  -----------------------
   Goldman, Sachs & Co.                    548,279            2,130,682                  8                     *

-------------
*  Less than 1%

1. Represents up to (i) 1,136,364 shares issuable on conversion of Series D Preferred, (ii) 568,182 shares issuable upon exercise of Warrants and
      (iii) 426,136 shares which may be issued as Additional Shares. Additional Shares include shares which may be issued as part of dividends on the Series D Preferred and additional shares issued upon conversion of the Series D Preferred or exercise of Warrants as a result of anti-dilution adjustments.

                          DESCRIPTION OF CAPITAL STOCK

      GENERAL

      MediaBay is authorized to issue 300,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value, of which 75,000 shares are designated as Series A Preferred Stock, 10,000 shares are designated as Series B Preferred Stock, 100,000 shares are designated as Series C Preferred Stock and 44,875 shares designated as Series D Preferred Stock. As of October 26, 2005, there were 10,439,284 shares of common stock outstanding, 25,000 shares of Series A Convertible Preferred Stock outstanding and 3,350 shares of Series B Convertible Preferred Stock outstanding.

      COMMON STOCK

      The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors, and, subject to preferences that may be applicable to any preferred stock outstanding at the time, are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of liquidation or dissolution of MediaBay, the holders of common stock are entitled to receive all assets available for distribution to the shareholders after satisfaction of obligations to creditors, subject to any preferential rights of any preferred stock then outstanding. The holders of our common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the right of the holders of any shares of preferred stock which our board of directors may designate in the future.

      PREFERRED STOCK

      Authorized but undesignated shares of preferred stock may be issued from time to time in one or more series upon authorization by our board of directors. Our board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could adversely affect the voting power of the holders of common stock and make it more difficult for a third party to gain control of MediaBay prevent or substantially delay a change of control, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.

      Series B Convertible Preferred Stock

      The stated value of the Series B Preferred Stock is $100.00 per share.

      Dividends. Dividends are payable on the Series B Preferred Stock quarterly, in arrears, on each March 31, June 30, September 30 and December 30 at an annual rate of $9.00 per share. Dividends are payable at the holder's option in (i) additional shares of Series B Preferred Stock (ii) shares of common stock or (iii) cash.

      Conversion. The Series B Preferred Stock is convertible, at the option of the holder, into a number of shares of common stock equal to a fraction, (i) the numerator of which is equal to the liquidation preference plus accrued and unpaid dividends through the conversion date and (ii) the denominator is the stock price which is currently $4.62, subject to adjustment.

      Liquidation. In the event of a liquidation, dissolution or winding up of MediaBay, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of MediaBay, a sum in cash equal to $100.00 per share before any amounts are paid to the holders of MediaBay common stock.

      Voting Rights. The holders of Series B Preferred Stock shall have no voting rights, except as required by law and except that the consent of the Series B Preferred Stock, voting separately as a class, is required for any amendment, alteration or repeal of the terms of the Series B Preferred Stock which materially and adversely affects the rights, preferences and privileges of the Series B Preferred Stock.

      Classified Board of Directors

      Our By-Laws divide our board of directors into three classes, serving staggered three-year terms. The staggered terms of the classes of directors may make it more difficult for a third party to gain control of our board or acquire MediaBay and may discourage bids for our common stock at a premium. In addition, our Articles of Incorporation provide that shareholders may not call special meetings of shareholders unless they represent at least 25% of our outstanding voting shares of stock.

      Series D Preferred Stock

      The face value of the Series D Preferred Stock is $1,000.00 per share.

      Dividends

      Dividends are payable on the Series D Preferred Stock quarterly, in arrears, on each of January 1, April, July l and October 1, in cash or, at our option, subject to satisfaction of certain conditions and subject to certain limitations, in shares of common stock valued at 93% of the daily value weighted average per-share price of our common stock for the five trading days prior to the applicable payment date.

      Conversion

      The Series D Preferred Stock is convertible at the option of the holder, at any time, at the option of the holders into shares of common stock at the rate of $3.30 per share of common stock, subject to certain anti-dilution adjustments, including for issuances of common stock for consideration below the conversion price. The Series D Preferred Stock is also mandatorily convertible at an option, subject to the satisfaction of certain conditions and subject to certain limitations.

      Liquidation

      In the event of a liquidation, dissolution or winding up of MediaBay, the holders of Series D Preferred Stock shall be entitled to receive out of the assets of MediaBay, a sum in cash equal to $1,000.00 per share before any amounts are paid to the holders of MediaBay common stock.

      Voting Rights

      The holders of Series D Preferred Stock shall have no voting rights, except as required by law and except that the consent of the Series D Preferred Stock, voting separately as a class, is required for any amendment, alteration or repeal of the terms of the Series D Preferred Stock which materially and adversely affects the rights, preferences and privileges of the Series D Preferred Stock.

                              PLAN OF DISTRIBUTION

      The selling securityholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

      o block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

      o an exchange distribution in accordance with the Rules of the applicable exchange;

      o     privately negotiated transactions;

      o     settlement of short sales;

      o broker/dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker/dealers engaged by the selling securityholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling securityholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions to exceed what is customary in the types of transactions involved.

      The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

      The selling shareholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The selling securityholders have informed MediaBay that they do not have any agreement or understanding, directly or indirectly, with any person to distribute MediaBay common stock.

      MediaBay is required to pay all fees and expenses incident to the registration of the shares. MediaBay has agreed to indemnify the selling securityholders who purchased securities in the Financing against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 INDEMNIFICATION

      Our Articles of Incorporation and By-Laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. The Florida Business Corporation Act provides that none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to MediaBay or our shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Business Corporation Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law.

      We have entered into indemnification agreements with some of our employees, officers and consultants. Under the terms of the indemnity agreements, we have agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of us and related expenses. Provided however, that the employee, officer or consultant shall reimburse us for the amounts if the individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by the director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                  LEGAL MATTERS

      The legality of the shares of common stock offered hereby was passed upon for MediaBay, Inc. by Blank Rome LLP, New York, New York.

                                     EXPERTS

      The financial statements included in this prospectus and the related financial statement schedule from MediaBay, Inc.'s Annual Report on Form 10-K for the years ended December 31, 2004 and 2003 have been audited by Amper Politziner & Mattia, P.C.,an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements for the year ended December 31, 2002 (prior to the effects of the 2005 reverse stock split), not presented herein, and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.

      You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

                                 MEDIA BAY, INC.
                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accounting Firm.................................F-2

Report of Independent Public Accounting Firm.................................F-3

Consolidated Balance Sheets as of December 31, 2004 and 2003.................F-4

Consolidated Statements of Operations for the years
  ended December 31, 2004, 2003, and 2002....................................F-5

Consolidated Statements of Stockholders' Equity
  for the years ended December 31, 2004, 2003 and 2002.......................F-6

Consolidated Statements of Cash Flows for the years
  ended December 31, 2004, 2003, and 2002....................................F-7

Notes to Consolidated Financial Statements...................................F-8

Condensed Consolidated Balance Sheets as of June 30, 2005
  (unaudited) and December 31, 2004.........................................F-32

Condensed Consolidated Statement of Operations for the three months and six months ended June 30, 2005 and 2004 (unaudited)............F-33

Condensed Consolidated Statements of Cash Flows for the six
  months ended June 30, 2005 and 2004 (unaudited)...........................F-34

Notes to Consolidated Financial Statements (unaudited)......................F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Board of Directors and Stockholders
      Media Bay, Inc. and Subsidiaries

      We have audited the accompanying consolidated balance sheets of Media Bay Inc. and Subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the two years in the period ended December 31, 2004. Our audit also included the financial statement schedule listed in the Index at page S-1 as of December 31, 2004 and 2003 and for the years then ended. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit. The consolidated financial statements of the Company for the year ended December 31, 2002, before they were restated for the matter described in Note 13 to the consolidated financial statements, were audited by other auditors whose report, dated April 15, 2003, expressed an unqualified opinion on those statements and included an explanatory paragraph that described that effective January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting No. 142, "Goodwill and Other Intangible Assets".

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Media Bay Inc. and Subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule as of December 31, 2004 and 2003 and for years then ended, when considered in relation to the consolidated basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

      We also audited the adjustments described in Note 13 that were applied to restate the 2002 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

      As described in Note 13 to the consolidated financial statements, the financial statements for the years ended December 31, 2004, 2003 and 2002 were restated.

/s/ Amper, Politziner & Mattia, P.C.
Edison, New Jersey
March 28, 2005, except Note 13 for
Which date is November 3, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of MediaBay, Inc.:

      We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of MediaBay, Inc. and subsidiaries (the "Company") for the year ended December 31, 2002 (prior to the effects of the 2005 reverse stock split) not presented herein. Our audit also included the financial statement schedule as of and for the year ended December 31, 2002, listed in the index at Item 16. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of MediaBay, Inc. and subsidiaries for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
April 15, 2003

                                 MEDIABAY, INC.

                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                              DECEMBER 31,
                                                                          2004           2003
                                                                       ---------      ---------
                                            ASSETS
Current Assets:
    Cash and cash equivalents ........................................ $   3,122      $     683
    Accounts receivable, net of allowances for
      sales returns and doubtful accounts of
      $2,708 and $4,446 at December 31, 2004 and
      2003, respectively .............................................     1,285          3,264
    Inventory ........................................................     1,530          4,063
    Prepaid expenses and other current assets ........................       199            215
    Royalty advances .................................................       489            804
                                                                       ---------      ---------
        Total current assets .........................................     6,625          9,029
Fixed assets, net ....................................................       243            227
Deferred member acquisition costs ....................................        --          3,172
Deferred income taxes ................................................        --         14,753
Other intangibles ....................................................        50             54
Goodwill .............................................................     9,658          9,658
                                                                       ---------      ---------
                                                                       $  16,576      $  36,893
                                                                       =========      =========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses ............................ $   5,361      $  10,268
    Accounts payable, related party ..................................       315            826
    Common stock subject to contingent put rights, current portion ...        --            350
    Current portion of long-term debt ................................       200             --
    Short-term debt, net of original issue discount
      of $54 and $274 at December 31, 2004 and
      2003, respectively .............................................        29          7,107
    Related party  short-term debt, net of original issue
      discount of $142 at December 31, 2004 and
      2003, respectively .............................................        --         10,643
                                                                       ---------      ---------
        Total current liabilities ....................................     5,905         29,194

Long-term debt, net of original issue discount of
      $908 at December 31, 2004 ......................................     9,102             --
Related party long-term debt including accrued interest ..............     7,750             --
Common stock subject to contingent put rights ........................        --            750
                                                                       ---------      ---------
Commitments and Contingencies ........................................        --             --
                                                                       ---------      ---------
        Total liabilities ............................................    22,757         29,944
                                                                       ---------      ---------
Preferred stock, no par value,  authorized
    5,000,000 shares; 25,000 shares of Series A
    outstanding at December 31, 2004 and
    December 31, 2003; 200 and 3,350 shares of
    Series B issued and outstanding at December 31,
    2004 and December 31, 2003, respectively and 43,527
    and no shares of Series C issued and outstanding at
    December 31, 2004 and December 31, 2003, respectively ............     6,873          2,828
Common stock; no par value, authorized 150,000,000
    shares; issued and outstanding
    4,140,663 and 2,176,236 at December 31,
    2004 and 2003, respectively ......................................   101,966         94,567
Contributed capital ..................................................    17,682         11,569
Accumulated deficit ..................................................  (132,702)      (102,015)
                                                                       ---------      ---------
Total common stockholders' equity (deficit) ..........................    (6,181)         6,949
                                                                       ---------      ---------
                                                                       $  16,576      $  36,893
                                                                       =========      =========

                                 MEDIABAY, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             YEARS ENDED DECEMBER 31,
                                                                         2004          2003          2002
                                                                       --------      --------      --------
Sales, net of returns, discounts and allowances of $5,363, $16,960 and $16,195 for the years ended December 31, 2004, 2003 and
     2002, respectively ...........................................    $ 18,831      $ 36,617      $ 45,744
Cost of sales .....................................................       8,802        17,479        20,651
Cost of sales - write-downs .......................................       3,745            --            --
Advertising and promotion .........................................       4,700         9,988        10,156
Advertising and promotion write-downs .............................         846            --            --
Bad debt ..........................................................         829         3,940         2,821
General and administrative ........................................       6,043         6,816         8,347
Severance and other termination costs .............................          --           544            --
Asset write-downs and strategic charges ...........................          --           749            --
Depreciation and amortization .....................................         144           328         1,314
Non-cash write-down of intangibles ................................          --            --         1,224
                                                                       --------      --------      --------
      Operating (loss) income .....................................      (6,278)       (3,227)        1,231
Interest expense ..................................................       9,082         1,925         2,974
                                                                       --------      --------      --------
      Loss before income tax expense ..............................     (15,360)       (5,152)       (1,743)
Income tax expense ................................................      14,753         1,471           550
                                                                       --------      --------      --------
      Net loss ....................................................     (30,113)       (6,623)       (2,293)
Dividends on preferred stock ......................................         574           246           217
                                                                       --------      --------      --------
      Net loss applicable to common shares ........................    $(30,687)     $ (6,869)     $ (2,510)
                                                                       ========      ========      ========

Basic and diluted loss per share:
      Basic and diluted loss per share ............................    $ (10.24)     $  (2.92)     $  (1.07)
                                                                       ========      ========      ========

See accompanying notes to consolidated financial statements.

                                 MEDIABAY, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                             (AMOUNTS IN THOUSANDS)

                                                           SERIES A                       SERIES B                       SERIES C
                                                           PREFERRED      SERIES A       PREFERRED       SERIES B       PREFERRED
                                                            STOCK -      PREFERRED        STOCK -       PREFERRED        STOCK -
                                                            NUMBER        STOCK NO       NUMBER OF       STOCK NO       NUMBER OF
                                                          OF SHARES      PAR VALUE        SHARES        PAR VALUE         SHARES
                                                         ------------   ------------   ------------    ------------    ------------
Balance at January 1, 2002 ..............................          --   $         --             --    $         --              --
   Conversion of convertible debt to preferred stock ....      25,000          2,500             --              --              --
   Conversion of convertible notes ......................          --             --             --              --              --
   Options and warrants granted for consulting ..........          --             --             --              --              --
   Exercise of options and warrants .....................          --             --             --              --              --
   Cancellation of warrants issued ......................          --             --             --              --              --
   Stock issued to consultants ..........................          --             --             --              --              --
   Stock tendered as payment for exercise of options ....          --             --             --              --              --
   Stock and warrants issued in acquisition of patent ...          --             --             --              --              --
   Loss applicable to common shares .....................          --             --             --              --              --
                                                         ------------   ------------   ------------    ------------    ------------
Balance at December 31, 2002 ............................      25,000          2,500             --              --              --
   Issuance of Series B Preferred Stock .................          --             --          3,350             328              --
   Warrants granted in consideration for
    non-compete agreements ..............................          --             --             --              --              --
   Exercise of options ..................................          --             --             --              --              --
   Stock issued to consultants ..........................          --             --             --              --              --
   Options issued to consultants ........................          --             --             --              --              --
   Columbia House settlement ............................          --             --             --              --              --
   Stock tendered as payment of settlement ..............          --             --             --              --              --
   Warrants issued in connection with financing .........          --             --             --              --              --
   Options issued to Directors ..........................          --             --             --              --              --
   Loss applicable to common shares .....................          --             --             --              --              --
                                                         ------------   ------------   ------------    ------------    ------------
Balance at December 31, 2003 ............................      25,000   $      2,500          3,350    $        328              --
                                                         ============   ============   ============    ============    ============
   Conversion of Series B Preferred Stock, net of fees ..          --             --         (3,150)           (308)             --
   Issuance of Series C Preferred Stock .................          --             --             --              --          43,527
   Conversion of subordinated debt ......................          --             --             --              --              --
   Sales of common stock ................................          --             --             --              --              --
   Exercise of options and warrants .....................          --             --             --              --              --
   Stock issued to consultants ..........................          --             --             --              --              --
   Beneficial conversion feature of debt issued .........          --             --             --              --              --
   Warrants issued in connection with financing .........          --             --             --              --              --
   Inducement to convert ................................          --             --             --              --              --
   Settlement of put obligation .........................          --             --             --              --              --
   Options issued to Directors ..........................          --             --             --              --              --
   Options issued to consultants ........................          --             --             --              --              --
   Loss applicable to common shares .....................          --             --             --              --              --
                                                         ------------   ------------   ------------    ------------    ------------
   Balance at December 31, 2004 .........................      25,000   $      2,500            200    $         20          43,527
                                                         ============   ============   ============    ============    ============

                                                           SERIES C       COMMON            COMMON
                                                          PREFERRED       STOCK -          STOCK -
                                                           STOCK NO      NUMBER OF          NO PAR      CONTRIBUTED     ACCUMULATED
                                                          PAR VALUE       SHARES            VALUE         CAPITAL         DEFICIT
                                                         ------------   ------------    ------------   ------------    ------------
Balance at January 1, 2002 ..............................$         --          2,310    $     93,468   $      7,730    $    (92,636)
   Conversion of convertible debt to preferred stock ....          --             --              --             --              --
   Conversion of convertible notes ......................          --             33           1,000            (49)             --
   Options and warrants granted for consulting ..........          --             --              --            659              --
   Exercise of options and warrants .....................          --             37             207             --              --
   Cancellation of warrants issued ......................          --             --                           (125)             --
   Stock issued to consultants ..........................          --              3              50             --              --
   Stock tendered as payment for exercise of options ....          --            (10)             --             --              --
   Stock and warrants issued in acquisition of patent ...          --             17              75             36              --
   Loss applicable to common shares .....................          --             --              --             --          (2,510)
                                                         ------------   ------------    ------------   ------------    ------------
Balance at December 31, 2002 ............................          --          2,390          94,800          8,251         (95,146)
   Issuance of Series B Preferred Stock .................          --             --              --             --              --
   Warrants granted in consideration for
    non-compete agreements ..............................          --             --              --             23              --
   Exercise of options ..................................          --             18              --             --              --
   Stock issued to consultants ..........................          --              5              14             --              --
   Options issued to consultants ........................          --             --              --             26              --
   Columbia House settlement ............................          --            (54)           (247)         3,020              --
   Stock tendered as payment of settlement ..............          --           (183)             --             --              --
   Warrants issued in connection with financing .........          --             --              --            176              --
   Options issued to Directors ..........................          --             --              --             73              --
   Loss applicable to common shares .....................          --             --              --             --          (6,869)
                                                         ------------   ------------    ------------   ------------    ------------
Balance at December 31, 2003 ............................          --          2,176    $     94,567         11,569        (102,015)
                                                         ============   ============    ============   ============    ============
   Conversion of Series B Preferred Stock, net of fees ..          --             78             365             --              --
   Issuance of Series C Preferred Stock .................       4,353                                            --              --
   Conversion of subordinated debt ......................          --          1,433           5,554             --              --
   Sales of common stock ................................          --            300             900             --              --
   Exercise of options and warrants .....................          --            150             562             --              --
   Stock issued to consultants ..........................          --              4              17             --              --
   Beneficial conversion feature of debt issued .........          --             --              --          3,991              --
   Warrants issued in connection with financing .........          --             --              --          1,164              --
   Inducement to convert ................................          --             --              --            391              --
   Settlement of put obligation .........................          --             --              --            259              --
   Options issued to Directors ..........................          --             --              --            219              --
   Options issued to consultants ........................          --             --              --             89              --
   Loss applicable to common shares .....................          --             --              --             --         (30,687)
                                                         ------------   ------------    ------------   ------------    ------------
   Balance at December 31, 2004 .........................$      4,353          4,141    $    101,965         17,682    $   (132,702)
                                                         ============   ============    ============   ============    ============

See accompanying notes to consolidated financial statements.

                                 MEDIABAY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                               YEARS ENDED DECEMBER 31,

                                                                           2004          2003          2002
                                                                         --------      --------      --------
Cash flows from operating activities:
Net loss applicable to common shares ................................... $(30,687)     $ (6,869)     $ (2,510)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Asset write-downs and strategic charges ............................    4,591           749            --
    Income tax expense .................................................   14,753         1,471           550
    Non-cash beneficial conversion .....................................    4,382            --            --
    Amortization of deferred member acquisition costs ..................    2,663         6,161         5,571
    Loss on extinguishment of debt .....................................    1,532            --            --
    Non-current accrued interest and dividends payable .................    1,472         1,155           456
    Amortization of deferred financing costs and original issue
    discount ...........................................................    1,329           561         1,453
    Depreciation and amortization ......................................      144           328         1,314
    Non-cash compensation expense ......................................      328           118            --
    Changes in asset and liability accounts, net of acquisitions and asset write-downs and strategic charges:
      Decrease (increase) in accounts receivable, net ..................    1,979         4,195        (2,643)
      Decrease (increase) in inventory .................................      103           896        (1,123)
      (Increase) decrease in prepaid expenses
        and other current assets .......................................      (48)          300         1,106
      (Increase) decrease in royalty advances ..........................   (1,000)          240          (261)
      Increase in deferred member acquisition costs ....................     (356)       (2,410)       (8,099)
      (Decrease) increase in accounts payable and accrued expenses .....   (5,406)       (5,346)        3,981
                                                                         --------      --------      --------
       Net cash provided by (used in) operating activities .............   (4,221)        1,549         1,019
                                                                         --------      --------      --------
Cash flows from investing activities:
  Purchase of fixed assets .............................................     (136)          (16)         (111)
  Additions to intangible assets .......................................      (20)         (102)           --
  Cash paid in acquisitions ............................................       --          (148)       (1,000)
                                                                         --------      --------      --------
       Net cash used in investing activities ...........................     (156)         (266)       (1,111)
                                                                         --------      --------      --------
Cash flows from financing activities:
  Proceeds from issuance of debt .......................................   13,500         1,065            --
  Proceeds from sale of common stock ...................................      900            --            --
  Proceeds from exercise of stock options ..............................      563            --           214
  Proceeds from sale of preferred stock, net of costs ..................       --           328            --
  Proceeds from issuance of notes payable - related parties ............       --            --         2,000
  Repayment of long-term debt ..........................................   (6,008)       (1,615)       (1,640)
  Increase in deferred financing costs .................................   (2,139)          (99)         (149)
  Payments made in connection with litigation
    settlement recorded in contributed
    capital, net of cash received ......................................       --          (676)           --
                                                                         --------      --------      --------
       Net cash provided by (used in) financing activities .............    6,816          (997)          425
                                                                         --------      --------      --------
Net increase in cash and cash equivalents ..............................    2,439           286           333
Cash and cash equivalents at beginning of year .........................      683           397            64
                                                                         --------      --------      --------
Cash and cash equivalents at end of year ............................... $  3,122      $    683      $    397
                                                                         ========      ========      ========

                                 MEDIABAY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1)   ORGANIZATION

      The Company is a Florida corporation formed on August 16, 1993. The Company is a media, marketing and publishing company specializing in spoken audio entertainment. Today, the Company is a leading reseller of audiobooks on CD and cassettes from the nation's largest publishing houses via the Audio Book Club, a mail order based, negative option book club. MBAY is also a licensee and marketer of programs from the golden age of radio. These titles are sold in physical formats through a catalog focused on collectors, a mail order based continuity program, retail outlets, and an on-line download subscription service. The Company's strategy consist of pursuing the download opportunity through both the exclusive distribution agreement with Microsoft and the opportunity to offer their content to other websites; leveraging their agreement with Larry King to create opportunities which provide lower customer acquisition costs and higher profit potential; and exploiting their existing content and businesses.

(2)   Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated.

Cash and Cash Equivalents

      Securities with maturities of three months or less when purchased are considered to be cash equivalents.

Fair Value of Financial Instruments

      The carrying amount of cash, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short maturity of those instruments.

      The fair value of long-term debt is estimated based on the interest rates currently available for borrowings with similar terms and maturities. The carrying value of the Company's long-term debt approximates fair value.

Inventory

      Inventory, consisting primarily of audiocassettes and compact discs held for resale, is valued at the lower of cost (weighted average cost method) or market.

Prepaid Expenses

      Prepaid expenses consist principally of deposits and other amounts being expensed over the period of benefit. All current prepaid expenses will be expensed over a period no greater than the next twelve months.

Fixed Assets, Net

      Fixed assets, consisting primarily of furniture, leasehold improvements, computer equipment, and third-party web site development costs, are recorded at cost. Depreciation and amortization, which includes the amortization of equipment under capital leases, is provided by the straight-line method over the estimated useful life of three years (the lease term) for computer equipment and five years (the lease term) for sound equipment under capital leases, five years for equipment, seven years for furniture and fixtures, five years for leasehold improvements, and two years for Internet web site development costs. Ongoing maintenance and other recurring charges are expensed as incurred.

Other Intangibles, Net

      Intangible  assets,   principally  consisting  of  purchased  intellectual
property, which is reviewed for impairment on each reporting date, and non-compete agreements, which are being amortized over their contractual term.

Goodwill

      Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for using the purchase method of accounting. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", the Company ceased amortization of goodwill as of January 1, 2002. The Company completed the transitional impairment test as of January 1, 2002, which did not result in an impairment loss and performed an annual impairment tests in January 2005, October 2003 and 2002, which did not result in an impairment loss. Prior to January 1, 2002, goodwill was amortized over the estimated period of benefit not to exceed 20 years.

Revenue Recognition

      During the years ended December 31, 2004, 2003 and 2002, the Company derived its principal revenue through sales of audiobooks, classic radio shows and other spoken word audio products directly to consumers principally through direct mail. The Company also sold classic radio shows to retailers either directly or through distributors. The Company derived additional revenue through rental of its proprietary database of names and addresses to non-competing third parties through list rental brokers. The Company also derived a small amount of revenue from advertisers included in its nationally syndicated classic radio shows. The Company recognizes sales to consumers, retailers and distributors upon shipment of merchandise. List rental revenue is recognized on notification by the list brokers of rental by a third party when the lists are rented. The Company recognizes advertising revenue upon notification of the airing of the advertisement by the media buying company representing the Company. Allowances for future returns are based upon historical experience and evaluation of current trends.

      Downloadable content revenue from the sale of individual content titles is recognized in the period when the content is downloaded and the customer's credit card is processed. Downloadable content revenue from the sale of downloadable content subscriptions is recognized pro rata over the term of the subscription period. Rebates and refunds are recorded as a reduction of revenue in the period in which the rebate or refund is paid in accordance with Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products).

Shipping and Handling Revenue and Costs

      Amounts paid to the Company for shipping and handling by customers is included in sales. Amounts the Company incurs for shipping and handling costs are included in cost of sales. The Company recognizes shipping and handling revenue upon shipment of merchandise. Shipping and handling expenses are recognized on a monthly basis from invoices from the third party fulfillment houses, which provide the services.

Cost of Sales

      Cost of sales includes the following: o Product costs (including free audiobooks in the initial enrollment offer to prospective members)

      o     Royalties to publishers and rightsholders

      o     Fulfillment costs, including shipping and handling

      o     Customer service

      o     Direct  response   billing,   collection  and  accounts   receivable
            management

Cooperative Advertising and Related Selling Expenses

      In accordance with EITF No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)", the Company classifies the cost of sales incentives as a reduction of net sales.

Bad Debt Expense

      The Company records an estimate of its anticipated bad debt expense based on historical experience.

General and Administrative Costs

      General and administrative costs include the following:

      o     Bad Debt Expense

      o     Payroll and related items

      o     Commissions

      o     Insurance

      o     Office expenses

      o     Telephone and postage

      o     Public and investor relations

      o     Dues and subscriptions

      o     Rent and utilities

      o     Travel and entertainment

      o     Bank charges

      o     Professional fees, principally legal and auditing fees

      o     Consulting

Stock-Based Compensation

      The Company accounts for its stock-based compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no stock-based employee compensation cost has been recognized in the financial statements as all options granted under the Company's stock option plan, had an exercise price at least equal to the market value of the underlying common stock on the date of grant. The pro forma information below is based on provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", issued in December 2002.

                                                                      YEAR ENDED DECEMBER 31,
                                                                  2004          2003          2002
                                                               -------------------------------------
Net loss applicable to common shares, as reported              $(30,687)     $ (6,869)     $ (2,510)
Add: Stock-based employee compensation expense included in
     reported net income applicable to common shares, net
     of related tax effects                                          --            --            --
Deduct: Total stock-based employee compensation expense
     determined under fair value based method for all
     awards, net of related tax effects                          (2,092)       (1,486)       (1,245)
                                                               -------------------------------------
Pro forma net loss applicable to common shares                 $(32,779)     $ (8,355)     $ (3,755)
                                                               =====================================

Net loss per share:

Basic and diluted-as reported                                  $ (10.24)     $  (2.92)     $  (1.07)
                                                               =====================================

Basic and diluted-pro forma                                    $ (10.94)     $  (3.56)     $  (1.60)
                                                               =====================================

Income Taxes

      The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary timing differences become deductible. The Company determines the utilization of deferred tax assets in the future based on current year projections by management.

      Based on a change in Company strategy, which the Company believes will result in lower sales and losses in the near term, but ultimately will be more profitable, the Company has determined that it is not more likely than not that it will, in the foreseeable future, be able to realize all or part of its net deferred tax asset. The Company has accordingly made an adjustment to the deferred tax asset recording an increase to the valuation allowance, resulting in a deferred tax expense charged against income in the fourth quarter of 2004, the period when such determination was made.

Deferred Member Acquisition Costs

      Promotional costs directed at current members are expensed on the date the promotional materials are mailed. The cost of any premiums, gifts or the discounted audiobooks in the promotional offer to new members is expensed as incurred. The Company accounts for direct response advertising for the acquisition of new members in accordance with AICPA Statement of Position 93-7, "Reporting on Advertising Costs" ("SOP 93-7"). SOP 93-7 states that the cost of direct response advertising (a) whose primary purpose is to elicit sales to customers who could be shown to have responded specifically to the advertising and (b) that results in probable future benefits should be reported as assets net of accumulated amortization Accordingly, the Company has capitalized direct response advertising costs and amortizes these costs over the period of future benefit (the average member life), which has been determined to be generally 30 months. The costs are being amortized on accelerated basis consistent with the recognition of related revenue. In the fourth quarter of 2003, the Company adjusted the amortization period for advertising to attract customers to its World's Greatest Old-Time Radio continuity program and revised the estimate period for amortization of these advertising costs down to 18 months, which resulted in an increase in advertising expenses for the year ended December 31, 2003 of $409.

      SOP 93-7 requires that the realizability of the mounts of direct-response advertising reported as assets should be evaluated at each balance sheet date by comparing the carrying amounts of the assets to their probable remaining future net revenues. Based on a change in Company strategy, which the Company believes will result in lower sales and losses in the near term, but ultimately will be more profitable, the Company has determined that the future net revenue from the Company's Audio Book Club does not support the carrying amount of the direct-response advertising reported as assets relating to the Audio Book Club. Accordingly the Company has made an adjustment to write-off the entire carrying amount of the asset in the fourth quarter for 2004 resulting in an increase in advertising expense of $846.

Royalties

      The Company is liable for royalties to licensors based upon revenue earned from the respective licensed product. The Company pays certain of its publishers and other rightsholders advances for rights to products. Royalties earned on the sale of the products are payable only in excess of the amount of the advance. Advances, which have not been recovered through earned royalties, are recorded as an asset. Advances not expected to be recovered through royalties on sales are charged to royalty expense.

Use of Estimates

      The  preparation  of financial  statements in accordance  with  accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on current available information. Changes in facts and circumstances may result in revised estimate.

(3)   ASSET WRITE-DOWNS AND STRATEGIC CHARGES

      In September 2004, the Company conducted a review of its operations including product offerings, marketing methods and fulfillment. The Company is committed to digitizing and encoding its library of spoken word content that includes audiobooks and famous Old Time Radio shows, including The Shadow, Amos and Andy, Jack Benny, Dragnet, Gunsmoke and more. By making its content available to the digital customer, it believes it can expand the market for its audio content and may be able to significantly reduce the cost of delivery. The Company believes this distribution strategy could lead to increased revenues and potentially put the Company on a track to profitability.

      In October 2004 the Company and Microsoft announced that they are working together to offer a wide range of audiobook titles via download to the millions of MSN(R) users in the United States. Among the audiobook titles we will exclusively offer on the MSN Music service are those from the nation's largest audiobook publishers. MSN attracts more than 350 million unique users worldwide per month. With localized versions available globally in 39 markets and 20 languages, MSN is a world leader in delivering Web services to consumers and online advertising opportunities to businesses worldwide.

      In October 2004 the Company also announced that it had signed a multi-year agreement with Celebrity Newsletter LLC to develop television personality and syndicated talk show host, Larry King's, On-line Audiobook and Entertainment Club. The Company intends to design The Larry King Audiobook Club to meet, what it believes, are its customers' needs for an easy to use online retail experience. The Company is working to give its members more choice, better customer service, and great prices for repeat buyers.

      The Company believes that many of its key operating metrics may be improved by its transition from a predominantly mail order business to an Internet based business. The Company hopes to reduce its return rates, lower its bad debt rates and reduce printing and fulfillment costs.

      As a result of these third quarter decisions, the Company has recorded $2,100 of strategic charges for the three months ended September 30, 2004. These charges include: $1,000 of inventory written down to net realizable value due to a reduction in Audio Book Club members and the Company's new focus on delivering spoken word products via downloads and $1,100 of write-downs to royalty advances paid to audiobook publishers and other license holders, which the Company does not believe will be recoverable due to its new focus on delivering spoken word products via downloads.

      In the fourth quarter of 2004, the Company determined to transition its Audio Book Club customers to either a downloadable business or an Internet based business, which will not offer a negative club option. Based on this decision, the Company reduced the value of its Audio Book Club inventory by $870, reduced the amount of publishers' advances recorded as assets by $215 and wrote-off the carrying amount direct-response advertising relating to Audio Book Club resulting in an increase in advertising expense of $846. The Company also determined based on this fourth quarter review that it is not more likely than not that it will, in the foreseeable future, be able to realize all or part of its net deferred tax asset. The Company has accordingly made an adjustment to the deferred tax asset recording an increase to the valuation allowance, resulting in a deferred tax expense charged against income in the fourth quarter of 2004 of $14,753, the period when such determination was made.

      Also in the fourth quarter of 2004, the Company reviewed its product mix of offerings to both its mail order and wholesale Radio Spirits customers. The Company has experienced a significant shift in the mix between CDs and cassettes and will substantially reduce the number of cassette offerings in the future. Accordingly, the Company has written off a substantial portion of its existing cassette inventory as well as a portion of its CD inventory relating to older products, which it will not aggressively promote in future periods. Workpapers supporting these write-offs have been provided to our auditors. The additional increase in the reserve for obsolescence of the Radio Spirits inventory made in the fourth quarter of 2004 was $560.

      In the fourth quarter of 2003, the Company evaluated the performance of Audio Passages, an Audio Book Club marketing program tailored to listeners with an interest in Christian product and determined based on past performance and expected future performance that it should terminate the Audio Passages marketing program. In connection with the termination of the Audio Passages marketing program, the Company took a strategic charge for the establishment of a reserve for obsolescence of Audio Passages inventory of $285 and an assets write-down for previously capitalized advertising, which will no longer recover of $464.

(4)   FIXED ASSETS

      Fixed Assets consist of the following as of December 31,

                                                             2004         2003
                                                           -------      -------

      Capital leases, equipment and related software ..... $   959      $   825
      Furniture and fixtures .............................      84           82
      Leasehold improvements .............................      74           74
      Web site development costs .........................      57           57
                                                           -------      -------
      Total ..............................................   1,174        1,038
      Accumulated depreciation ...........................    (931)        (811)
                                                           -------      -------
                                                           $   243      $   227
                                                           =======      =======

      Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $120, $146 and $221, respectively.

(5)      GOODWILL AND OTHER INTANGIBLES

         SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") requires the Company to perform an evaluation of goodwill impairment annually. The Company conducted its annual impairment test for 2004 in January 2005, utilizing the services of an independent appraiser, and its annual impairment tests for 2003 and 2002 in October 2003 and 2002, respectively, none of which resulted in an impairment loss. Any future impairment losses incurred will be reported in operating results.

         The following is a reconciliation of changes in the carrying amounts of goodwill for the Radio Spirits reportable segment for each of 2004 and 2003:

                                                            2004          2003

Balance at January 1,                                     $ 9,658       $ 9,871
Goodwill acquired during the year                              --            --
Finalization of GAA asset purchase allocation                  --          (213)
                                                          -------       -------
Ending Balance                                            $ 9,658       $ 9,658
                                                          =======       =======

      During the fourth quarter of 2002, the Company reviewed the carrying amounts of its intangible assets and determined, based on decisions made in the fourth quarter of 2002, that the value of certain intangible assets could no longer be supported by anticipated future operations. Specifically, the Company made a strategic decision to no longer compete in the DVD market and accordingly wrote off the value of certain video and DVD rights it had acquired in the amount of $90. The Company also made the strategic decision in the fourth quarter of 2002 to discontinue future mailings to the Columbia House lists of members of other clubs, which could not support the remaining carrying value of the Columbia House mailing agreement. Accordingly, in the fourth quarter of 2002, the Company wrote off the remaining value of the Columbia House mailing agreement of $986.

      Amortization of intangible assets was $24, $181 and $1,093 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company estimates intangible amortization expenses of $45 in 2005.

      The following table presents details of other intangibles at December 31, 2004 and December 31, 2003:

                                           DECEMBER 31, 2004                                 DECEMBER 31, 2003
                            ----------------------------------------------     ----------------------------------------------
                                              ACCUMULATED                                        ACCUMULATED
                                COST         AMORTIZATION          NET             COST         AMORTIZATION          NET
                            ------------     ------------     ------------     ------------     ------------     ------------
Mailing Agreements          $        592     $        592     $         --     $        592     $        592     $         --
Customer Lists                     4,380            4,380               --            4,380            4,380               --
Non-Compete Agreements               313              288               25              313              264               49
Other                                 25               --               25                5               --                5
                            ------------     ------------     ------------     ------------     ------------     ------------
Total Other Intangibles     $      5,310     $      5,260     $         50     $      5,290     $      5,236     $         54
                            ============     ============     ============     ============     ============     ============

(6)   DEBT

                                                                        AS OF
                                                            DECEMBER 31,      DECEMBER 31,
                                                                2004               2003
                                                            ------------      ------------
      Credit agreement, senior secured bank debt,           $         --      $      2,925
      Credit agreement, senior secured debt,
      net of original issue discount                               8,661                --
      Subordinated debt                                               --             3,200
      Premier debt, net of original issue discount                   670                --
      October 2003 Notes and related accrued interest,
      net of original issue discount                                  --               982
      Related party notes and related accrued interest,
      net of original issue discount                               7,750            10,643
                                                            ------------      ------------
      Total Debt                                                  17,081            17,750
           Less: Current Portion                                    (229)          (17,750)
                                                            ------------      ------------
      Long-Term Debt                                        $     16,852      $         --
                                                            ============      ============

Convertible Debt

      On January 29, 2004, the Company issued $4,000 aggregate principal amount of promissory notes (the "January 2004 Notes") and warrants to purchase 392,158 shares of common stock (the "Investor Warrants") to institutional and accredited investors (the "Offering"). The notes were due on the earlier of (i) April 30, 2005, (ii) such date on or after July 1, 2004 at such time as all of the Company's indebtedness under its existing credit facility is either repaid or refinanced or (iii) the consummation by the Company of a merger, combination or sale of all or substantially all of the Company's assets or the purchase by a single entity, person or group of affiliated entities or persons of 50% of the Company's voting stock. The January 2004 Notes bore interest at the rate of 6%, increasing to 9% on April 28, 2004 and 18% on July 27, 2004. On receipt of shareholder approval, which was received on April 12, 2004, in accordance with the terms of the January 2004 Notes, the principal amount of the notes automatically converted into MediaBay common stock at the rate of one share of common stock at $4.50, or approximately 888,888 shares. In addition accrued interest in the amount $49 also converted into common stock at $4.50 per share, or 10,813 shares.

      In connection with the Offering, the Company issued to the placement agent and a broker warrants to purchase an aggregate of 40,833 shares of common stock and also issued to the placement agent warrants to purchase an additional 83,481 shares of Common Stock on April 12, 2004 as partial consideration for its services as placement agent. All warrants issued are exercisable until January 28, 2009 at an exercise price of $7.68 per share.

      The Company accounted for the issuance of the January 2004 debt and its subsequent conversion in accordance with Emerging Issues task Force No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments". Accordingly, the Company recorded an expense of $3,991 as beneficial conversion expenses at the date of the conversion. The Company also recorded in interest expense a loss on early extinguishment of debt for the unamortized debt discount relating to the expenses incurred in the transaction and the relative fair value of the warrants issued in the transaction totaling $1,343.

      In connection with the Offering, the Principal Shareholder and an affiliate of the Principal Shareholder entered into a letter agreement (the "Letter Agreement") with the purchasers of January 2004 Notes in the Offering pursuant to which the Principal Shareholder granted to the holders of the Notes in the event of an Event of Default (as defined in the Notes) the rights to receive payment under certain secured indebtedness owed by the Company to the Principal Shareholder and to exercise their rights under security agreements securing such secured indebtedness. Pursuant to the Letter Agreement, the Principal Shareholder also executed Powers of Attorney in favor of a representative of the January 2004 Note holders pursuant to which such representative may, following an Event of Default, take actions necessary to enforce the Note holders rights under the Letter Agreement, including enforcing the Principal Shareholder's rights under the security agreements.

New Credit Agreement and Related Transactions

      On April 28, 2004, MediaBay entered into a new credit agreement ("New Credit Agreement") by and among MediaBay and certain of its subsidiaries, the guarantors signatory thereto, Zohar CDO 2003-1, Limited ("Zohar") as lender, and Zohar, as agent, pursuant to which MediaBay and certain of its subsidiaries initially borrowed $9,500. The initial term of the New Credit Agreement is one year and it is extendable, at MediaBay's sole option, for two additional one-year terms upon issuance of additional notes of $600 for the first additional year and $300 for the second additional year, provided there is no event of default. The loan bears interest at the rate of LIBOR plus 10%. In the first year of the loan, a fee of $900 has been added to the principal balance, which will be reflected as debt discount and will be accreted to interest expense over the next twelve months. The New Credit Agreement contains certain positive and negative covenants, including, beginning with the quarter ending September 30, 2004, the maintenance of certain minimum levels of EBITDA, as defined in the New Credit Agreement. Had the New Credit Agreement been in effect at the date of the filing of this Annual Report on Form 10-K, the Company would not be in compliance with EBITDA covenant.

      MediaBay  used a portion  of the  $8,600 of funds  received  under the New
Credit Agreement to satisfy all of its outstanding obligations under (i) promissory notes that it issued in October 2003 in the aggregate principal amount of $1,065, and (ii) its prior Credit Agreement, which had an outstanding principal balance of approximately $1,386. The Company has included in interest expense a loss on early extinguishment of debt of $73 related to unamortized original issue discount relating to promissory notes that it issued in October 2003 and a loss on early extinguishment of debt of $116 related to unamortized debt discount relating to the prior Credit Agreement.

      The Principal Shareholder and an affiliate of the principal shareholder, which held a $500 principal amount note and 25,000 shares of Series A Convertible Preferred Stock, consented to the New Credit Agreement and the other transactions described above and entered into a subordination agreement with Zohar. The New Credit Agreement required the aggregate amount of principal and interest owed by MediaBay to the Principal Shareholder and the affiliate of the Principal Shareholder be reduced to $6,800 ("Permissible Debt") by June 1, 2004, and that the Permissible Debt be further reduced by up to an additional $1,800 if MediaBay does not raise at least $2,000 in additional equity in the two years after the execution of the New Credit Agreement.

      On April 28, 2004, to reduce its debt to $6,800, the Principal Shareholder and his affiliate agreed, subject to, and automatically upon, the receipt of a fairness opinion from an independent investment banking firm, to exchange the principal of their $500 Note, $1,000 Note, $150 Note and $350 Note, plus accrued and unpaid interest owed to the Principal Shareholder aggregating $1,833 and accrued and unpaid dividends owed to the Principal Shareholder aggregating $519 into an aggregate of 43,527 shares of Series C Preferred Stock convertible into
(i) an aggregate of 930,046 shares of Common Stock at an effective conversion price of $4.68, and (ii) warrants to purchase an aggregate of 1,860,128 shares of Common Stock. The Warrants are exercisable until April 28, 2014 at an exercise price of $3.18. The Series C Preferred Stock has a liquidation preference of $100 per share. On May 25, 2004, a fairness opinion was received from an independent investment banking firm, and, pursuant to the agreements described above, the exchange of debt for units occurred. The transactions described above resulted in a charge to earnings for debt inducement pursuant to SFAS 84 of $391.

      The remaining promissory notes held by the Principal Shareholders and its affiliate were guaranteed by certain subsidiaries of the Company and secured by a lien on the assets of the Company and certain subsidiaries of the Company. If the amount of the Permissible Debt was required to be reduced due to MediaBay's failure to raise the requisite additional equity, such reduction will automatically occur by the exchange of Permissible Debt for additional shares of Series C Preferred Stock in an aggregate liquidation preference equal to the amount of debt exchanged and warrants to purchase a number of shares of common stock equal to two times the number of shares of preferred stock issuable upon conversion of the Series C Preferred Stock.

New ABC Note

      Also on April 28, 2004, MediaBay repaid $1,600 principal amount of the $3,200 principal amount convertible note issued to ABC Investment, L.L.C. MediaBay issued a new $1,600 note (the "New ABC Note") for the remaining principal amount. The New ABC Note extends the maturity date from December 31, 2004 to July 29, 2007. In exchange for extending the maturity date, the conversion price of the New ABC Note was reduced to $3.00. The closing sale price of MediaBay's Common Stock on the closing date was $2.88. The entire principal amount of the note was converted into common stock during the fourth quarter of 2004.

Premier Debt

      MediaBay has also entered into a settlement agreement, dated as of April 1, 2004, with Premier Electronic Laboratories, Inc. ("Premier"). Pursuant to the settlement, among other things, MediaBay is paying Premier $950 in exchange for Premier waiving its right to put its shares of Common Stock to MediaBay pursuant to a Put Agreement dated December 11, 1998. MediaBay's obligation under the Put Agreement was reduced by $150 in exchange for relinquishing certain leases for real property. MediaBay paid $14 on closing and is paying the remaining balance over six years in monthly payments starting at $7 in July 2004 and increasing to $19 from May 2007 through April 2010.

      The future minimum loan payments are as follows:

      Year Ending December 31,

            2005 ...................................................    $   284
            2006 ...................................................        284
            2007 ...................................................     16,911
            2008 ...................................................        233
            2009 ...................................................        233
            Beyond .................................................         77
                                                                        -------
            Total maturities, including debt discount of $223 ......    $18,022
                                                                        =======

(7)   COMMITMENTS AND CONTINGENCIES

      Rent expense for the years ended December 31, 2004, 2003 and 2002 amounted to $179, $180 and $291, respectively.

Operating Leases

      The Company leases approximately 12,000 square feet of office space in Cedar Knolls, New Jersey pursuant to a sixty-six month lease agreement dated April 18, 2003.

      Minimum annual lease commitments including capital improvement payments under all non-cancelable operating leases are as follows:

      Year ending December 31,

      2005 .............................................    $    186
      2006 .............................................         189
      2007 .............................................         198
      2008 .............................................         198
      Thereafter .......................................          --
                                                            --------
      Total lease commitments ..........................    $    771
                                                            ========

Capitalized Leases

      During the year ended December 31, 2004, the Company had three capital leases. Lease payments under these agreement were $59, $53 and $53 in 2004, 2003 and 2002, respectively. The amount of equipment capitalized under the leases and included in fixed assets is $196, and net of depreciation the fixed asset balance is $24 and $94 at December 31, 2004 and 2003, respectively. The obligations under the leases included in accounts payable and accrued expenses on the consolidated balance sheets at December 31, 2004 and 2003 were $9 and $71, respectively.

      Minimum annual lease commitments under capital leases are as follows:

      2005 ............................................    $     18
      2006 ............................................           6
      2007 ............................................           1
                                                           --------
      Total capital lease commitments .................    $     25
                                                           --------

Employment Agreements

      The Company has commitments pursuant to employment agreements with certain of its officers. The Company's minimum aggregate commitments under such employment agreements are approximately $674 and $223 during 2005 and 2006, respectively.

Licensing Agreements

      The Company has numerous licensing agreements for both audiobooks and old-time radio shows with terms generally ranging from one to five years, which require the Company to pay, in some instances, non-refundable advances upon signing agreements, against future royalties. The Company is required to pay royalties based on net sales. Royalty expenses were $1,473, $2,524 and $3,243 for 2004, 2003 and 2002, respectively. Minimum advances required to be paid under existing agreements for the next five years are as follows:

      2005                                                $  303,000
      2006                                                   455,000
      2007                                                   238,000
      2008                                                   138,000
      Total                                               $1,134,000
                                                          ==========

      The Company has an agreement with a publisher under which it made periodic payments for a series of audiobook titles. The agreement provides for the Company to make additional payments of approximately $700, some of which is past due. The Company does not believe that it can profitably license the additional titles and is negotiating with the publisher to revise, amend or cancel the agreement. The Company does not believe that canceling the agreement would have a material adverse effect on its business, however it does want to maintain a good relationship with the publisher.

Litigation

      The Company is not a defendant in any litigation. In the normal course of business, the Company is subject to threats of litigation. The Company does not believe that the potential impact of any threatened litigation, if ultimately litigated, will have a material adverse effect on the Company.

(8)   STOCK OPTION AND STOCK INCENTIVE PLANS

      In June 1997, the Company adopted the 1997 Stock Option Plan, pursuant to which the Company's Board of Directors may grant stock options to key employees of the Company. In June 1998, the Company amended the 1997 Stock Option Plan to authorize the grant of up to 333,333 shares of authorized but unissued common stock.

      In March 1999, the Company's stockholders approved an amendment to the Company's Articles of Incorporation adopting the Company's 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan provides for grants of awards of stock options, restricted stock, deferred stock or other stock based awards. A total of 416,667 shares of common stock have been reserved for issuance pursuant to the plan.

      In June 2000, the Company's shareholders adopted the Company's 2000 Stock Incentive Plan, which provides for grants of awards of stock options, restricted stock, deferred stock or other stock based awards. A total of 583,333 shares of common stock have been reserved for issuance pursuant to the plan.

      In October 2001, the Company's shareholders adopted the Company's 2001 Stock Incentive Plan, which provides for grants of awards of stock options, restricted stock, deferred stock or other stock based awards. A total of 583,333 shares of common stock have been reserved for issuance pursuant to the plan.

      In December 2004, the Company's shareholders adopted the Company's 2004 Stock Incentive Plan, which provides for grants of awards of stock options, restricted stock, deferred stock or other stock based awards. A total of 1,250,000 shares of common stock have been reserved for issuance pursuant to the plan.

      Options under the Company's option plans expire at various times between 2005 and 2014. In accordance with the plans, options generally have terms of 5 to 10 years and vest from grant date to three years.

      Stock option activity under the plans is as follows:

                                                                  WEIGHTED
                                                                   AVERAGE
                                                                  EXERCISE
                                                    SHARES          PRICE
                                                 ----------      ----------

Outstanding at January 1, 2002                      998,225      $    30.36
   Granted                                          200,833           13.62
   Exercised                                        (25,166)           3.06
   Canceled and expired                            (124,792)          41.70
                                                 ----------      ----------
Outstanding at December 31, 2002                  1,049,100           26.34
   Granted                                          598,964            6.30
   Exercised                                        (50,000)           3.00
   Canceled and expired                            (296,250)          28.38
                                                 ----------      ----------
Outstanding at December 31. 2003                  1,301,814           17.52
   Granted                                        1,006,250            5.16
   Exercised                                       (131,338)           3.72
   Canceled and expired                            (418,548)          16.74
                                                 ----------      ----------
Outstanding at December 31. 2004                  1,758,177      $    11.70
                                                 ==========      ==========

      The per share weighted-average fair value of stock options granted during the years ended December 31, 2004, 2003 and 2002 is as follows using an accepted option-pricing model with the following assumptions and no dividend yield. The shares were granted as follows:

                            NO. OF    EXERCISE       ASSUMED         RISK-FREE       FAIR VALUE
       DATE                 SHARES     PRICE       VOLATILITY      INTEREST RATE      PER SHARE
------------------------  ----------  ---------- --------------  -----------------  -----------
2002 GRANTS:
     First Quarter         41,667     $   16.20           159%              4.42%     $    7.50
     Second Quarter            --            --            --                 --             --
     Third Quarter          6,667         26.64           159%              3.46%         19.86
     Fourth Quarter       152,500         12.36           159%              3.08%          5.22
                        ---------
TOTAL                     200,834
                        =========

2003 GRANTS:
     First Quarter          6,667          9.00           165%              4.85%          5.40
     Second Quarter            --            --            --                 --             --
     Third Quarter        362,309          5.82           165%              4.85%          1.74
     Fourth Quarter       229,988          7.02            97%              4.00%          4.02
                        ---------
TOTAL                     598,964
                        =========

2004 GRANTS:
     First Quarter        275,833          8.52           100%              3.50%          3.66
     Second Quarter       350,000          3.18            75%              3.45%          1.74
     Third Quarter        151,250          2.58            75%              3.44%          1.08
     Fourth Quarter       229,167     $    5.76           200%              3.46%     $    4.98
                        ---------
TOTAL                   1,006,250
                        =========

      The following table summarizes information for options outstanding and exercisable at December 31, 2004:

                                                                                     OPTIONS EXERCISABLE
                                                                                -----------------------------
                                    OPTIONS OUTSTANDING          WEIGHTED
   RANGE OF                           WEIGHTED AVERAGE            AVERAGE                      WEIGHTED AVERAGE
    PRICES           NUMBER       REMAINING LIFE IN YEARS     EXERCISE PRICE       NUMBER       EXERCISE PRICE
--------------   ------------     ------------------------     ------------     ------------     ------------
$1.98-3.00            238,750               5.20               $       2.28          106,958     $       2.34
 3.24-4.50            314,992               4.37                       3.42          121,242             3.54
 5.10-6.00            242,396               4.16                       5.26          222,396             5.76
 6.12-12.00           516,023               4.88                       8.76          271,174             8.52
13.50-$29.28          496,017               4.48                      29.10          443,017            29.10
                 ------------     ------------------------     ------------     ------------     ------------
                    1,758,177               4.63               $       5.70        1,164,287     $       2.76
                 ============     ========================     ============     ============     ============

      At December 31, 2004, there were 3,833 additional shares available for grant under the 1997 Plan, 20,026 additional shares available for grant under the 1999 Plan, 13,625 additional shares available for grant under the 2000 Plan, 13,833 additional shares available for grant under the 2001 Plan and 1,175,000 additional shares available for grant under the 2004 Plan.

(9)   WARRANTS AND NON-PLAN OPTIONS

      In connection with the financings described above, in 2004, the Company granted warrants to purchase a total of 2,487,641 shares of the Company's common stock, all of which vested in 2004, to investors and advisors. During the year ended December 31, 2004, warrants to purchase 23,323 of the Company's common stock expired; non-plan options to purchase 33,333 shares of the Company's common stock expired or were cancelled and non-plan options to purchase 1,333 shares were exercised.

      The following table summarizes information for warrants and non-plan options outstanding and exercisable at December 31, 2002:

                                                                                     OPTIONS EXERCISABLE
                                                                                -----------------------------
                                    OPTIONS OUTSTANDING          WEIGHTED
   RANGE OF                           WEIGHTED AVERAGE            AVERAGE                      WEIGHTED AVERAGE
    PRICES           NUMBER       REMAINING LIFE IN YEARS     EXERCISE PRICE       NUMBER       EXERCISE PRICE
--------------   ------------     ------------------------     ------------     ------------     ------------
 $3.18-4.80         1,932,211                 9.12             $       3.24        1,932,211     $       3.24
  4.98-7.50           115,000                 4.78                     5.64          115,000             5.64
 7.68-12.00           579,388                 4.38                     8.04          579,388             8.04
18.00-$72.00           18,333                 5.22                    28.38           18,333            28.38
--------------   ------------     ------------------------     ------------     ------------     ------------
                    2,644,932                 7.87                    $4.56        2,644,933     $       4.56
                 ============     =======================      ============     ============     ============

(10)  LITIGATION SETTLEMENT

      In December 1998, the Company acquired certain assets from a third party. The parties also entered into certain other agreements including a mailing agreement and a non-compete agreement. As consideration for the assets acquired and the related transactions, including the mailing agreement and the non-compete agreement, the third party received cash consideration of $30,750 and an aggregate of 54,167 shares of the Company's common stock"(the "shares") and warrants to purchase an additional 16,667 shares of the Company's common stock. The parties also entered into a Registration and Shareholder Rights Agreement pursuant to which, the Company granted the third party the right under certain circumstances, commencing December 31, 2004, to require the Company to purchase from the third party the Shares at a price of $90.00 per Share.

      In 2001, the Company commenced litigation alleging, among other things, that the Company was fraudulently induced to purchase certain of the assets. On June 16, 2003, Audio Book Club, Inc. ("ABC"), a wholly owned subsidiary of MediaBay entered into a settlement agreement with respect to the lawsuit. Pursuant to the settlement agreement, ABC received $350 in cash, the return for cancellation of 54,167 shares of MediaBay common stock issued in connection with the acquisition and the termination of put rights granted to the seller in the acquisition with respect to 38,333 of the shares (put rights with respect to the remaining 15,833 shares had previously terminated). The termination of the put rights terminated a $3,450 future contingent obligation of MediaBay and results in a corresponding increase in stockholders' equity.

      The calculation of the settlement of litigation recorded in Contributed Capital is as follows:

      TERMINATION OF CONTINGENT PUT RIGHTS                                 $  3,450
      RETURN FOR CANCELLATION OF 325,000 SHARES OF COMMON STOCK                 247
      CASH RECEIVED                                                             350
                                                                           --------
      TOTAL RECEIVED IN SETTLEMENT OF LITIGATION                              4,047
      LEGAL AND OTHER COSTS INCURRED IN CONNECTION WITH THE LITIGATION        1,027
                                                                           --------
      SETTLEMENT OF LITIGATION RECORDED IN CONTRIBUTED CAPITAL             $  3,020
                                                                           ========

(11)  EQUITY

      On October 11, 2004, MediaBay, Inc. (the "Company") entered into a Securities Purchase Agreement pursuant to which it issued to the purchasers thereunder an aggregate of 300,000 shares (the "Shares") of the Company's common stock, no par value per share (the "Common Stock"), and warrants to purchase 75,000 shares of Common Stock (the "Warrants"). The purchasers paid an aggregate purchase price of $900,000 for the Shares and Warrants. Each Warrant is exercisable to purchase one share of the Company's Common Stock at an exercise price of $4.98 per share during the five (5)-year period commencing on October 11, 2004. The Shares and Warrants were issued to the purchasers without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemptions from registration provided under 4(2) of the Act. The issuances did not involve any public offering; the Company made no solicitation in connection with the transactions other than communications with the purchasers; the Company obtained representations from the purchasers regarding their investment intent, experience and sophistication; the purchasers either received or had access to adequate information about the Company in order to make informed investment decisions; the Company reasonably believed that the purchasers were sophisticated within the meaning of Section 4(2) of the Act; and the Shares and Warrants were issued with restricted securities legends. No underwriting discounts or commissions were paid in conjunction with the issuances.

Series B Convertible Preferred Stock

      On May 7, 2003, the Company sold 3,350 shares of a newly created Series B Convertible Preferred Stock (the "Series B Stock") with a liquidation preference of $100 per share for $335. Of the total sold, 1,400 shares ($140) were purchased by Carl Wolf, Chairman and a director of the Company, and 200 shares ($20) were purchased by John Levy, Vice Chairman and Chief Financial Officer of the Company. The holders of shares of Series B Convertible Preferred Stock will receive dividends at the rate of $9.00 per share, payable quarterly, in arrears, in cash on each March 31, June 30, September 30 and December 31; provided that payment will accrue until the Company is permitted to make such payment in cash under its Agreement with its senior lender. During the fourth quarter of 2004, 3,150 shares of Series B Preferred Stock were converted into the Company's common stock.

      The Series B Stock is convertible into shares of Common Stock into MediaBay Common Stock at a conversion rate equal to a fraction, (i) the numerator of which is equal to the number of Series B Stock times $100 plus accrued and unpaid dividends though the date of conversion and (ii) the denominator is $4.62, the average price of the Company's stock on May 6, 2003.

      In the event of a liquidation, dissolution or winding up of the Company, the holders of Series B Stock shall be entitled to receive out of the assets of the Company, a sum in cash equal to $100.00 per share before any amounts are paid to the holders of the Company common stock and on a pari passu with the holders of the Series A Convertible Preferred Stock. The holders of Series B Stock shall have no voting rights, except as required by law and except that the vote or consent of the holders of a majority of the outstanding shares of Series B Stock, voting separately as a class, will be required for any amendment, alteration or repeal of the terms of the Series B Stock that adversely effects the rights, preferences or privileges of the Series B Stock.

Options Issued to Directors

      During the year ended December 31, 2004, the Company issued options to purchase 116,666 shares of its common stock to its non-employee directors. Of the options issued, 77,083 vested during 2004. The Company valued the vested options at $219 using an acceptable valuation method and recorded an expense for that amount in general and administrative expenses.

Dividends

      The terms of the Company's debt agreements prohibit the Company from declaring or paying any dividends or distributions on the Company's common stock.

(12)  INCOME TAXES

      The Company's income tax provision for the years ended December 31, 2004, 2003 and 2002 includes a Federal deferred tax expense of $14,753, a Federal deferred tax expense of $1,471 and a Federal deferred tax benefit of $550, respectively.

      Income tax expense for the years ended December 31, 2004, 2003 and 2003 differed from the amount computed by applying the U.S. Federal income tax rate of 34% and the state income tax rate of 7% to the pre-tax loss as a result of the following:

                                                     2004          2003          2002
                                                   --------      --------      --------
Computed tax benefit                               $ (6,360)     $   (446)     $    (97)
Increase (decrease) in valuation allowance for
  Federal and State deferred tax assets              21,113         1,917         1,347
                                                   --------      --------      --------
Income tax expense                                 $ 14,753      $  1,471      $    550
                                                   ========      ========      ========

      The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary timing differences become deductible. Management determined in the fourth quarter of 2004 that, based on the inherent uncertainties in the Company's strategy to fully reserve for the deferred tax asset. Accordingly, in 2004, the deferred tax asset was reduced by approximately $14,753 for amounts, which the Company was unable to determine would be recoverable in future periods.

      The tax effect of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

Deferred tax assets:

                                                                     2004          2003

Federal and state net operating loss carry-forwards                $ 31,103      $ 22,362
Loss in I-Jam, LLC                                                       85            85
Accounts receivable, principally due to allowance for doubtful
accounts and reserve for returns                                        606         1,408
Inventory, principally due to reserve for obsolescence                1,522           584
Intangibles                                                          11,186        13,984
Beneficial conversion feature                                           438           156
                                                                   --------      --------
Total net deferred tax assets                                        44,940        38,579
Less valuation allowance                                            (44,940)      (23,826)
                                                                   --------      --------
Net deferred tax assets                                            $     --      $ 14,753
                                                                   ========      ========

      At December 31, 2004, the Company had approximately $76,887 of net operating loss carry-forwards, which could possibly have been used to offset possible future earnings, if any, in computing future income tax liabilities. However, the March 2005 transactions described in Note 21 to these financial statements have resulted in limitations to the utilization of net operating loss carryforwards.

(13)  NET LOSS PER SHARE OF COMMON STOCK

      Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the applicable reporting periods. The computation of diluted net loss per share is similar to the computation of basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

      Basic and diluted loss per share were computed using the weighted average number of shares outstanding for the years ended December 31, 2004, 2003 and 2002 of 2,996, 2,350 and 2,348, respectively.

      Common equivalent shares of 3,759 including 3,400 relating to convertible subordinated debt and convertible preferred stock were not included in the calculation of fully diluted shares because they were anti-dilutive. Interest expense and dividends on the convertible subordinated debt and convertible preferred stock that were not added back to net loss were $1,322 for the year ended December 31, 2004.

      Common equivalent shares of 2,828 including 2,652 relating to convertible subordinated debt and convertible preferred stock were not included in the calculation of fully diluted shares because they were anti-dilutive. Interest expense and dividends on the convertible subordinated debt and convertible preferred stock that were not added back to net loss were $1,150 for the year ended December 31, 2003.

      Common equivalent shares of 2,986 including 2,652 relating to convertible subordinated debt and convertible preferred stock were not included in the calculation of fully diluted shares because they were anti-dilutive. Interest expense and dividends on the convertible subordinated debt and convertible preferred stock that were not added back to net loss were $1,134 for the year ended December 31, 2002.

      The Company's Board of Directors and shareholders approved a one for six reverse stock split effective October 25, 2005. All references in the financial statements and notes thereto to the number of shares outstanding, per share amounts, and stock option, warrant and convertible security data relating to the Company's common shares have been restated to reflect the effect of the stock split for all periods presented.

(14)  SUPPLEMENTAL CASH FLOW INFORMATION

      No cash has been expended for income taxes for the years ended December 31, 2004, 2003 and 2002. Cash expended for interest was $1,045, $384 and $766 for the years ended December 31, 2004, 2003 and 2002, respectively.

      The Company had the following non-cash activities for the years ended December 31, 2004, 2003, and 2002:

                                                                   2004       2003       2002
                                                                  ------     ------     ------
E-Data patent rights acquisition ...............................  $   --     $   --     $   75
Conversions of subordinated notes into common shares ...........   5,649         --      1,000
Conversion of notes into preferred shares ......................   4,353         --      2,500
Stock tendered as payment for exercise of options ..............      --        150         75
Settlement of litigation .......................................      --      3,697         --

(15)  RELATED PARTY TRANSACTIONS

      As of December 31, 2004, we owed to Mr. Herrick and his affiliates approximately $315,000 for reimbursement of certain expenses and services incurred in prior years. On April 28, 2004, in connection with the agreements described below, the Company agreed to repay Mr. Herrick based on an agreed upon schedule. From April 28, 2004 through December 31, 2004 the Company paid Mr. Herrick a total of $324,000. As of December 31, 2004, the Company will pay Mr. Herrick (i) $40,500 per month on the first of each month through and including July 2005 and (ii) $31,410 on August 1, 2005.

      On May 1, 2003, we entered into a two-year consulting agreement with XNH Consulting Services, Inc. ("XNH"), a company wholly-owned by Norton Herrick. Effective December 31, 2003, we agreed with Norton Herrick to terminate the two-year consulting agreement with XNH, and to pay XNH a fee of $7,500 per month for 16 months commencing on January 1, 2004 and to provide Mr. Herrick with health insurance and other benefits applicable to our officers to the extent such benefits may be provided under our benefit plans. In April 2004, we amended the termination agreement such that we are no longer required to either pay Mr. Herrick the $7,500 each month or to provide Mr. Herrick with health insurance and other benefits applicable to our officers. In connection with the termination agreement, the non-competition and nondisclosure covenants of the XNH consulting agreement were extended until December 31, 2006. In accordance with the agreement, the Company paid or reimbursed certain health insurance premiums for Mr. Herrick.

      In December 2004, the Company entered into a letter agreement with certain affiliates of Forest Hill Capital, LLC, at that time a principal shareholder (collectively, the "Forest Hill Entities"), extending the date by which the Company is required to file a registration statement covering the securities issued to Forest Hill entities (the "Registration Statement") to January 31, 2005. As consideration for this extension, the Company issued to the Forest Hill Entities warrants to purchase an aggregate of 8,333 shares of its common stock, exercisable until December 14, 2008 at a price of $8.52 per share.

      On January 29, 2004, the Company issued $4,000,000 aggregate principal amount of promissory notes (the "2004 Notes") and warrants to purchase 392,158 shares of Common Stock to 13 institutional and accredited investors. In connection with this offering, Norton Herrick and Huntingdon entered into a letter agreement with the purchasers of the 2004 Notes pursuant to which they granted to the holders of the 2004 Notes in the event of an Event of Default (as defined in the 2004 Notes) the rights to receive payment under certain secured indebtedness owed by the Company to Norton Herrick and Huntingdon and to exercise their rights under security agreements securing such secured indebtedness. Pursuant to the letter agreement, Norton Herrick and Huntingdon also executed Powers-of-Attorney in favor of a representative of the 2004 Note holders pursuant to which such representative may, following an Event of Default, take actions necessary to enforce the 2004 Note holders rights under the letter agreement, including enforcing Norton Herrick's and Huntingdon's rights under the security agreements. On April 12, 2004, the notes were converted into Common Stock. In consideration for Huntingdon's consent to the Financing and execution of the letter agreement upon receipt of shareholders' approval, the Company agreed to reduce the conversion price of $1,150,000 principal amount of convertible promissory notes held by Huntingdon from $2.00 to $1.27 and $500,000 principal amount of convertible promissory notes held by Huntingdon from $1.82 to $1.27.

      On April 28, 2004, the Company entered into a new credit agreement. Herrick, Huntingdon and N. Herrick Irrevocable ABC Trust (the "Trust"), of which Herrick was the beneficiary, consented to the new credit agreement and the other transactions described above and entered into a subordination agreement with Zohar. The new credit agreement required the aggregate amount of principal and interest owed by the Company to Herrick, Huntingdon and the Trust be reduced to $6,800,000 ("Permissible Debt") by June 1, 2004, and that the Permissible Debt be further reduced by up to an additional $1,800,000 if the Company does not raise at least $2,000,000 in additional equity in each of the two calendar years following the execution of the new credit agreement. MediaBay received a fairness opinion in connection with this transaction.

      Pursuant to an agreement dated April 28, 2004, on May 25, 2004, Herrick exchanged accrued and unpaid interest and dividends (including accrued and unpaid interest distributed by the Trust to Herrick) owed to Herrick aggregating $1,181,419 into (i) 11,814 shares of Series C Convertible Preferred Stock with a liquidation preference of $100 per share convertible into an aggregate of 252,435 shares of Common Stock at an effective conversion price of $4.68, and
(ii) warrants to purchase 504,872 shares of Common Stock. The warrants are exercisable until April 28, 2014 at an exercise price of $3.18.

      Pursuant to an agreement dated April 28, 2004, on May 25, 2004, Huntingdon exchanged the principal of the $500,000 principal amount note, $1,000,000 principal amount note, $150,000 principal amount note and $350,000 principal amount note held by Huntingdon, plus accrued and unpaid interest owed to Huntingdon aggregating $1,171,278 into (i) 31,713 shares of Series C Convertible Preferred Stock convertible into an aggregate of 677,628 shares of Common Stock at an effective conversion price of $4.68, and (ii) warrants to purchase an aggregate of 1,355,256 shares of Common Stock. The warrants are exercisable until April 28, 2014 at an exercise price of $3.18. If the amount of the Permissible Debt is required to be reduced due to the Company's failure to raise the requisite additional equity, such reduction will automatically occur by the exchange of Permissible Debt held by Huntingdon for additional shares of Series C Convertible Preferred Stock in an aggregate liquidation preference equal to the amount of debt exchanged and warrants to purchase a number of shares of Common Stock equal to two times the number of shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock.

      Herrick and Huntingdon agreed not to demand repayment of their debt until the earlier of (i) the repayment of the New Credit Agreement or (ii) June 28, 2007. The remaining promissory notes held by Herrick, Huntingdon and the Trust are guaranteed by certain subsidiaries of the Company and secured by a lien on the assets of the Company and certain subsidiaries of the Company.

      On April 28, 2004, the Company repaid $1.6 million principal amount of the $3.2 million principal amount convertible note issued to ABC Investments, L.L.C., a principal shareholder of the Company. We issued a new $1.6 million note (the "New ABC Note") for the remaining principal amount. The New ABC Note extends the maturity date from December 31, 2004 to July 29, 2007. In exchange for extending the maturity date, the conversion price of the New ABC Note was reduced to $0.50. The closing sale price of our common stock on the closing date was $0.48. During October 2004, ABC Investments, L.L.C. converted $1,000,000 principal amount of the New ABC into shares of Common Stock pursuant to the terms of the note.

      On May 7, 2003, the Company sold 3,350 shares of a newly created Series B Stock with a liquidation preference of $100 per share for $335,000. Of the total sold, 200 shares ($20,000) were purchased by John Levy, Vice Chairman and Chief Financial Officer of the Company. Under a subscription agreement, certain "piggy-back" registration rights were granted.

(16)  RECENT ACCOUNTING PRONOUNCEMENTS

Share-Based Payment

      In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The compensation cost will be measured based on the fair value of the equity or liability instruments issued. The Statement is effective as of the beginning of the first interim or annual period beginning after June 15, 2005. We do not yet know the impact that any future share-based payment transactions will have on our financial position or results of operations.

Inventory costs

      In November 2004, the FASB issued SFAS No. 151, "Inventory Costs." SFAS 151 amends ARB No. 43, "Inventory Pricing", to clarify the accounting for certain costs as period expense. The Statement is effective for fiscal years beginning after June 15, 2005; however, early adoption of this Statement is permitted. The Company does not anticipate an impact from the adoption of this statement.

(17)  SEGMENT REPORTING

      For 2004, 2003 and 2002, the Company has divided its operations into four reportable segments: Corporate, Audio Book Club ("ABC") a membership-based club selling audiobooks in direct mail and on the Internet; Radio Spirits ("RSI") which produces, sells, licenses and syndicates old-time radio programs and MediaBay.com a media portal offering spoken word audio content in secure digital download formats. Segment operating income is total segment revenue reduced by operating expenses identifiable with that business segment. Corporate includes general corporate administrative costs, professional fees and interest expenses. The Company evaluates performance and allocates resources among its three operating segments based on operating income and opportunities for growth. The Company evaluates performance and allocates resources among its three operating segments based on operating income and opportunities for growth. RadioClassics, which was created to distribute the Company's proprietary old-time radio content across multiple distribution platforms including traditional radio, cable television, satellite television (DBS), satellite radio and the Internet, is aggregated with RSI for segment reporting purposes. Inter-segment sales are recorded at prevailing sales prices.

      The accounting policies of the reportable segments are the same as those described in Note 3. Inter-segment sales are recorded at prevailing sales prices.

YEAR ENDED DECEMBER 31, 2004
                                                      CORPORATE       ABC          RSI       MBAY.COM     INTER-SEG.     TOTAL
                                                      ---------    ---------    ---------    ---------    ---------    ---------
Sales                                                 $      --    $  12,303    $   6,382    $     205    $     (60)   $  18,831
(Loss) profit before asset write-downs and
strategic charges, severance and other termination
costs, non-cash write-down of intangibles,
depreciation, amortization interest expense, income
tax expense and dividends on preferred stock             (2,084)           2          938         (416)          17       (1,543)
Depreciation and amortization                                24           83           37           --           --          144
Asset write-downs and strategic charges                      --        3,831          760           --           --        4,591
Severance and other termination costs                        --           --           --           --           --           --
Interest expense                                          9,078           --            4           --           --        9,082
Income tax expense                                       14,753           --           --           --           --       14,753
Dividends on preferred stock                                574           --           --           --           --          574
Net (loss) income applicable to common shares           (26,513)      (3,912)         137         (416)          17      (30,687)
Total assets                                                 --        3,508       13,122            1          (55)      16,576
Purchase of fixed assets                                     --          127            9           --           --          136

YEAR ENDED DECEMBER 31, 2003
                                                      CORPORATE       ABC          RSI       MBAY.COM     INTER-SEG.     TOTAL
                                                      ---------    ---------    ---------    ---------    ---------    ---------
Sales                                                 $      --    $  26,379    $  10,247    $     138    $    (147)   $  36,617
(Loss) profit before asset write-downs and
strategic charges, severance and other termination
costs, non-cash write-down of intangibles,
depreciation, amortization interest expense, income
tax expense and dividends on preferred stock             (2,407)         455          846         (481)         (19)      (1,606)
Depreciation and amortization                               180          106           42           --           --          328
Asset write-downs and strategic charges                     749           --           --           --           --          749
Severance and other termination costs                       544           --           --           --           --          544
Interest expense                                          1,913           --           12           --           --        1,925
Income tax expense                                                     1,200          271           --           --        1,471
Dividends on preferred stock                                246           --           --           --           --          246
Net (loss) income applicable to common shares            (6,039)        (851)         521         (481)         (19)      (6,869)
Total assets                                                          24,312       14,613                                 38,925
Purchase of fixed assets                                     --           14            2           --           --           16

YEAR ENDED DECEMBER 31, 2002
                                                      CORPORATE       ABC          RSI       MBAY.COM     INTER-SEG.     TOTAL
                                                      ---------    ---------    ---------    ---------    ---------    ---------
Sales                                                 $      --    $  34,342    $  11,348    $     215    $    (161)   $  45,744
(Loss) profit before asset write-downs and
strategic charges, depreciation, amortization,
interest expense and income tax benefit                  (3,233)       5,281        2,141         (436)          16        3,769
Asset write-downs and strategic charges                      --        1,217           97           --           --        1,314
Depreciation and amortization                             2,903           --           71           --           --        2,974
Interest expense                                                       1,134           90                                  1,224
Income tax benefit                                                      (449)        (101)                                  (550)
Net (loss) income applicable to common shares               217           --           --           --           --          217
Total assets                                             (6,353)       2,481        1,782         (436)          16       (2,510)

(18)  QUARTERLY OPERATING DATA (UNAUDITED)

      The following table presents selected unaudited operating data of the Company for each quarter in the three year period ended December 31, 2003.

YEAR ENDED
DECEMBER 31, 2004                                   1ST         2ND          3RD          4TH
                                                  QUARTER     QUARTER      QUARTER      QUARTER
                                                 --------     --------     --------     --------
Sales                                            $  5,684     $  4,801     $  3,849     $  4,496
Cost of sales                                       2,570        2,228        1,875        2,129
Cost of sales - write-downs                            --           --        2,100        1,645
Net (loss) income applicable to common shares      (1,168)      (7,111)      (3,784)     (18,624)
Basic and diluted loss per share:                $  (0.54)    $  (2.40)    $  (1.26)    $  (4.98)

YEAR ENDED
DECEMBER 31, 2003                                   1ST         2ND          3RD          4TH
                                                  QUARTER     QUARTER      QUARTER      QUARTER
                                                 --------     --------     --------     --------
Sales                                            $ 10,697     $  9,407     $  9,572     $  6,941
Cost of sales                                       5,234        4,124        4,252        3,869
Net (loss) income applicable to common shares      (1,537)        (228)         285       (5,389)
Basic and diluted income (loss) per share:
Basic earnings (loss) per common share           $   (.66)    $   (.12)    $    .12     $  (2.28)
Diluted earnings (loss) per common share         $   (.66)    $   (.12)    $    .12     $  (2.28)

(19)  SUBSEQUENT EVENTS

Extension to File Registration Statement

      On February 8, 2005, the Company entered into a letter agreement extending the date by which the Company shall file the Registration Statement with respect to the October 11, 2004 sale of common stock and warrants to May 1, 2005 (the "Extension"). As consideration for the Extension, the Company issued to the Forest Hill Entities an aggregate of 19,841 shares of its Common Stock (the "January Shares"), based on the last sale price of the Common Stock on February 8, 2005 of $5.04. If the last sale price of the Common Stock on the date the Registration Statement is declared effective by the Securities and Exchange Commission (the "Effective Date") is below $4.50, the Company is required to pay to the Forest Hill Entities an aggregate of $250 less the value of the January Shares on the Effective Date in cash or in shares of Common Stock, at the Forest Hill Entities' option. The Company also granted the Forest Hill Entities the right (the "Put Right") to require the Company to purchase an aggregate of 33,333 shares of the Common Stock issued to the Forest Hill Entities at a price of $18.00 per share if, at any time prior to the Effective Date, the last sale price of the Common Stock is above $24.00 per share, subject to the Company obtaining the Consents. The Company's maximum potential obligation under the Put Right is $600.

      The January Shares were issued to the purchasers without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemptions from registration provided under 4(2) of the Act. The issuances did not involve any public offering; the Company made no solicitation in connection with the transactions other than communications with the purchasers; the Purchasers either received or had access to adequate information about the Company in order to make informed investment decisions; the Company reasonably believed that the purchasers were sophisticated within the meaning of Section 4(2) of the Act; and the January Shares were issued with restricted securities legends. No underwriting discounts or commissions were paid in conjunction with the issuances.

March Transactions

      On March 23, 2005,  MediaBay,  Inc. (the "Company") issued an aggregate of
(a) 35,900 shares (the "Offering Shares") of its Series D Convertible Preferred Stock (the "Series D Preferred") convertible into 10,878,712 shares of the Company's common stock, (b) 5,439,394 five-year common stock purchase warrants (the "Offering Warrants") and (c) preferred warrants (the "Over-Allotment Warrants" and, together with the Offering Shares and the Offering Warrants, the "Offering Securities") exercisable for a limited time, for additional proceeds to the Company of $8,975, to purchase (1) up to 8,975 additional shares of Series D Preferred (the "Additional Shares" and, together with the Offering Shares, the "Preferred Shares") and (2) up to 1,359,849 additional warrants identical to the Offering Warrants (the "Additional Warrants" and, together with the Offering Warrants, the "Warrants"), to accredited investors (the "Investors") for an aggregate purchase price of $35,900 (the "Financing").

      Immediately prior to the Financing, holders of a majority of the Company's voting securities approved by written consent (the "Shareholder Consent") (a) an amendment to the Articles of Incorporation of the Company, increasing the number of authorized shares of the common stock of the Company ("Common Stock") from 150,000,000 to 300,000,000, (b) a change of control which may occur as a result of the Financing, and (c) the Company's issuance, in connection with the transactions contemplated by the Financing documents, of Common Stock in excess of 19.99% of the number of shares of Common Stock outstanding immediately prior to the Financing.

      While such actions have been approved by a majority of the shareholders, the Company may not effect them until it satisfies certain information requirements to the shareholders of the Company not party to the Shareholder Consent. As a result, the Shareholder Consent will not be effective, and therefore no conversion of the Preferred Shares nor exercise of the Warrants or the Satellite Warrant above the Cap Amount can be effected until at least 20 calendar days after an information statement is sent or given to such shareholders. Until such time, the Investors have agreed not to convert or exercise their securities above their pro rata portion of the Cap Amount and Merriman has agreed not to exercise the Merriman Warrants.

      The Preferred Shares have a face value of $1,000 per share ("Stated Value") and are convertible at any time at the option of the holder into shares ("Conversion Shares") of common stock at the rate of $3.30 per Conversion Share, subject to certain anti-dilution adjustments, including for issuances of Common Stock for consideration below the conversion price. The Preferred Shares are also mandatorily convertible at the option of the Company, subject to its satisfaction of certain conditions, commencing 30 days following the later date to occur (the "Effective Date") of (a) the effective date of the Financing Registration Statement (defined below) and (b) the effective date of the Shareholder Consent. Under certain circumstances under the control of the Company, the holders will also have the right to require the Company to redeem their Preferred Shares at their Stated Value. Cumulative dividends will accrue on the Preferred Shares on an annualized basis in an amount equal to 6% of their Stated Value until they are converted or redeemed and will be payable quarterly in arrears, beginning April 1, 2005, in cash or, at the Company's option, subject to its satisfaction of certain conditions, in shares of Common Stock ("Dividend Shares") valued at 93% of the average of the daily volume weighted average per-share price of the Common Stock for the five trading days prior to the applicable payment date. The Preferred Shares are non-voting. Subject to certain exceptions for accounts receivable and equipment and capital lease financings, the Company may not incur additional indebtedness for borrowed money or issue additional securities that are senior to or pari passu to the Preferred Shares without the prior written consent of holders of at least 2/3rds of the Preferred Shares then outstanding.

      Each Warrant is exercisable to purchase one share of Common Stock (collectively, the "Warrant Shares"), at an exercise price of $3.36 per share for a period of five years commencing September 23, 2010, subject to certain anti-dilution adjustments, including for issuances of Common Stock for consideration below the exercise price. In addition, once exercisable, the Warrants permit cashless exercises during any period when the Warrant Shares are not covered by an effective resale registration statement.

      The Over-Allotment Warrants are exercisable until 90 days following the Effective Date for the purchase of Additional Shares and Additional Warrants, at an exercise price equal to the Stated Value of the Additional Shares purchased, with the purchase of each Additional Share including an Additional Warrant exercisable for a number of Warrant Shares equal to 50% of the Conversion Shares underlying such Additional Share.

      As part of the Financing, the Forest Hill Entities exchanged 1.8 million shares of Common Stock and 400,000 common stock warrants previously purchased by them from the Company in October 2004 for $900 of the Offering Securities. The
Forest Hill Entities also purchased $1,000 of the Offering Securities. The Company has agreed to include an additional 19,841 shares of Common Stock, as well as 8,333 shares of Common Stock underlying certain additional warrants, already beneficially owned and retained by Forest Hill Capital, for resale in the Financing Registration Statement. The Forest Entities also purchased 1,000 shares of the Offering Securities.

      In connection with the Financing, the Company also entered into an agreement (the "Herrick Agreement") with Norton Herrick, a principal shareholder of the Company, and Huntington Corporation, one of his affiliates and also a principal shareholder of the Company (collectively, the "Herrick Entities"), pursuant to which, concurrently with the Financing:

      o all $5,784 principal amount of the convertible notes of the Company owned by the Herrick Entities (the "Herrick Notes") and 10,684 of their shares of the Series A Convertible Preferred Stock of the Company ("Series A Preferred") were converted into an aggregate of approximately 2.03 million shares of Common Stock (the "Herrick Shares"), at their stated conversion rate of $3.36 per share;

      o the Company agreed to redeem the remaining 14,316 shares of Series A Preferred held by the Herrick Entities and all 43,527 of their shares of the Series C Convertible Preferred Stock of the Company (collectively, the "Redemption Securities") for $5,784, the aggregate stated capital of such shares, on the earlier of the effective date of the Shareholder Consent and June 1, 2005, and both the Redemption Securities and the redemption price were placed into escrow pending such date;

      o the Herrick Entities waived certain of their registration rights and the Company agreed to include the Herrick Shares for resale in the Financing Registration Statement, so long as such Herrick Shares are owned by the Herrick Entities and not otherwise transferred, including, but not limited to, in the Herrick Financing (as defined below); and

      o the Herrick Entities consented to the terms of the Financing and the agreements entered into in connection with the Financing, as the Company was required to obtain such consents pursuant to the terms of the Herrick Notes, the Series A Preferred and the Series C Preferred.

      o Herrick and Huntingdon also entered into a voting agreement and proxy with the Company pursuant to which they agreed not to take any action to contradict or negate the Shareholder Consent and gave the Company a proxy to vote their shares, at the direction of the Company's Board of Directors, until the Effective Date.

      o the Company entered into a registration rights agreement dated the date hereof with Herrick and Huntingdon in which the parties are granted "piggy-back" registration rights and, with respect to the shares of Common Stock issuable to Herrick and Huntingdon upon conversion of the Herrick Notes and Series A Preferred Stock, Herrick and Huntingdon are granted the same automatic registration rights as the Investors under the Registration Rights Agreement.

      o the Company also entered into another registration rights agreement dated March 23, 2005, with Herrick and Huntingdon in which the parties are granted "piggy-back" registration rights and, with respect to the shares of our common stock issuable to Herrick and Huntingdon upon exercise of the warrants held by Herrick and Huntingdon.

      The Company received $35,000 of gross proceeds (not including the securities exchanged by the Forest Entities for $900 of the purchase price) in the Financing. Merriman Curhan Ford & Co. ("Merriman") acted as a financial advisor with respect to certain of the investors in the Financing for which it received compensation from the Company of $2,625 plus a five-year warrant (the "Merriman Warrant") to purchase 1,193,182 shares of Common Stock at an exercise price of $3.36 per share commencing upon the effectiveness of the Shareholder Consent. Merriman also received a structuring fee from the Company with respect to the Financing in the amount of $175. In addition, the Company issued to Satellite Strategic Finance Associates, LLC, an investor in the Financing, a warrant (the "Satellite Warrant") to purchase 41,667 shares of Common Stock (identical to the Warrants), and reimbursed it $55 for expenses, for consulting services rendered by it in connection with the Financing.

      Concurrently with the Financing, the Company repaid from its net Financing proceeds, all of the principal and accrued and unpaid interest due on the Company's outstanding senior notes issued on April 28, 2004, in the aggregate amount of approximately $9,400. The Company will report an additional charge in the first quarter of 2005 to reflect the write-off of unamortized financing charges related to the repayment of this debt.

      The Company also paid to Norton Herrick and Huntingdon all accrued and unpaid interest dividends due to them in the amount $2, 271 and placed into escrow $5,784, such amounts to be used to redeem the portion of Series A Preferred Stock not converted and all of the Series C Preferred Stock on a date at least 20 days after an information statement is sent to all shareholders who did not initially vote on the transaction.

      Pro Forma Balance Sheet

THE  FOLLOWING  PRO  FORMA  BALANCE  SHEET  REFLECTS  THE  EFFECTS  OF THE MARCH
TRANSACTIONS:

                                 MEDIABAY, INC.
                                  CONSOLIDATED
                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                              PRE-TRANSACTION
                                                DECEMBER 31,                                                         PRO FORMA FOR
                                                   2004           Dr.                Dr.              Cr.             TRANSACTION
                       ASSETS                -----------------                                                       --------------
Current Assets:
     Cash and cash equivalents                  $   3,122     $   35,000   (1)                      (20,215)  (10)      $  17,907
     Accounts receivable, net                       1,285                                                                   1,285
     Inventory                                      1,530                                                                   1,530
     Prepaid expenses and other current assets        199                                                                     199
     Royalty advances                                 489                                                                     489
                                                ------------------------           ------          --------             ---------
     Total current assets                           6,625         35,000               --           (20,215)               21,410
 Fixed assets, net                                    243                                                                     243
 Other intangibles                                     50                                                                      50
 Goodwill                                           9,658                                                                   9,658
                                                ------------------------           ------          --------             ---------
                                                $  16,576     $   35,000               --          ($20,215)            $  31,361
                                                ========================           ======          ========             =========
        LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
     Accounts payable and accrued expenses      $   5,676                                                               $   5,676
     Current portion of long-term debt                200           (200)  (2)                                                  -
     Short-term debt, net                              29                                                                      29
                                                ------------------------           ------          --------             ---------
     Total current liabilities                      5,905           (200)              --                --                 5,705
 Long-term debt, net                                9,102         (9,200)  (2)                          738     (7)           640
Related party long-term debt
   including accrued interest                       7,750         (5,784)  (3)                                                 --
                                                                  (1,966)  (4)
                                                ------------------------           ------          --------             ---------
      Total liabilities                            22,757        (17,150)              --               738                 6,345
                                                ------------------------           ------          --------             ---------
 Preferred stock                                    6,873         (5,784)  (5)     (3,065) (8)       35,000     (1)        30,135
                                                                  (1,069)  (3)     (2,720) (9)          900     (6)
 Common stock                                     101,966           (900)  (6)                        5,784     (3)       107,919
                                                                                                      1,069     (3)
 Contributed capital                               17,682                                             2,720     (9)        20,402
 Accumulated deficit                             (132,702)          (738)  (7)                                           (133,440)
                                                ------------------------           ------          --------             ---------
 Total common stockholders' equity                 (6,181)        (8,491)          (5,785)           45,473                25,016
                                                ------------------------           ------          --------             ---------
                                                   16,576        (25,641)          (5,785)           46,211                31,361
                                                ========================           ======          ========             =========

Notes:

(1) Gives effect to the sale of $35 million in Series D preferred stock.
(2) Gives effect to the repayment of senior debt facility.
(3) Gives effect to the conversion of related party debt to common stock.
(4) Gives effect to the payment of accrued interest and dividends.
(5) Assumes redemption of preferred stock, which will occur on or before June 1, 2005.
(6) To record issuance of Series D Preferred Stock and warrants in exchange for common stock and warrants issued in October 2004.
(7) To record loss on early retirement of debt.
(8) Represents estimate of cash fees and expenses on the transaction.
(9) Represents value of warrants issued to investment bankers.
(10)Total amounts to be paid out in the transaction as follows:

          Repayment of senior debt facility              $      9,400
          Payment of accrued interest and dividends             1,966
          Payment of convertible preferred stock                5,784
          Payment of fees and expenses                          3,065(estimated)
                                                         ------------
                                                         $     20,215
                                                         ============

                                 MEDIABAY, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                                     (UNAUDITED)
                                                                                                       JUNE 30,      DECEMBER 31,
                                                                                                         2005            2004
                                                                                                      ----------      ----------
                                          ASSETS
Current Assets:
    Cash and cash equivalents .....................................................................   $   14,290      $    3,122
    Accounts receivable, net of allowances for sales returns and doubtful accounts of
       $1,980 and $2,708 at June 30, 2005 and December 31, 2004, respectively......................          876           1,285
    Inventory .....................................................................................        1,399           1,530
    Prepaid expenses and other current assets .....................................................          343             199
    Royalty advances ..............................................................................          390             489
                                                                                                      ----------      ----------
        Total current assets ......................................................................       17,298           6,625
Fixed assets, net .................................................................................          784             243
Other intangibles .................................................................................           46              50
Goodwill ..........................................................................................        9,658           9,658
                                                                                                      ----------      ----------
                                                                                                      $   27,786      $   16,576
                                                                                                      ==========      ==========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses .........................................................   $    5,998      $    5,361
    Accounts payable, related party ...............................................................           31             315
    Short-term debt, net of original issue discount of $53 at June 30, 2005 and December 31, 2004 .           31              29
    Preferred dividends payable ...................................................................          519              --
    Current portion of long-term debt .............................................................           --             200
                                                                                                      ----------      ----------
        Total current liabilities .................................................................        6,579           5,905
                                                                                                      ----------      ----------
Long-term debt, net of original issue discount of $140 and $908 at June 30, 2005 and
  December 31, 2004 ...............................................................................          621           9,102
Related party long-term debt including accrued interest ...........................................           --           7,750
                                                                                                      ----------      ----------
        Total liabilities .........................................................................        7,200          22,757
                                                                                                      ==========      ==========

Commitments and Contingencies .....................................................................           --              --

Preferred stock, no par value,  authorized 5,000,000 shares; no shares of Series
    A outstanding at June 30, 2005 and 25,000 shares of Series A outstanding at
    December 31, 2004; 200 shares of Series B issued and outstanding at June 30,
    2005 and December 31, 2004; no shares of Series C issued and outstanding at
    June 30, 2005 and 43,527 shares of Series C issued and outstanding at
    December 31, 2004; and 34,720 shares of Series D issued and outstanding at
    June 30, 2005 and no shares of Series D issued and outstanding at December 31, 2004 ...........       18,965           6,873

Common stock, no par value, authorized 300,000,000; issued and outstanding
    6,262,726 as of June 30, 2005 and 150,000,000 shares; issued and outstanding
    4,140,663 at December 31, 2004 ................................................................      108,985         101,966
Contributed capital ...............................................................................       47,522          17,682
Accumulated deficit ...............................................................................     (154,886)       (132,702)
                                                                                                      ----------      ----------
Total stockholders' equity (deficit) ..............................................................       20,586          (6,181)
                                                                                                      ----------      ----------
                                                                                                      $   27,786      $   16,576
                                                                                                      ==========      ==========

                                 MEDIABAY, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                      THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                            JUNE 30,                    JUNE 30,
                                                                            --------                    --------
                                                                       2005          2004          2005          2004
                                                                     --------      --------      --------      --------
Sales, net of returns, discounts and allowances of $615 and
       $1,430 and $1,387 and $5,043 for the three and six months
       ended June 30, 2005 and 2004, respectively                    $  2,272      $  4,801      $  5,625      $ 10,485
Cost of sales                                                           1,302         2,228         3,098         4,798
Cost of sales - strategic charges                                         305            --           305            --
                                                                     --------      --------      --------      --------
     Gross profit                                                         665         2,573         2,222         5,687
Expenses:
     Advertising and promotion                                            401         1,268           787         2,627
     General and administrative                                         2,013         1,515         3,588         3,473
     Termination charges                                                  697            --           697            --
     Depreciation and amortization                                         17            41            43            88
                                                                     --------      --------      --------      --------
         Operating loss                                                (2,463)         (251)       (2,893)         (501)
Interest (income)                                                         (62)           --           (75)
Interest expense                                                           16         6,745           626         7,599
Loss on early extinguishment of debt                                       --            --           579            --
                                                                     --------      --------      --------      --------
         Loss before income taxes                                      (2,417)       (6,996)       (4,023)       (8,100)
Income tax expense                                                         --            --            --            --
                                                                     --------      --------      --------      --------
         Net loss                                                      (2,417)       (6,996)       (4,023)       (8,100)
Dividends on preferred stock                                              533           115           738           179
Deemed dividend on beneficial conversion of
             Series D Preferred Stock                                      --            --        17,423            --
                                                                     ========      ========      ========      ========
         Net loss applicable to common shares                        $ (2,950)     $ (7,111)     $(22,184)     $ (8,279)
                                                                     ========      ========      ========      ========

Basic and diluted loss applicable to common shares
per common share:                                                    $   (.49)     $  (2.41)     $  (4.36)     $  (3.23)
                                                                     ========      ========      ========      ========

                                 MEDIABAY, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                     (UNAUDITED)
                                                                                               SIX MONTHS ENDED JUNE 30,
                                                                                                  2005           2004
                                                                                                --------      --------
Cash flows used in operating activities:
    Net loss applicable to common shares                                                        $(22,184)     $ (8,279)
    Adjustments to reconcile net loss to net cash provided by operating activities:
      Deemed dividend on beneficial conversion of
      Series D Preferred Stock                                                                    17,423            --
      Loss on extinguishment of debt                                                                 579         1,532
      Non-current accrued interest and dividends payable                                             306           728
      Amortization of deferred financing costs and original issue discount                           210           789
      Depreciation and amortization                                                                   43            88
      Payment of accrued dividends through issuance of common stock                                   14            --
      Amortization of deferred member acquisition costs                                               13         1,595
      Non-cash beneficial conversion charge included in interest expense                              --         3,991
      Expense of inducement to convert                                                                --           391
      Non-cash stock compensation                                                                     --            82
        Changes in asset and liability accounts, net of asset acquisition:
         Decrease in accounts receivable, net                                                        631         1,541
         Decrease (increase) in inventory                                                            132           (89)
         Increase in prepaid expenses                                                               (194)          (93)
         Decrease (increase) in royalty advances                                                      99          (756)
         Increase in deferred member acquisition costs                                                --          (243)
         Increase (decrease) in accounts payable,  accrued expenses and preferred dividends
         payable                                                                                     687        (4,985)
                                                                                                --------      --------
                  Net cash used in operating activities                                           (2,241)       (3,707)
                                                                                                --------      --------
Cash flows used in investing activities:
        Acquisition of fixed assets, including website development costs                            (580)          (67)
                                                                                                --------      --------
                  Net cash used in investing activities                                             (580)          (67)
                                                                                                --------      --------
Cash flows from financing activities:
        Net proceeds from issuance of preferred stock                                             31,528            --
        Proceeds from issuance of long-term debt                                                      --        13,500
        Proceeds from exercise of stock options                                                       --             1
        Payment of long-term debt                                                                (11,721)       (5,923)
        Redemption of Series A and Series C Preferred Stock                                       (5,789)
        Increase in deferred financing costs                                                         (29)       (2,033)
                                                                                                --------      --------
                  Net cash provided by financing activities                                       13,989         5,544
                                                                                                --------      --------
Net increase in cash and cash equivalents                                                         11,168         1,770
Cash and cash equivalents at beginning of period                                                   3,122           682
                                                                                                --------      --------
Cash and cash equivalents at end of period                                                      $ 14,290      $  2,452
                                                                                                ========      ========

See accompanying notes to condensed consolidated financial statements.

                                 MEDIABAY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

(1)   ORGANIZATION

      MediaBay, Inc. ("MediaBay" or "the Company") is a Florida corporation formed on August 16, 1993. The Company is a media, marketing and publishing company specializing in spoken audio entertainment. Today, the Company is a leading reseller of audiobooks on CD and cassettes from the nation's largest publishing houses via the Audio Book Club, a mail order and Internet based business. MediaBay is also a licensee and marketer of programs from the golden age of radio. These titles are sold in physical formats through a catalog focused on collectors, a mail order based continuity program, retail outlets and an on-line download subscription service. The Company's strategy consist of pursuing download opportunities through both an exclusive distribution agreement with Microsoft and the opportunity to offer its content to other websites; creating affinity opportunities which provide lower customer acquisition costs and higher profit potential; and exploiting its existing content and businesses.

(2)   SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

      The interim unaudited condensed consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements contained in its Annual Report on Form 10-K. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. On an ongoing basis management reviews its estimates based on current available information. Changes in facts and circumstances may result in revised estimates. In the opinion of management, the interim unaudited financial statements include all material adjustments, all of which are of a normal recurring nature, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods presented. The results for any interim period are not necessarily indicative of results for the entire year or any other interim period.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated.

Cash and Cash Equivalents

      Securities with maturities of three months or less when purchased are considered to be cash equivalents.

Fair Value of Financial Instruments

      The carrying amount of cash, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short maturity of those instruments.

      The fair value of long-term debt is estimated based on the interest rates currently available for borrowings with similar terms and maturities. The carrying value of the Company's long-term debt approximates fair value.

Inventory

      Inventory, consisting primarily of audiocassettes and compact discs held for resale, is valued at the lower of cost (weighted average cost method) or market.

Prepaid Expenses

      Prepaid expenses consist principally of deposits and other amounts being expensed over the period of benefit. All current prepaid expenses will be expensed over a period no greater than twelve months from the date of the Balance Sheet.

Deferred Member Acquisition Costs

      Promotional costs directed at current members are expensed on the date the promotional materials are mailed. The cost of any premiums, gifts or the discounted audiobooks in the promotional offer to new members is expensed as incurred. The Company accounts for direct response advertising for the acquisition of new members in accordance with AICPA Statement of Position 93-7, "Reporting on Advertising Costs" ("SOP 93-7"). SOP 93-7 states that the cost of direct response advertising (a) whose primary purpose is to elicit sales to customers who could be shown to have responded specifically to the advertising and (b) that results in probable future benefits should be reported as assets net of accumulated amortization.

      SOP 93-7 requires that the realizability of the amounts of direct-response advertising reported as assets should be evaluated at each balance sheet date by comparing the carrying amounts of the assets to their probable remaining future net revenues. At June 30, 2005, we had no direct-response advertising reported as assets, since we have determined that probable future benefits from any direct advertising we have incurred would not exceed the amounts expended.

Fixed Assets, Net

      Fixed assets, consisting primarily of furniture, leasehold improvements, computer equipment, and third-party web site development costs, are recorded at cost. Depreciation and amortization, which includes the amortization of equipment under capital leases, is provided by the straight-line method over the estimated useful life of three years (the lease term) for computer equipment and five years (the lease term) for sound equipment under capital leases, five years for equipment, seven years for furniture and fixtures, five years for leasehold improvements, and three years from the date the assets are put into service for Internet web site development costs. Ongoing maintenance and other recurring charges are expensed as incurred.

Other Intangibles, Net

      Intangible  assets,   principally  consisting  of  purchased  intellectual
property, which is reviewed for impairment on each reporting date, and non-compete agreements, which are being amortized over their contractual term.

Goodwill

      Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for using the purchase method of accounting. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", the Company ceased amortization of goodwill as of January 1, 2002. Goodwill is tested for impairment annually or when certain triggering events require such tests and are written down, with a resulting charge to operations, only in the period in which the recorded value of goodwill is more than its fair value.

Revenue Recognition

      During the six months ended June 30, 2005 and June 30, 2004, the Company derived its principal revenue through sales of audiobooks, classic radio shows and other spoken word audio products directly to consumers principally through direct mail and the Internet. The Company also sold classic radio shows to retailers either directly or through distributors. The Company derived additional revenue through rental of its proprietary database of names and addresses to non-competing third parties through list rental brokers. The Company also derived a small amount of revenue from advertisers included in its nationally syndicated classic radio shows. The Company recognizes sales to consumers, retailers and distributors upon shipment of merchandise. List rental revenue is recognized on notification by the list brokers of rental by a third party when the lists are rented. The Company recognizes advertising revenue upon notification of the airing of the advertisement by the media buying company representing the Company or directly from the broadcaster. Allowances for future returns are based upon historical experience and evaluation of current trends.

      Downloadable content revenue from the sale of individual content titles is recognized in the period when the content is downloaded and the customer's credit card is processed. Downloadable content revenue from the sale of downloadable content subscriptions is recognized pro rata over the term of the subscription period.

Shipping and Handling Revenue and Costs

      Amounts paid to the Company for shipping and handling by customers is included in sales. Amounts the Company incurs for shipping and handling costs are included in cost of sales. The Company recognizes shipping and handling revenue upon shipment of merchandise. Shipping and handling expenses are recognized on a monthly basis from invoices from the third party fulfillment houses, which provide the services.

Cost of Sales

      Cost of sales includes the following:

      o Product costs (including free audiobooks in the initial enrollment offer to prospective members)

      o     Royalties to  publishers  and  rightsholders

      o     Fulfillment costs, including shipping and handling

      o     Customer service

      o     Direct  response   billing,   collection  and  accounts   receivable
            management

Cooperative Advertising and Related Selling Expenses

      In accordance with EITF No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)", the Company classifies the cost of sales incentives as a reduction of net sales.

Bad Debt Expense

      The Company records an estimate of its anticipated bad debt expense based on historical experience.

General and Administrative Costs

      General and administrative costs include the following:

      o     Bad debt expense

      o     Payroll and related items

      o     Commissions

      o     Insurance

      o     Office expenses

      o     Telephone and postage

      o     Public and investor relations

      o     Dues and subscriptions

      o     Rent and utilities

      o     Travel and entertainment

      o     Bank charges

      o     Professional fees, principally legal and auditing fees

      o     Consulting

Stock-Based Compensation

      The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") was issued. SFAS 123, which prescribes the recognition of compensation expense based on the fair value of options on the grant date, allows companies to continue applying APB 25 if certain pro forma disclosures are made assuming a hypothetical fair value method application. In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS
123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The compensation cost will be measured based on the fair value of the equity or liability instruments issued. The Statement is effective as of the beginning of the first annual period beginning after June 15, 2005. Had compensation expense for the Company's stock options been recognized on the fair value on the grant date under SFAS 123, the Company's net loss and net loss per share for the three months ended March 31, 2005 and 2004 would have been as follows:

                                                                     THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                          JUNE 30,                   JUNE 30,
                                                                 ------------------------    ------------------------
                                                                     2005          2004          2005         2004
                                                                 ----------    ----------    ----------    ----------
Net loss applicable to common shares, as reported                  $  2,950      $  7,111      $ 22,184      $  8,279

Add:  Stock-based employee compensation expense included in
      reported net loss applicable to common shares, net of
      related tax effects                                                              --                          --

Deduct:  Total  stock-based employee compensation expense
      determined under fair value based method for all
      awards, net of related tax effects
                                                                       (720)         (660)         (755)       (1,943)
                                                                 ----------    ----------    ----------    ----------

Pro forma net loss applicable to common shares                     $  3,670      $  7,771      $ 22,939      $ 10,222
                                                                 ==========    ==========    ==========    ==========
Net loss per share

Basic and diluted - as reported                                    $   (.49)     $  (2.41)     $  (4.36)     $  (3.23)
                                                                 ==========    ==========    ==========    ==========
Basic and diluted - pro forma                                      $   (.61)     $  (2.64)     $  (4.51)     $  (3.99)
                                                                 ==========    ==========    ==========    ==========

      No dividend yield and the following assumptions were used in the pro forma calculation of compensation expense:

                                                              ASSUMED         RISK-FREE       FAIR VALUE
              DATE       NO. OF SHARES   EXERCISE PRICE     VOLATILITY      INTEREST RATE      PER SHARE
              ----      --------------   ---------------   ------------    --------------    ------------
FIRST SIX MONTHS 2004          550,000     $        5.88             97%             4.00%     $     3.54

FIRST SIX MONTHS 2005          801,667     $        3.54             41%             3.35%     $      .96

Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Royalties

      The Company is liable for royalties to licensors based upon revenue earned from the respective licensed product. The Company pays certain publishers and other rightsholders advances for rights to products. Royalties earned on the sale of the products are payable only in excess of the amount of the advance. Advances, which have not been recovered through earned royalties, are recorded as an asset. Advances not expected to be recovered through royalties on sales are charged to royalty expense.

Use of Estimates

      The  preparation  of financial  statements in accordance  with  accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on current available information. Changes in facts and circumstances may result in revised estimate.

Reclassifications

      Certain amounts relating to 2004 have been reclassified to conform to the current presentation.

(3)   GOODWILL AND OTHER INTANGIBLES

      Goodwill and indefinite-lived intangible assets are tested for impairment annually or when certain triggering events require such tests and are written down, with a resulting charge to operations, only in the period in which the recorded value of goodwill and indefinite-lived intangible assets is more than their fair value.

      The Company amortizes other intangible assets over their estimated useful lives. Amortization expense for other intangible assets was $4 and $20 for the six months ended June 30, 2005 and 2004, respectively. The Company estimates intangible amortization expenses of $8 in 2005:

      The following table presents details of Other Intangibles at June 30, 2005 and December 31, 2004:

                                  JUNE 30, 2005                   DECEMBER 31, 2004
                          ------------------------------   ------------------------------
                                    ACCUMULATED                      ACCUMULATED
                           COST    AMORTIZATION     NET     COST    AMORTIZATION    NET
                          ------   ------------   ------   ------   ------------   ------
Mailing Agreements        $  592   $        592   $   --   $  592   $        592   $   --
Customer Lists             4,380          4,380       --    4,380          4,380       --
Non-Compete Agreements       313            292       21      313            288       25
Other                         25             --       25       25             --       25
                          ------   ------------   ------   ------   ------------   ------
Total Other Intangibles   $5,310   $      5,264   $   46   $5,310   $      5,260   $   50
                          ======   ============   ======   ======   ============   ======

      Goodwill of $9,658 as of June 30, 2005 and December 31, 2004 is attributable to the Company's Radio Spirits business. The Company conducted its annual impairment test for 2004 in January 2005, utilizing the services of an independent appraiser, and its annual impairment tests for 2003 in October 2003, neither of which resulted in an impairment loss. Any future impairment losses incurred will be reported in operating results.

(4)   DEBT

                                                              AS OF
                                                      JUNE 30,      DECEMBER 31,
                                                       2005             2004
                                                    -----------    --------------

Credit agreement, senior secured debt,
     net of original issue discount                 $        --    $        8,661
Premier debt, net of original issue discount                652               670
Related party notes and related accrued interest,
     net of original issue discount                          --             7,750
                                                    -----------    --------------
Total debt                                                  652            17,081
         Less: current portion                              (31)             (229)
                                                    -----------    --------------
Long-term debt                                      $       621    $       16,852
                                                    ===========    ==============

March Payment and Conversion of Debt

      On March 23, 2005, the Company completed the March Financing described below.

      Concurrently with the March Financing, the Company repaid from the net proceeds all of the principal and accrued and unpaid interest due on the Company's outstanding senior notes issued on April 28, 2004, in the aggregate amount of approximately $9,400. The Company reported a charge in the first quarter of 2005 of $579 to reflect the write-off of unamortized financing charges related to the repayment of this debt.

      Also in connection with the March Financing, the Company entered into an agreement (the "Herrick Agreement") with the Herrick Entities, described below (the "Herrick Agreement"). Pursuant to the Herrick Agreement, concurrently with the Financing, among other actions, all $5,784 principal amount of the convertible notes of the Company owned by the Herrick Entities were converted into an aggregate of approximately 1.71 million shares of Common Stock, at their stated conversion rate of $3.36 per share.

      The Company also paid to Norton Herrick and Huntingdon all accrued and unpaid interest dividends due to them in the amount $2,271.

(5)   STOCKHOLDERS' EQUITY AND STOCK OPTIONS AND WARRANTS

      The  following   table  presents   information   regarding  the  Company's
outstanding preferred stock at June 30, 2005 and December 31, 2004:

                                                    AS OF
                                            JUNE 30,     DECEMBER 31,
                                             2005            2004
                                          ----------   --------------
Series A Convertible Preferred Stock      $       --   $        2,500
Series B Convertible Preferred Stock              20               20
Series C Convertible Preferred Stock              --            4,353
Series D Convertible  Preferred  Stock,
  total outstanding at June 30, 2005
  $34,720, net of cash fees and
  expenses of  $3,359; value ascribed
  to investors' and advisors'
  warrants of $12,416                         18,945               --
                                          ----------   --------------
Total Preferred Stock                     $   18,965   $        6,873
                                          ==========   ==============

March 2005 Sale of Series D Convertible Preferred Stock and Warrants

      On March 21, 2005, the Company agreed to issue an aggregate of (a) 35,900 shares (the "Offering Shares") of its Series D Convertible Preferred Stock (the "Series D Preferred") convertible into 10,878,712 shares of the Company's common stock, (b) 5,439,394 five-year common stock purchase warrants (the "Offering Warrants"), valued at $10,852 using an accepted valuation method and (c)
preferred warrants (the "Over-Allotment Warrants" and, together with the Offering Shares and the Offering Warrants, the "Offering Securities") exercisable for a limited time, for additional proceeds to the Company of $8,975, to purchase (1) up to 8,975 additional shares of Series D Preferred (the "Additional Shares" and, together with the Offering Shares, the "Preferred Shares") and (2) up to 1,359,849 additional warrants identical to the Offering Warrants (the "Additional Warrants" and, together with the Offering Warrants, the "Warrants"), to accredited investors (the "Investors") for an aggregate purchase price of $35,900 (the "Financing").

      Immediately prior to the Financing, holders of a majority of the Company's voting securities approved by written consent (the "Shareholder Consent") (a) an amendment to the Articles of Incorporation of the Company, increasing the number of authorized shares of the common stock of the Company ("Common Stock") from 150,000,000 to 300,000,000, (b) a change of control which may occur as a result of the Financing, and (c) the Company's issuance, in connection with the transactions contemplated by the Financing documents, of Common Stock in excess of 19.99% of the number of shares of Common Stock outstanding immediately prior to the Financing.

      While such actions were approved by a majority of the shareholders prior to the Financing, the Company was not permitted to effect them until it satisfied certain information requirements to the shareholders of the Company not party to the Shareholder Consent. As a result, the Shareholder Consent did not become effective until May 3, 2005.

      The Preferred Shares have a face value of $1,000 per share ("Stated Value") and are convertible at any time at the option of the holder into shares ("Conversion Shares") of common stock at the rate of $0.55 per Conversion Share, subject to certain anti-dilution adjustments, including for issuances of Common Stock for consideration below the conversion price. The Preferred Shares are also mandatorily convertible at the option of the Company, subject to its satisfaction of certain conditions, commencing June 10, 2005, which is 30 days after May 11, 2005, the effective date of the registration statement registering the shares underlying the Series D Preferred Stock. Under certain circumstances under the control of the Company, the holders will also have the right to require the Company to redeem their Preferred Shares at their Stated Value. Cumulative dividends will accrue on the Preferred Shares on an annualized basis in an amount equal to 6% of their Stated Value until they are converted or redeemed and will be payable quarterly in arrears, beginning April 1, 2005, in cash or, at the Company's option, subject to its satisfaction of certain conditions, in shares of Common Stock ("Dividend Shares") valued at 93% of the average of the daily volume weighted average per-share price of the Common Stock for the five trading days prior to the applicable payment date. The Preferred Shares are non-voting. Subject to certain exceptions for accounts receivable and equipment and capital lease financings, the Company may not incur additional indebtedness for borrowed money or issue additional securities that are senior to or pari passu to the Preferred Shares without the prior written consent of holders of at least 2/3rds of the Preferred Shares then outstanding.

      Each Warrant is exercisable to purchase one share of Common Stock (collectively, the "Warrant Shares"), at an exercise price of $3.36 per share for a period of five years commencing September 23, 2005, subject to certain anti-dilution adjustments, including for issuances of Common Stock for consideration below the exercise price. In addition, once exercisable, the Warrants permit cashless exercises during any period when the Warrant Shares are not covered by an effective resale registration statement.

      The Over-Allotment Warrants are exercisable until August 9, 2005 for the purchase of Additional Shares and Additional Warrants, at an exercise price equal to the Stated Value of the Additional Shares purchased, with the purchase of each Additional Share including an Additional Warrant exercisable for a number of Warrant Shares equal to 50% of the Conversion Shares underlying such Additional Share.

      As part of the Financing, the Forest Hill Select Fund L.P. and related entities (the "Forest Hill Entities") exchanged 300,000 shares of Common Stock and 66,667 common stock warrants previously purchased by them from the Company in October 2004 for $900 of the Offering Securities. The Forest Hill Entities also purchased $1,000 of the Offering Securities. The Company included an additional 119,048 shares of Common Stock, as well as 50,000 shares of Common Stock underlying certain additional warrants, already beneficially owned and retained by Forest Hill Capital, for resale in the registration statement declared effective May 11, 2005.

      In connection with the Financing, the Company also entered into an agreement with Norton Herrick and certain of his affiliates (the "Herrick Entities") pursuant to which, concurrently with the Financing:

      o all $5,784 principal amount of the convertible notes of the Company owned by the Herrick Entities (the "Herrick Notes") and 10,684 of their shares of the Series A Convertible Preferred Stock of the Company ("Series A Preferred") were converted into an aggregate of approximately 2.03 million shares of Common Stock (the "Herrick Shares"), at their stated conversion rate of $3.36 per share;

      o the Company agreed to redeem the remaining 14,316 shares of Series A Preferred held by the Herrick Entities and all 43,527 of their shares of the Series C Convertible Preferred Stock of the Company (collectively, the "Redemption Securities") for $5,784, the aggregate stated capital of such shares, on the earlier of the effective date of the Shareholder Consent (May 3, 2005);

      o the Herrick Entities waived certain of their registration rights and the Company agreed to include the Herrick Shares for resale in the registration statement declared effective May 11, 2005 so long as such Herrick Shares are owned by the Herrick Entities and not otherwise transferred, including, but not limited to, in the Herrick Financing (as defined below); and

      o the Herrick Entities consented to the terms of the Financing and the agreements entered into in connection with the Financing, as the Company was required to obtain such consents pursuant to the terms of the Herrick Notes, the Series A Preferred and the Series C Preferred.

      o Herrick and Huntingdon also entered into a voting agreement and proxy with the Company pursuant to which they agreed not to take any action to contradict or negate the Shareholder Consent.

      o the Company entered into a registration rights agreement dated the date hereof with Herrick and Huntingdon in which the parties are granted "piggy-back" registration rights and, with respect to the shares of Common Stock issuable to Herrick and Huntingdon upon conversion of the Herrick Notes and Series A Preferred Stock, Herrick and Huntingdon are granted the same automatic registration rights as the Investors under the Registration Rights Agreement.

      o the Company also entered into another registration rights agreement dated March 23, 2005, with Herrick and Huntingdon in which the parties are granted "piggy-back" registration rights and, with respect to the shares of our common stock issuable to Herrick and Huntingdon upon exercise of the warrants held by Herrick and Huntingdon.

      The Company received $35,000 of gross proceeds (not including the securities exchanged by the Forest Hill Entities for $900 of the purchase price) in the Financing. Merriman Curhan Ford & Co. ("Merriman") acted as a financial advisor with respect to certain of the investors in the Financing for which it received compensation from the Company of $2,625 plus a five-year warrant (the "Merriman Warrant") to purchase 1,193,181 shares of Common Stock at an exercise price of $4.14 per share commencing upon May 3, 2005, the effective date of the Shareholder Consent. Merriman also received a structuring fee from the Company with respect to the Financing in the amount of $175. In addition, the Company issued to Satellite Strategic Finance Associates, LLC and Satellite Strategic Finance Partners, Ltd., investors in the Financing, warrants to purchase an aggregate of 41,667 shares of Common Stock (identical to the Warrants), and reimbursed them $55 for expenses, for consulting services rendered by it in connection with the Financing. The Company incurred cash fees and expenses including fees paid to advisors of $3,472. Warrants issued to advisors were valued at $1,986 using an accepted valuation method.

      The Preferred Shares are convertible at any time at the option of the holder into shares ("Conversion Shares") of common stock at the rate of $3.30 per Conversion Share and each Warrant is exercisable to purchase one share of Common Stock (collectively, the "Warrant Shares"), at an exercise price of $3.36 per share. The market price for the Company's common stock at March 21, 2005 was $4.14. The Company recorded as dividends an amount of $17,423 to reflect the value of the deemed dividend for beneficial conversion feature of Series D Preferred Stock.

      As of June 30, 2005, 1,180 shares of Series D Preferred Stock plus accrued dividends and warrants thereon were converted into 361,700 shares of common stock.

Stock Options and Warrants

      From January 1, 2005 to June 30, 2005, the Company issued options to purchase 80,1667 shares of its common stock to employees, officers, directors and consultants under its stock incentive plans. From January 1, 2005 to June 30, 2005, options to purchase 62,280 shares of its common stock were either cancelled or expired. The Company issued non-plan warrants to purchase 6,674,243 shares of its common stock in connection with the Financing described above. During the six months ended June 30, 2005, the Company cancelled non-plan warrants to purchase 76,667 shares of its common stock.

(6)   COST OF GOODS SOLD - STRATEGIC CHARGES

      In the second quarter of 2005, the Company changed its negative option book club and converted to a business selling audiobooks and other audio entertainment without a negative option requirement. The Company has moved its warehouse and fulfillment operations to a facility which also provides products and accordingly the Company has changed from licensing and manufacturing many of its audiobook titles to buying on a wholesale basis and accordingly has recorded a $305 write-down of royalty advances to what the Company believes is net realizable value at June 30, 2005.

(7)   SUPPLEMENTAL CASH FLOW INFORMATION

      No cash has been expended for income taxes for the six months ended June 30, 2005 and 2004. Cash paid for interest expense was $2,015 and $536 for the six months ended June 30, 2005 and 2004, respectively.

      The Company had the following non-cash activities for the six months ended June 30, 2005:

                                                                     2005
                                                                    ------
Conversions of subordinated notes into common stock .............    5,784
Conversion of preferred shares into common stock ................    1,707
Conversion of common shares and warrants into preferred stock and
     warrants sold in the Financing .............................      900
Issuance of warrants in connection with the Financing ...........   12,838

(8)   NET LOSS PER SHARE OF COMMON STOCK

      Basic (loss) earnings per share was computed using the weighted average number of common shares outstanding for the three and six months ended June 30, 2005 of 5,983,773 and 5,083,994, respectively and for the three and six months ended June 30, 2004 of 2,948,742 and 2,562,701.

      For the three months ended June 30, 2005 common equivalent shares which were not included in the computation of diluted loss per share because they would have been anti-dilutive were 146,653 common equivalent shares, as calculated under the treasury stock method and 11,344,760 common equivalent shares relating to convertible subordinated debt and convertible preferred stock calculated under the "if-converted method". Dividends on the convertible preferred stock added back to net income applicable to common stockholders would have been $533 for the three months ended June 30, 2005.

      For the six months ended June 30, 2005 common equivalent shares which were not included in the computation of diluted loss per share because they would have been anti-dilutive were 1,299,400 common equivalent shares, as calculated under the treasury stock method and 7,587,804 common equivalent shares relating to convertible subordinated debt and convertible preferred stock calculated under the "if-converted method". Interest expense and dividends on the convertible subordinated debt and convertible preferred stock added back to net income applicable to common stockholders would have been $893 for the six months ended June 30, 2005.

      For the three months ended June 30, 2004 common equivalent shares which were not included in the computation of diluted loss per share because they would have been anti-dilutive were 370 common equivalent shares, as calculated under the treasury stock method and 3,557,152 common equivalent shares relating to convertible subordinated debt and convertible preferred stock calculated under the "if-converted method". Interest expense and dividends on the convertible subordinated debt and convertible preferred stock added back to net income applicable to common stockholders would have been $378 for the three months ended June 30, 2004.

      For the six months ended June 30, 2004 common equivalent shares which were not included in the computation of diluted loss per share because they would have been anti-dilutive were 109,096 common equivalent shares, as calculated under the treasury stock method and 3,540,070 common equivalent shares relating to convertible subordinated debt and convertible preferred stock calculated under the "if-converted method". Interest expense and dividends on the convertible subordinated debt and convertible preferred stock added back to net income applicable to common stockholders would have been $786 for the six months ended June 30, 2004.

      The Company's Board of Directors and shareholders approved a one for six reverse stock split effective October 25, 2005. All references in the financial statements and notes thereto to the number of shares outstanding, per share amounts, and stock option, warrant and convertible security data relating to the Company's common shares have been restated to reflect the effect of the stock split for all periods presented.

(9)   SEGMENT REPORTING

      For 2005 and 2004, the Company has divided its operations into four reportable segments: Corporate; Audio Book Club ("ABC") a business selling audiobooks via direct mail and on the Internet; Radio Spirits ("RSI") which produces, sells, licenses and syndicates old-time radio programs and MediaBay.com a media portal offering spoken word audio content in secure digital download formats. Segment operating income is total segment revenue reduced by operating expenses identifiable with that business segment. Corporate includes general corporate administrative costs, professional fees, interest expenses and amortization of acquisition related costs. The Company evaluates performance and allocates resources among its three operating segments based on operating income and opportunities for growth. Inter-segment sales are recorded at prevailing sales prices.

SEGMENT REPORTING
THREE MONTHS ENDED JUNE 30, 2005

                                                Corporate       ABC        RSI       Mbay.com    Inter-segment     Total
                                                ---------    --------    --------    --------    -------------    --------
Sales, net of returns, discounts and            $      --    $  1,322    $    906    $     44    $          --    $  2,272
allowances
Operating (loss) profit before depreciation
and amortization                                   (1,672)       (367)       (261)       (150)               4      (2,446)
Depreciation and amortization                           2          10           5          --               --          17
Interest (income)                                     (62)                                                             (62)
Interest expense                                       16          --          --          --               --          16
Dividends on preferred stock                          533          --          --          --               --         533
Net income (loss) applicable to common             (2,161)       (377)       (266)       (150)               4      (2,950)
shares
Total assets                                           --      14,690      13,133           9              (46)     27,786
Acquisition of fixed assets                            --         404          --          --               --         404

THREE MONTHS ENDED JUNE 30, 2004
                                                Corporate       ABC        RSI      Mbay.com    Inter-segment     Total
                                                ---------    --------    --------   --------    -------------    --------
Sales, net of returns, discounts and            $      --    $  3,339    $  1,421   $     54    $         (13)   $  4,801
allowances
Operating (loss) profit before depreciation
and amortization                                     (334)        (60)        280        (96)              --        (210)
Depreciation and amortization                           6          26           9         --               --          41
Interest expense                                    6,744          --           1         --               --       6,745
Dividends on preferred stock                          115          --          --         --               --         115
Net income (loss) applicable to common             (7,199)        (86)        270        (96)              --      (7,111)
shares
Total assets                                           --      22,859      13,799          3              (71)     36,590
Acquisition of fixed assets                            --          20          --         --               --          20

SIX MONTHS ENDED JUNE 30, 2005

                                                Corporate       ABC        RSI       Mbay.com    Inter-segment     Total
                                                ---------    --------    --------    --------    -------------    --------
Sales, net of returns, discounts and            $      --    $  3,562    $  1,972    $     91    $          --    $  5,625
allowances
Operating (loss) profit before depreciation
and amortization                                   (2,208)       (170)       (207)       (274)               9      (2,850)
Depreciation and amortization                           4          25          14          --               --          43
Interest (income)                                     (75)         --          --          --               --         (75)
Interest expense                                      626          --          --          --               --         626
Loss on early retirement of debt                      579          --          --          --               --         579
Dividends on preferred stock                          738          --          --          --               --         738
Deemed dividend on beneficial conversion of
Series D Preferred Stock                           17,423          --          --          --               --      17,423
Net income (loss) applicable to common shares     (21,503)       (195)       (221)       (274)               9     (22,184)
Total assets                                           --      14,690      13,133           9              (46)     27,786
Acquisition of fixed assets                            --         580          --          --               --         580


SIX MONTHS ENDED JUNE 30, 2004
                                                Corporate       ABC        RSI       Mbay.com    Inter-segment      Total
                                                ---------    --------    --------    --------    -------------    --------
Sales, net of returns, discounts and            $      --    $  7,065    $  3,361    $    106    $         (47)   $ 10,485
allowances
Operating (loss) profit before depreciation
and amortization                                     (842)       (126)        771        (216)              --        (413)
Depreciation and amortization                          19          50          19          --               --          88
Interest expense                                    7,596          --           3          --               --       7,599
Dividends on preferred stock                          179          --          --          --               --         179
Net income (loss) applicable to common shares      (8,636)       (176)        749        (216)              --      (8,279)
Total assets                                           --      22,859      13,799           3              (71)     36,590
Acquisition of fixed assets                            --          58           9          --               --          67

(10)  RECENT ACCOUNTING PRONOUNCEMENTS

CONSOLIDATION OF VARIABLE INTEREST ENTITIES

      In March 2005, the FASB issued Staff Position (FSP) No. FIN 46(R)-5, Implicit Variable Interests under FASB Interpretation No. 46 (revised December
2003), Consolidation of Variable Interest Entities. This FSP clarifies that when applying the variable interest consolidation model, a reporting enterprise should consider whether it holds an implicit variable interest in a variable interest entity (VIE) or potential VIE when specific conditions exist. FSP No. FIN 46(R)-5 is effective as of April 1, 2005. The Company does not anticipate an impact from the adoption of this statement.

Share-Based Payment

      In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The compensation cost will be measured based on the fair value of the equity or liability instruments issued. The Statement is effective as of the beginning of the first annual period beginning after June 15, 2005. Beginning in January 2006, the value of all options granted by the Company will be recorded as compensation expense and will be reported as general and administrative expense. Currently, the value of options granted to officers and directors at or above market at the date of the grant are not recorded as expenses by the Company. We do not yet know the impact that any future share-based payment transactions will have on our financial position or results of operations.

Inventory Costs

      In November 2004, the FASB issued SFAS No. 151, "Inventory Costs." SFAS 151 amends ARB No. 43, "Inventory Pricing", to clarify the accounting for certain costs as period expense. The Statement is effective for fiscal years beginning after June 15, 2005; however, early adoption of this Statement is permitted. The Company does not anticipate an impact from the adoption of this statement.

Accounting Changes and Error Corrections

      In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections--A Replacement of APB Opinion No. 20 and FASB Statement No. 3". This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement does not change the guidance for reporting the correction of an error in previously issued financial statements or a change in accounting estimate. The provisions of this Statement shall be effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company is not able to assess at this time the future impact of this Statement on its consolidated financial position or results of operations.

(11)  RELATED PARTY TRANSACTIONS

      In addition to the transactions described above with the Herrick Entities and the Forest Hill entities, as of June 30, 2005, the Company owed to Norton Herrick, and his affiliates $31 for reimbursement of certain expenses and services incurred in prior years. From January 1, 2005 through June 30, 2005, the Company paid Herrick a total of $284, and has agreed to pay Herrick the remaining $31 on August 1, 2005.

(12)  SUBSEQUENT EVENTS

Stock Options

      From July 1, 2005 to August 11, 2005 options to purchase 10,000 shares of MediaBay common stock were cancelled or expired.

      From July 1, 2005 to August 11, 2005, 13,657 shares of Series D Preferred Stock and related dividends were converted into 4,159,892 shares of MediaBay common stock under the terms of the Series D Preferred Stock.

      On August 9, 2005, the period to exercise warrants to purchase additional shares of the Series D Preferred Stock granted to the investors in the March sale of Series D Convertible Preferred Stock was extended to November 9, 2005.

         We have not authorized any dealer, sales person or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.


                                TABLE OF CONTENTS
                                         Page
PROSPECTUS SUMMARY........................1
RISK FACTORS..............................2
SPECIAL INFORMATION REGARDING
FORWARD-LOOKING STATEMENTS................11
USE OF PROCEEDS...........................11
PRICE RANGE OF COMMON STOCK...............12
DIVIDEND POLICY...........................12
SELECTED FINANCIAL DATA...................12
MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.................15
QUANTITATIVE AND QUALITATIVE
DISCLOSURES OF MARKET RISK................42
BUSINESS..................................43
LEGAL PROCEEDINGS.........................56
PRINCIPAL STOCKHOLDERS....................56
CERTAIN TRANSACTIONS......................58
SELLING SECURITYHOLDER....................62
DESCRIPTION OF CAPITAL STOCK..............63
PLAN OF DISTRIBUTION......................65
INDEMNIFICATION...........................66
LEGAL MATTERS.............................66
EXPERTS...................................66
WHERE YOU CAN FIND INFORMATION............66
INDEX TO FINANCIAL STATEMENTS.............F-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant:

SEC registration fee...................................................  $391.00

Legal fees and expenses*............................................. $30,000.00

Accounting fees and expenses*........................................ $20,000.00

Miscellaneous*........................................................ $5,000.00

Total*..............................................................  $55,391.00

---------------------------
 * Estimated+

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Florida Business Corporation Act (the "Florida Act") contains provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Articles of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to the Registrant or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where such director breaches a duty. The Company's Articles of Incorporation and By-Laws provide that the Company shall indemnify, and upon request shall advance expenses to, its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of the Company shall be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or
(iv) a violation of a criminal law. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

      Our company has entered into indemnification agreements with certain employees, officers and consultants. Pursuant to the terms of the indemnity agreements, our company has agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of our company and certain expenses related thereto. Provided however, that the employee, officer or consultant shall reimburse our company for such amounts if the such individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to such indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act of 1993, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

FISCAL YEAR 2002

      In January 2002, we issued 25,000 shares of preferred stock with a liquidation value of $2,500,000 to a principal stockholder in exchange for a $2,500,000 principal amount convertible note.

      On February 22, 2002, a principal stockholder, purchased a $500,000 principal amount convertible senior promissory note (the "$500,000 Note"). The note is convertible into shares of our common stock at the rate of $10.92 of principal and/or interest per share. This note was issued in consideration of cancellation of a $0.5 million loan made to us by the principal stockholder.

      In May 2002, an unaffiliated third-party holder of our subordinated debt converted $1.0 million principal amount of its convertible note into 33,333 shares of our common stock.

      During the three months ended June 30, 2002, we granted warrants to purchase a total of 16,667 shares of our common stock to a consultant. The fair value of $36, computed using accepted option-pricing model, has been included in prepaid expenses and contributed capital and is being amortized to expense over the period of service. The warrants vest one year from grant date and have an exercise period of three years from date of vesting. Exercise prices range from $24.00 to $42.00 per share.

      During the three months ended June 30, 2002, we issued 1,042 shares of our common stock to consultants under consulting agreements and a total of 11,500 shares of common stock were issued as result of the exercise of options and warrants in the second quarter of 2002, resulting in proceeds to us of $212,000.

      During the three months ended September 30, 2002, we issued warrants and options to purchase 6,667 shares of our common stock at an weighted average exercise price of $26.64 per share to officers, employees and consultants. The options vest at various times and have exercise periods ranging from one to five years. Certain of the warrants also include limitations on exercise based on stock price and trading volumes.

      On October 3, 2002, $1.0 million advanced to us was by a principal stockholder was converted into a $1.0 convertible promissory note (the "$1.0 Million Convertible Note"). The $1.0 Million Convertible Note bore interest at the prime rate plus 2 1/2 %, was convertible into shares of our common stock at a rate of $12.00 per share and was due September 30, 2007, provided that the holder was permitted to make a demand for repayment after our then existing credit facility was repaid. In connection with the transaction, we issued to the principal stockholder a ten-year warrant to purchase 44,667 shares of common stock at an exercise price of $12.00 per share (the "Initial Warrant").

      On October 10, 2002, we issued to a principal stockholder an additional $150,000 principal amount convertible promissory note to a principal stockholder (the "$150,000 Note"). The $150,000 Note is convertible into shares of common stock at a rate of $12.00 per share. The remaining terms of the $150,000 Note are similar to those of the $1.0 Million Note. Warrants to purchase 6,250 of shares of common stock at an exercise price of $12.00 were also issued to the principal stockholder. The remaining terms of this warrant are similar to those of the Initial Warrant.

      On November 15, 2002, we issued to a principal stockholder an additional $350,000 principal amount convertible promissory note (the "$350,000 Note"). The $350,000 Note is convertible into shares of common stock at a rate of $7.50 per share. The remaining terms of the $350,000 Note are similar to those of the $1.0 Million Note. At the time of the loan, warrants to purchase 23,333 of shares of common stock at an exercise price of $7.50 were also issued to the principal stockholder. The remaining terms of this warrant are similar to those of the Initial Warrant.

      The foregoing securities were issued in private transactions pursuant to an exemption from the registration requirement offered by Section 4(2) of the Securities Act of 1933.

FISCAL YEAR 2003

      On May 7, 2003, we sold 3,350 shares of a newly created Series B Convertible Preferred Stock (the "Series B Stock") with a liquidation preference of $100 per share for $335,000 to accredited investors. The Series B Stock was convertible into shares of common stock at a conversion rate equal to a fraction, (i) the numerator of which is equal to the number of Series B Stock times $100 plus accrued and unpaid dividends though the date of conversion and
(ii) the denominator is the $4.62, the closing sale price of our stock on May 6, 2003.

      From January 1, 2003 to September 30, 2003, we issued warrants to purchase 15,000 shares of our common stock to a former employee and consultant at prices ranging from $9.00 to $18.00 per share as part of non-competition agreements.

      On July 31, 2003, a director exercised options to purchase 50,000 shares of our common stock at an exercise price of $3.00 per share pursuant to an Option Agreement dated November 23, 2001. The options were exercised on a "cash-less" basis and the closing stock price on July 31, 2001 was $4.68, accordingly, we issued to the director a certificate for 17,949 shares of our common stock.

      In August 2003 we granted a consultant a warrant to purchase 2,222 shares of common stock for services rendered valued at $7,000.

      In October 2003 we granted a consultant a warrant to purchase 2,564 shares of common stock for services rendered valued at $7,000.

      On October 1, 2003, we issued to investors, five year warrants to purchase 44,375 shares of our common stock at an exercise price of $4.80. We also agreed to issue the investors warrants to purchase an additional 44,375 shares of common stock on April 1, 2004.

      The foregoing securities were issued in private transactions pursuant to an exemption from the registration requirement offered by Section 4(2) of the Securities Act of 1933.

FISCAL YEAR 2004

      On January 29, 2004, we issued $4.0 million aggregate principal amount of convertible promissory notes (the "Notes") and warrants to purchase 392,158 shares of common stock (the "Investor Warrants") to 13 institutional and accredited investors (the "Note Offering"). The Notes were due on the earlier of
(i) April 30, 2005, (ii) such date on or after July 1, 2004 at such time as all of our indebtedness under our then existing credit facility was either repaid our assets or the purchase by a single entity, person or group of affiliated entities or persons of 50% of our voting stock. The notes bore interest at the rate of 6%, increasing to 9% on April 28, 2004 and 18% on July 27, 2004. In connection with the financing, we issued to a placement agent, warrants to purchase 40,833 shares of common stock. The warrants are exercisable until January 28, 2009 at an exercise price of $7.68 per share.

      In addition, 1,333 shares of our common stock at $.60 were exercised during the three months ended March 31, 2004.

      The foregoing securities were issued in private transactions pursuant to an exemption from the registration requirement offered by Rule 506 promulgated under the Securities Act of 1933.

      On April 12, 2004, 888,889 shares of common stock were issued upon the automatic conversion of $4.0 million aggregate principal amount of the Notes. In addition, 10,815 shares of common stock were issued upon conversion of accrued interest on the Notes in the amount of $49,000. These securities were issued pursuant to an exemption from the registration requirements offered by Section 3(a)(9) of the Securities Act of 1933.

      In addition, on April 12, 2004, we issued to a placement agent additional warrants to purchase 83,481 shares of common stock as partial consideration for its services as placement agent in a January 2004 financing. The warrants are exercisable until January 28, 2009 at an exercise price of $7.68 per share. These securities were issued in private transactions pursuant to an exemption from the registration requirements offered by Section 4(2) of, and Rule 506 promulgated under, the Securities Act of 1933.

      On May 25, 2004, a principal shareholder and his affiliate exchanged the principal of the $500,000 Note, the $1.0 Million Convertible Note, the $150,000 Note and the $350,000 Note, plus accrued and unpaid interest and dividends owed to the Principal Shareholder into an aggregate of 43,527 shares of Series C Preferred Stock, with a liquidation preference of $100 per share, convertible into (i) an aggregate of 930,064 shares of common stock at an effective conversion price of $4.68, and (ii) warrants to purchase an aggregate of 1,860,128 shares of common stock. The warrants are exercisable until April 28, 2014 at an exercise price of $3.18. The foregoing securities were issued in private transactions pursuant to an exemption from the registration requirement offered by Section 4(2) of the Securities Act of 1933.

      In February 2004, we also issued 1,333 shares of common stock, upon exercise of options at an exercise price of $.60 per share. The securities were issued pursuant to an exemption from the registration requirements offered by
Section 4(2) of the Securities Act of 1933.

      On October 11, 2004, we entered into a Securities Purchase Agreement (the "October Agreement") pursuant to which it issued to the purchasers thereunder an aggregate of 300,000 shares (the "Shares") of the our common stock and warrants to purchase 66,667 shares of common stock (the "Warrants"). The purchasers paid an aggregate purchase price of $900,000 for the Shares and Warrants. Each Warrant is exercisable to purchase one share of our common stock at an exercise price of $4.98 per share during the five (5)-year period commencing on October 11, 2004. The Shares and Warrants were issued in private transactions pursuant to an exemption from the registration requirement offered by Section 4(2) of the Securities Act of 1933.

      In November 2004 we granted a consultant a warrant to purchase 4,167 shares of common stock for services rendered valued at $17,000.

FISCAL YEAR 2005

      On February 8, 2005, we entered into a letter agreement further amending the October Agreement, pursuant to which the October Agreement was amended to extend the date by which the Company shall file a registration statement covering the securities issued to the purchasers pursuant to the October Agreement (the "Registration Statement") to May 1, 2005 (the "Extension"). As consideration for the Extension, we issued to the purchasers an aggregate of 19,841 shares of our Common Stock (the "February Shares"), based on the last sale price of the common stock on February 8, 2005 of $5.04. If the last sale price of the Common Stock on the date the Registration Statement is declared effective by the Securities and Exchange Commission (the "Effective Date") is below $4.50, we are required to pay to the purchasers an aggregate of $250,000 less the value of the February Shares on the Effective Date in cash or in shares of common stock, at the purchasers' option, subject to us obtaining the necessary consents, approvals, votes and waivers required (i) under our existing credit agreement and outstanding indebtedness in effect on February 8, 2005 and
(ii) from the holders of the existing series of our preferred stock (the "Consents"). We also granted the purchasers the right (the "Put Right") to require us to purchase an aggregate of 33,333 shares of the common stock issued to the purchasers at a price of $18.00 per share if, at any time prior to the Effective Date, the last sale price of the common stock is above $24.00 per share, subject to us obtaining the Consents. Our maximum potential obligation under the Put Right is $600,000.

      The February Shares were issued to the purchasers without registration under the Act in reliance upon the exemptions from registration provided under 4(2) of the Act.

      On March 21, 2005, we issued an aggregate of (a) 35,900 shares (the "Offering Shares") of our Series D Convertible Preferred Stock (the "Series D Preferred"), (b) 5,439,394 five-year common stock purchase warrants (the "Offering Warrants") and (c) preferred warrants (the "Over-Allotment Warrants" and, together with the Offering Shares and the Offering Warrants, the "Offering Securities") exercisable for a limited time, for additional proceeds to us of $8.975 million, to purchase (1) up to 8,975 additional shares of Series D Preferred (the "Additional Shares" and, together with the Offering Shares, the "Preferred Shares") and (2) up to 1,359,849 additional warrants identical to the Offering Warrants (the "Additional Warrants" and, together with the Offering Warrants, the "Warrants"), to accredited investors (the "Investors") for an aggregate purchase price of $35.9 million (the "Financing").

      Each Warrant is exercisable to purchase one share of common stock (collectively, the "Warrant Shares"), at an exercise price of $3.36 per share for a period of five years commencing September 21, 2005, subject to certain anti-dilution adjustments, including for issuances of common stock for consideration below the exercise price. In addition, once exercisable, the Warrants permit cashless exercises during any period when the Warrant Shares are not covered by an effective resale registration statement.

      As part of the Financing, certain affiliates of one of our principal shareholders exchanged 300,000 shares of common stock and 66,667 common stock warrants previously purchased by them from us in October 2004 for $900,000 of the Offering Securities. We have agreed to include an additional 19,841 shares of common stock, as well as 50,000 shares of Common Stock underlying certain additional warrants, already beneficially owned and retained by a principal stockholder, for resale in the Financing Registration Statement.

      Prior to the Financing, on March 19, 2005, we entered into an agreement with a principal stockholder and one of his affiliates who was also one of our principal stockholders, pursuant to which:


            (a) all $5.784 million principal amount of our convertible notes owned by a principal stockholder and one of his affiliates and 10,684 of their shares of our Series A Convertible Preferred Stock ("Series A Preferred") were converted as of that date into an aggregate of approximately 2 million shares of Common Stock, at their stated conversion rate of $3.36 per share; and

            (b) we agreed to redeem the remaining 14,316 shares of Series A Preferred held by a principal stockholder and one of his affiliates and all 43,527 of their shares of our Series C Convertible Preferred Stock (collectively, the "Redemption Securities") for $5.8 million, the aggregate stated capital of such shares, on the earlier of the effective date of the shareholder consent and June 1, 2005, and both the Redemption Securities and the redemption price were placed into escrow pending such date.

      In addition, concurrently with the Financing, the a principal stockholder and one of his affiliates sold 1,515,152 shares of common stock and 757,576 common stock purchase warrants to several purchasers in a private sale for $5 million.

      In addition, a financial advisor with respect to certain of the investors in the Financing received compensation from us of $2,625,000 plus a five-year warrant to purchase 1,193182 shares of common stock at an exercise price of $3.36 per share commencing upon the effectiveness of the shareholder consent. In addition, we issued an investor in the Financing, a warrant to purchase 41,667 shares of common stock (identical to the Warrants).

      The Offering Securities and the warrants described in the preceding paragraph were issued in the Financing without registration under the Securities Act of 1933, as amended, in reliance upon the exemptions from registration provided under Section 4(2) of the Act and Regulation D promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)   Exhibits

        Exhibit
        Number                 Description
        ------                 -----------

         3.1      Restated Articles of Incorporation of the Registrant. (1)

         3.2      Articles of Amendment to Articles of Incorporation. (3)

         3.3      Articles of Amendment to Articles of Incorporation. (4)

         3.4 Articles of Amendment to Articles of Incorporation of the Registrant filed with the Department of State of the State of Florida on January 18, 2002. (7)

         3.5 Articles of Amendment to Articles of Incorporation of the Registrant filed with the Department of State of the State of Florida on May 7, 2003. (9)

         3.6      Amended and Restated By-Laws of the Registrant. (8)

         3.7 Amendment to the Articles of Incorporation of MediaBay, Inc. regarding the designation of the Series D Preferred Stock.
                  (14)

         3.8 Articles of Amendment to the Articles of Incorporation of MediaBay, Inc. filed May 3, 2005. (18)

         5 Opinion of Blank Rome LLP as to the legality of the securities being registered.

         10.1     1997 Stock Option Plan. (1)

         10.2     1999 Stock Incentive Plan. (2)

         10.3     2000 Stock Incentive Plan. (5)

         10.4     2001 Stock Incentive Plan. (6)

         10.5     2004 Stock Incentive Plan. (13)

         10.6 Form of 2004 Stock Incentive Plan Non-Qualified Stock Option Agreement for Officers. (16)

         10.7 Form of 2004 Stock Incentive Plan Non-Qualified Stock Option Agreement for Directors. (16)

         10.8 Letter Agreement between the Registrant and Norton Herrick entered into in November 2002. (10)

         10.9 Indemnification Agreement dated as of November 15, 2002 between the Registrant, MEH Consulting Services. Inc. and Michael Herrick. (8)

         10.10 Indemnification Agreement dated as of November 15, 2002 between the Registrant and Norton Herrick. (8)

         10.11 Termination Agreement dated as of March 8, 2004 among XNH Consulting Services, Inc., the Registrant and Norton Herrick.
                  (11)

         10.12 Employment Agreement between the Registrant and Jeffrey Dittus dated June 6, 2005. (14)

         10.13 Employment Agreement between the Registrant and Joseph Rosetti dated June 6, 2005. (14)

         10.14 Employment Agreement between the Registrant and John Levy dated June 6, 2005. (14)

         10.15 Employment Agreement between the Registrant and Robert Toro dated June 6, 2005. (14)

         10.16 Amendment No. 1 dated July 5, 2005 to Employment Agreement between the Registrant and Jeffery Dittus dated June 6, 2005.
                  (15)

         10.17 Employment Agreement between the Registrant and Patricia Campbell dated April 1, 2005 (effective April 4, 2005. (17)

         10.18 Employment Agreement between the Registrant and Howard Herrick dated October 30, 2002. (21)

         10.19 Option Agreement dated as of April 4, 2005 between the Company and Jeffrey Dittus. (19)

         10.20 Option Agreement dated as of April 4, 2005 between the Company and Joseph Rosetti. (19)

         10.21 Option Agreement dated as of April 4, 2005 between the Company and Robert Toro. (19)

         10.22 Option Agreement dated as of April 4, 2005 between the Company and Patricia Campbell. (19)

         10.23 Option Agreement dated as of April 4, 2005 between the Company and Daniel Altobello. (19)

         10.24 Option Agreement dated as of April 4, 2005 between the Company and Richard Berman. (19)

         10.25 Option Agreement dated as of April 4, 2005 between the Company and Paul Neuwirth. (19)

         10.26 Option Agreement dated as of April 4, 2005 between the Company and Stephen Yarvis. (19)

         10.27 Severance and Consulting Agreement between the Company and John Levy. (19)

         10.28    Approval of Bonus Payable to Robert Toro. (19)

         10.29 Letter Agreement among the Registrant and the Forest Hill Entities dated February 8, 2005. (20)

         10.30 Registration Rights Agreement dated March 21, 2005 by and among MediaBay, Inc. and each of the investors whose names appear on the signature pages thereof. (14)

         10.31 Registration Rights Agreement dated March 21, 2005 by and between MediaBay, Inc. and Goldman, Sachs & Co. (14)

         10.32 Registration Rights Agreement (No. 1) dated March 19, 2005 by and among MediaBay, Inc., Norton Herrick and Huntingdon Corporation. (14)

         10.33 Registration Rights Agreement (No. 2) dated March 19, 2005 by and among MediaBay, Inc., Norton Herrick and Huntingdon Corporation. (14)

         10.34 Securities Purchase Agreement dated March 21, 2005 by and among MediaBay, Inc., Satellite Strategic Finance Associates, LLC and the other institutional investors whose names appear on the signature pages thereof, including exhibits and schedules thereto. (14)

         10.35 Form of Warrant issued to each Investor pursuant to the Securities Purchase Agreement. (14)

         10.36 Form of Preferred Warrant issued to each Investor pursuant to the Securities Purchase Agreement. (14)

         10.37    Form  of  Warrant  issued  to  Satellite   Strategic   Finance
                  Associates, LLC. (14)

         10.38    Form of Warrant issued to Merriman Curhan Ford & Co. (14)

         10.39 Form of Key Employee Agreement dated March 21, 2005 between MediaBay, Inc. and each of Jeffrey A. Dittus and Joseph Rosetti. (14)

         10.40    Form of Voting Agreement and Proxy dated March 21, 2005 by and
                  among   MediaBay,   Inc.,   Norton   Herrick  and   Huntingdon
                  Corporation. (14)

         10.41 Agreement dated March 19, 2005 by and among MediaBay, Inc., Norton Herrick and Huntingdon Corporation. (14)

         10.42 Letter Agreement dated March 21, 2005 by and among MediaBay, Inc., Forest Hill Select Offshore Ltd., Forest Hill Select Fund, L.P. and Lone Oak Partners L.P. (14)

         10.43 Form of Letter Agreement between MediaBay, Inc. and each of Stephen Yarvis, Paul Ehrlich, Paul Neuwirth and Richard Berman. (14)

         21.1     Subsidiaries of the Company. (11)

         23.1     Consent of Amper Politziner & Mattia, P.C.

         23.2     Consent of Deloitte & Touche LLP

         23.3     Consent of Blank Rome LLP included in opinion filed as Exhibit
                  5

         24.1 Power of Attorney, included in the signature page of this Registration Statement

--------------------------------------------------------------------------------

(1) Incorporated by reference to the applicable exhibit contained in our Registration Statement on Form SB-2 (file no. 333-30665) effective October 22, 1997.

(2) Incorporated by reference to the applicable exhibit contained in our Definitive Proxy Statement dated February 23, 1999.

(3) Incorporated by reference to the applicable exhibit contained in our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1999.

(4) Incorporated by reference to the applicable exhibit contained in our Registration Statement on Form SB-2 (file no. 333-95793) effective March 14, 2000.

(5) Incorporated by reference to the applicable exhibit contained in our Definitive Proxy Statement dated May 23, 2000.

(6) Incorporated by reference to the applicable exhibit contained in our proxy statement dated September 21, 2001.

(7) Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K for the reportable event dated January 18, 2002.

(8) Incorporated by reference to the applicable exhibit contained in our Annual Report on Form 10-K for the year ended December 31, 2002.

(9) Incorporated by reference to the applicable exhibit contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003.

(10) Incorporated by reference to Exhibit 10.32 contained in our Annual Report on Form 10-K for the year ended December 31, 2002.

(11) Incorporated by reference to the applicable exhibit contained in our Annual Report on Form 10-K for the year ended December 31, 2003.

(12) Incorporated by reference to the applicable exhibit contained in our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004.

(13) Incorporated by reference to the applicable exhibit contained in our Definitive Proxy Statement dated November 16, 2004.

(14) Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K for the reportable event dated June 10, 2005.

(15) Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K for the reportable event dated July 7, 2005.

(16) Incorporated by reference to the applicable exhibit contained in our Current Report on Form 10-Q for the quarterly period ended June 30, 2005.

(17) Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K for the reportable event dated April 7, 2005.

(18) Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K for the reportable event dated May 3, 2005.

(19) Incorporated by reference to the applicable exhibit contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005.

(20) Incorporated by reference to the applicable exhibit contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(21) Incorporated by reference to the applicable exhibit contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002.

      (b)   Financial Statement Schedules

            Schedule II - Valuation and Qualifying Accounts

      Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.


ITEM 17. UNDERTAKINGS.

      (a)   The undersigned Registrant hereby undertakes to:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (b)   Insofar  as  indemnification   for  liabilities  arising  under  the
            Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the Town of Cedar Knolls, State of New Jersey, on the 4th day of November 2005.


                           MEDIABAY, INC.

                           By:  /s/ Robert Toro
                                ------------------------------------------------
                                    Robert Toro, Chief Financial Officer and
                                    Senior Vice President of Finance

      Each person whose signature appears below hereby authorizes each of Jeffrey Dittus and Robert Toro or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates indicated:


Signature                                    Title                                                  Date
---------                                    -----                                                  ----
/s/ Joseph R. Rosetti                    Director and Chairman                                      November 4, 2005
------------------------------------
Joseph R. Rosetti


/s/ Jeffrey Dittus                       Director and Chief Executive Officer (Principal            November 4, 2005
------------------------------------     Executive Officer)
Jeffrey Dittus


/s/ Robert Toro                          Chief Financial Officer and Senior Vice President of       November 4, 2005
------------------------------------     Finance
Robert Toro


/s/ Daniel Altobello                     Director                                                   November 4, 2005
------------------------------------
Daniel Altobello


/s/ Richard Berman                       Director                                                   November 4, 2005
------------------------------------
Richard Berman


/s/ Robert B. Montgomery                 Director                                                   November 4, 2005
------------------------------------
Robert B. Montgomery


/s/ Marshall C. Phelps                   Director                                                   November 4, 2005
------------------------------------
Marshall C. Phelps


/s/ Carl U.J. Rossetti                   Director                                                   November 4, 2005
------------------------------------
Carl U.J. Rossetti

                                 SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                     FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                              BALANCE                          WRITE-OFFS
                                            BEGINNING OF     AMOUNTS CHARGED     AMOUNTS      AGAINST       BALANCE END
                                              PERIOD          TO NET INCOME      ACQUIRED     RESERVES       OF PERIOD
                                          ---------------   -----------------  ----------   ------------  --------------
 Allowances for sales returns and
  doubtful accounts:
 Year Ended December 31, 2004                $   4,446            6,192             --          7,930            2,708
 Year Ended December 31, 2003                $   5,325           20,900             --         21,779            4,446
 Year Ended December 31, 2002                $   4,539           18,793             --         18,007            5,325

 Valuation allowance for Federal
  and State deferred tax assets
 Year Ended December 31, 2004                 $ 23,826           14,753          6,361             --           44,940
 Year Ended December 31, 2003                 $ 21,911            1,471             --            446           23,826
 Year Ended December 31, 2002                 $ 20,563              550             --            798           21,911

                                  EXHIBIT INDEX

        Exhibit
        Number                           Description
        ------                           -----------

         3.1      Restated Articles of Incorporation of the Registrant. (1)

         3.2      Articles of Amendment to Articles of Incorporation. (3)

         3.3      Articles of Amendment to Articles of Incorporation. (4)

         3.4 Articles of Amendment to Articles of Incorporation of the Registrant filed with the Department of State of the State of Florida on January 18, 2002. (7)

         3.5 Articles of Amendment to Articles of Incorporation of the Registrant filed with the Department of State of the State of Florida on May 7, 2003. (9)

         3.6      Amended and Restated By-Laws of the Registrant. (8)

         3.7 Amendment to the Articles of Incorporation of MediaBay, Inc. regarding the designation of the Series D Preferred Stock.
                  (14)

         3.8 Articles of Amendment to the Articles of Incorporation of MediaBay, Inc. filed May 3, 2005. (18)

         5 Opinion of Blank Rome LLP as to the legality of the securities being registered.

         10.1     1997 Stock Option Plan. (1)

         10.2     1999 Stock Incentive Plan. (2)

         10.3     2000 Stock Incentive Plan. (5)

         10.4     2001 Stock Incentive Plan. (6)

         10.5     2004 Stock Incentive Plan. (13)

         10.6 Form of 2004 Stock Incentive Plan Non-Qualified Stock Option Agreement for Officers. (16)

         10.7 Form of 2004 Stock Incentive Plan Non-Qualified Stock Option Agreement for Directors. (16)

         10.8 Letter Agreement between the Registrant and Norton Herrick entered into in November 2002. (10)

         10.9 Indemnification Agreement dated as of November 15, 2002 between the Registrant, MEH Consulting Services. Inc. and Michael Herrick. (8)

         10.10 Indemnification Agreement dated as of November 15, 2002 between the Registrant and Norton Herrick. (8)

         10.11 Termination Agreement dated as of March 8, 2004 among XNH Consulting Services, Inc., the Registrant and Norton Herrick.
                  (11)

         10.12 Employment Agreement between the Registrant and Jeffrey Dittus dated June 6, 2005. (14)

         10.13 Employment Agreement between the Registrant and Joseph Rosetti dated June 6, 2005. (14)

         10.14 Employment Agreement between the Registrant and John Levy dated June 6, 2005. (14)

         10.15 Employment Agreement between the Registrant and Robert Toro dated June 6, 2005. (14)

         10.16 Amendment No. 1 dated July 5, 2005 to Employment Agreement between the Registrant and Jeffery Dittus dated June 6, 2005.
                  (15)

         10.17 Employment Agreement between the Registrant and Patricia Campbell dated April 1, 2005 (effective April 4, 2005. (17)

         10.18 Employment Agreement between the Registrant and Howard Herrick dated October 30, 2002. (21)

         10.19 Option Agreement dated as of April 4, 2005 between the Company and Jeffrey Dittus. (19)

         10.20 Option Agreement dated as of April 4, 2005 between the Company and Joseph Rosetti. (19)

         10.21 Option Agreement dated as of April 4, 2005 between the Company and Robert Toro. (19)

         10.22 Option Agreement dated as of April 4, 2005 between the Company and Patricia Campbell. (19)

         10.23 Option Agreement dated as of April 4, 2005 between the Company and Daniel Altobello. (19)

         10.24 Option Agreement dated as of April 4, 2005 between the Company and Richard Berman. (19)

         10.25 Option Agreement dated as of April 4, 2005 between the Company and Paul Neuwirth. (19)

         10.26 Option Agreement dated as of April 4, 2005 between the Company and Stephen Yarvis. (19)

         10.27 Severance and Consulting Agreement between the Company and John Levy. (19)

         10.28    Approval of Bonus Payable to Robert Toro. (19)

         10.29 Letter Agreement among the Registrant and the Forest Hill Entities dated February 8, 2005. (20)

         10.30 Registration Rights Agreement dated March 21, 2005 by and among MediaBay, Inc. and each of the investors whose names appear on the signature pages thereof. (14)

         10.31 Registration Rights Agreement dated March 21, 2005 by and between MediaBay, Inc. and Goldman, Sachs & Co. (14)

         10.32 Registration Rights Agreement (No. 1) dated March 19, 2005 by and among MediaBay, Inc., Norton Herrick and Huntingdon Corporation. (14)

         10.33 Registration Rights Agreement (No. 2) dated March 19, 2005 by and among MediaBay, Inc., Norton Herrick and Huntingdon Corporation. (14)

         10.34 Securities Purchase Agreement dated March 21, 2005 by and among MediaBay, Inc., Satellite Strategic Finance Associates, LLC and the other institutional investors whose names appear on the signature pages thereof, including exhibits and schedules thereto. (14)

         10.35 Form of Warrant issued to each Investor pursuant to the Securities Purchase Agreement. (14)

         10.36 Form of Preferred Warrant issued to each Investor pursuant to the Securities Purchase Agreement. (14)

         10.37    Form  of  Warrant  issued  to  Satellite   Strategic   Finance
                  Associates, LLC. (14)

         10.38    Form of Warrant issued to Merriman Curhan Ford & Co. (14)

         10.39 Form of Key Employee Agreement dated March 21, 2005 between MediaBay, Inc. and each of Jeffrey A. Dittus and Joseph Rosetti. (14)

         10.40    Form of Voting Agreement and Proxy dated March 21, 2005 by and
                  among   MediaBay,   Inc.,   Norton   Herrick  and   Huntingdon
                  Corporation. (14)

         10.41 Agreement dated March 19, 2005 by and among MediaBay, Inc., Norton Herrick and Huntingdon Corporation. (14)

         10.42 Letter Agreement dated March 21, 2005 by and among MediaBay, Inc., Forest Hill Select Offshore Ltd., Forest Hill Select Fund, L.P. and Lone Oak Partners L.P. (14)

         10.43 Form of Letter Agreement between MediaBay, Inc. and each of Stephen Yarvis, Paul Ehrlich, Paul Neuwirth and Richard Berman. (14)

         21.2     Subsidiaries of the Company. (11)

         23.1     Consent of Amper Politziner & Mattia, P.C.

         23.2     Consent of Deloitte & Touche LLP

         23.3     Consent of Blank Rome LLP included in opinion filed as Exhibit
                  5

         24.2 Power of Attorney, included in the signature page of this Registration Statement

--------------------------------------------------------------------------------

(1) Incorporated by reference to the applicable exhibit contained in our Registration Statement on Form SB-2 (file no. 333-30665) effective October 22, 1997.

(2) Incorporated by reference to the applicable exhibit contained in our Definitive Proxy Statement dated February 23, 1999.

(3) Incorporated by reference to the applicable exhibit contained in our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1999.

(4) Incorporated by reference to the applicable exhibit contained in our Registration Statement on Form SB-2 (file no. 333-95793) effective March 14, 2000.

(5) Incorporated by reference to the applicable exhibit contained in our Definitive Proxy Statement dated May 23, 2000.

(6) Incorporated by reference to the applicable exhibit contained in our proxy statement dated September 21, 2001.

(7) Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K for the reportable event dated January 18, 2002.

(8) Incorporated by reference to the applicable exhibit contained in our Annual Report on Form 10-K for the year ended December 31, 2002.

(9) Incorporated by reference to the applicable exhibit contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003.

(10) Incorporated by reference to Exhibit 10.32 contained in our Annual Report on Form 10-K for the year ended December 31, 2002.

(11) Incorporated by reference to the applicable exhibit contained in our Annual Report on Form 10-K for the year ended December 31, 2003.

(12) Incorporated by reference to the applicable exhibit contained in our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004.

(13) Incorporated by reference to the applicable exhibit contained in our Definitive Proxy Statement dated November 16, 2004.

(14) Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K for the reportable event dated June 10, 2005.

(15) Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K for the reportable event dated July 7, 2005.

(16) Incorporated by reference to the applicable exhibit contained in our Current Report on Form 10-Q for the quarterly period ended June 30, 2005.

(17) Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K for the reportable event dated April 7, 2005.

(18) Incorporated by reference to the applicable exhibit contained in our Current Report on Form 8-K for the reportable event dated May 3, 2005.

(19) Incorporated by reference to the applicable exhibit contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005.

(20) Incorporated by reference to the applicable exhibit contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(21) Incorporated by reference to the applicable exhibit contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002.